     As filed with the Securities and Exchange Commission on April 18, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933

                                ---------------
                           MARKETFIRST SOFTWARE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

      Delaware                       7372                         77-0436821
  (State or Other
   Jurisdiction of       (Primary Standard Industrial          (I.R.S. Employer
  Incorporation or
    Organization)           Classification Number)            Identification No.)

                                ---------------
                                485 Clyde Avenue
                        Mountain View, California 94043
                                 (650) 691-6200
               (Address, Including Zip Code and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                ---------------
                                Peter R. Tierney
                     President and Chief Executive Officer
                                485 Clyde Avenue
                        Mountain View, California 94043
                                 (650) 691-6200
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)

                                ---------------
                                   Copies to:

               John D. Hudson, Esq.                             Tracy K. Edmonson, Esq.
                Paul A. Rowe, Esq.                                Tad J. Freese, Esq.
              Hewitt & McGuire, LLP                            Deborah J. Kawamura, Esq.
        19900 MacArthur Blvd., Suite 1050                           Latham & Watkins
             Irvine, California 92612                      505 Montgomery Street, Suite 1900
                  (949) 798-0500                            San Francisco, California 94111
                                                                     (415) 391-0600

                                ---------------
        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

                                ---------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                              Proposed Maximum
           Title of Each Class of            Aggregate Offering    Amount of
        Securities to be Registered               Price(1)      Registration Fee
--------------------------------------------------------------------------------
Common Stock, $.001 par value..............     $57,500,000         $15,180
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by US federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION -- APRIL 18, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus

     , 2000

                               [MARKETFIRST LOGO]


                                Shares of Common Stock

--------------------------------------------------------------------------------

    MarketFirst Software,
    Inc.:

    . We provide a
      comprehensive
      e-marketing solution
      that enables
      organizations to
      execute interactive
      marketing campaigns
      over the Internet.

    . MarketFirst
      Software, Inc. 485
      Clyde Avenue
      Mountain View, CA
      94043 (650) 691-6200

    Proposed Symbol and
    Market:

    . MKTF/Nasdaq National
      Market

The Offering:

 . We are offering
   shares of our common
   stock.

 . The underwriters
   have an option to
   purchase an
   additional
   shares from us to
   cover over-
   allotments.

 . This is our initial
   public offering of
   common stock.

 . We plan to use the
   net proceeds from
   this offering for
   working capital and
   other general
   corporate purposes.

 . Closing:         ,
   2000.

    -----------------------------------------------

                               Per Share Total
    ------------------------------------------
     Public offering price:         $     $
     Underwriting fees:
     Proceeds to MarketFirst:
    ------------------------------------------

     This investment involves risk. See "Risk Factors" beginning on page 7.

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette
               Dain Rauscher Wessels
                                   SG Cowen
                                           DLJdirect Inc.

Description of Inside Front Cover:

This page contains a picture of a sphere with a section removed, showing several layers of the sphere to its core. An arrow with the label "Professional Services" points to the outer layer of the sphere. An arrow with the label "Application Hosting" points to next inner layer of the sphere. An arrow with the label "eMarketing Blueprints" points to the next inner layer of the sphere. An arrow with the label "e-marketing Platform" points to the core of the sphere, which also contains the three rainbow lines of the MarketFirst logo. There is also a smaller sphere overlapping the main sphere. The smaller sphere is labeled "myMarketFirst.com." The page has the MarketFirst logo in the upper left corner and the label "eMarketing for eBusiness TM" in the upper right corner. Below the graphics is the following text:

"MarketFirst's comprehensive e-marketing solution is comprised of the following offerings:

Our e-marketing software platform is at the core of our solution and provides an interactive design environment to define, execute and launch automated Internet-based marketing campaigns. eMarketing Blueprints are pre-built e-marketing campaign templates based on marketing best practices. MarketFirst's professional services include our hosted application services and e-marketing consulting services which manage the integration of technology and enable customers to focus on the maximum use of e-marketing campaigns to achieve desired results.

myMarketFirst.com is a destination site where new customers can test MarketFirst's e-marketing solutions through trial or pay-per-use campaigns."

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               TABLE OF CONTENTS

                                                                          Page
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Special Note Regarding Forward- Looking Statements.......................  17
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  21

                                                                            Page
Business ..................................................................  29
Management ................................................................  42
Certain Transactions ......................................................  54
Principal Stockholders ....................................................  56
Description of Capital Stock ..............................................  58
Shares Eligible for Future Sale ...........................................  61
Underwriting ..............................................................  63
Legal Matters .............................................................  66
Experts....................................................................  66
Additional Information.....................................................  66
Index to Financial Statements.............................................. F-1

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our financial statements and the related notes appearing elsewhere in this prospectus.

                           MarketFirst Software, Inc.

  We are a leading provider of a comprehensive hosted e-marketing solution that enables organizations to execute interactive marketing campaigns over the Internet. Our solution, an integrated offering of comprehensive hosted e-marketing software and strategic e-marketing consulting services, enables organizations to design, execute and measure the effectiveness of e-marketing campaigns that combine innovative on-line and proven marketing strategies and tactics. We believe our integrated solution helps our customers rapidly capture market share and build stronger customer relationships.

  The growth of on-line commerce is generating tremendous competition for on-line market share and on-line customers. Businesses are spending large amounts of money to build web sites and on-line business operations that will attract customers, to advertise those web sites and on-line businesses and effectively position them in the marketplace, to generate customer orders and revenues from on-line traffic and to retain existing on-line customers. At the same time, marketing is shifting from off-line one-directional mass marketing programs to interactive, dynamic and personalized on-line marketing tactics and strategies, often referred to as "e-marketing."

  In addition, an increasing number of organizations are leveraging the Internet to outsource the management of business applications through hosted services. In a hosted environment, the network and hardware infrastructures are provided by a third party at a central, off-site location, and the software applications are accessed remotely through web browsers. We believe that e-marketing represents a significant hosted application market opportunity. A hosted e-marketing solution can allow organizations to more quickly capture market opportunities, a critical differentiator in today's competitive on-line markets. In addition, marketing departments are often overwhelmed by the demands and growth of on-line commerce and welcome a solution that requires minimal initial personnel and capital resource commitments.

  Our comprehensive e-marketing solution is comprised of four core components: an e-marketing software platform; software templates for e-marketing campaigns called eMarketing Blueprints; a hosted service; and strategic e-marketing consulting and implementation services. We believe our solution enables organizations to:

  . Accelerate "Time-to-Value." Our solution helps our customers quickly launch effective e-marketing campaigns to capture new market opportunities.

  . Focus on e-Marketing. By providing a hosted service, we allow our customers to focus on creating more effective, innovative and targeted marketing messages and campaigns.

  . Implement High Quality e-Marketing Campaigns. We believe the knowledge and experience of our consulting organization can assist our customers in designing and implementing more effective e-marketing campaigns.

  . Improve Personalized Interactive Relationships. Our solution allows organizations to personalize their e-marketing campaigns based on authorized information generated through on-line interaction with their customers or prospects.

  . Centralize e-Marketing Control. With our solution, an organization's marketing campaigns can be centrally managed through its web site.

  . Analyze Real-time e-Marketing Performance and Feedback. Our solution provides important and timely insight on the effectiveness of e-marketing campaigns.

  We offer our comprehensive e-marketing solution as a hosted service or as a traditional software license and through our destination site, myMarketFirst.com. We have over 30 customers, including such recognized industry leaders as General Electric Company, GTE, NorthPoint Communications, Quantum Corporation and Rhythms NetConnections. We primarily utilize a direct sales force to market our products and services in the United States. We have sales offices in Mountain View, California; Seal Beach, California; Bellevue, Washington; Dallas, Texas; Atlanta, Georgia; Natick, Massachusetts; and Iselin, New Jersey.

  Our objective is to become the leading provider of comprehensive hosted e-marketing software solutions. The key elements of our strategy include capitalizing on our leading market position, leveraging the growing demand for hosted applications, expanding our strategic e-marketing consulting services, developing key strategic partnerships, targeting international markets, and utilizing myMarketFirst.com as an education and distribution channel.

                            Acquisition of FusionDM

  In April 2000, we entered into an agreement to acquire Times Direct Marketing, Inc., also known as FusionDM, a direct marketing consulting agency. FusionDM represents a new breed of marketing professional services that combines Internet technology services with traditional marketing services such as strategic consulting, creative services, media planning and database marketing. We believe these services will complement our hosted e-marketing solution and provide us with new sales and marketing opportunities. At the same time, we believe our solution will provide new service offerings for the customer base of FusionDM. We believe the expected acquisition of FusionDM will augment our e-marketing campaign design and execution expertise and enhance our e-marketing consulting services. FusionDM had revenues of $2.2 million in 1998 and $5.5 million in 1999, and has customers such as 3Com, 21st Century Insurance and eBay.

  We plan to account for the acquisition as a purchase. Under the terms of the acquisition agreement, we will pay the following:

  . $2.5 million to be paid at the close of the acquisition, and additional cash consideration to be paid over two years based on the achievement of certain operating objectives of FusionDM; and

  . Up to an estimated 1,568,628 shares of our common stock consisting of 784,314 shares to be issued at the close of the acquisition, with the remaining 784,314 shares to be placed in escrow to be released ratably, subject to the achievement of certain operating objectives of FusionDM, on an annual basis over the next three years.

                             Corporate Information

  We were incorporated in the State of Delaware on August 8, 1996 as Cybernate Technology, Inc. and changed our name to MarketFirst Software, Inc. on September 4, 1997. Our executive offices are located at 485 Clyde Avenue, Mountain View, California 94043, and our telephone number is (650) 691-6200. Unless otherwise indicated, all information in this prospectus assumes the effectiveness of our amended and restated certificate of incorporation in the State of Delaware upon the completion of this offering.

                                  The Offering

 Common stock offered.......................      shares

 Common stock to be outstanding after this
  offering..................................      shares

 Use of proceeds............................ We intend to use the net proceeds for working capital and other
                                             general corporate purposes. See
                                             "Use of Proceeds."

 Proposed Nasdaq National Market symbol..... MKTF

  Unless otherwise indicated, all information in this prospectus:

  . assumes no exercise of the underwriters' option to purchase an over-
    allotment of up to        additional shares of our common stock;

  . gives effect to a one-for-two and one-half reverse split of our common stock effected in April 2000;

  . gives effect to the conversion of all shares of our preferred stock outstanding into an aggregate of 15,812,117 shares of common stock, which will occur prior to the closing of this offering;

  . gives effect to the issuance of 784,314 shares of common stock in connection with our expected acquisition of FusionDM; and

  . gives effect to the exercise of an outstanding warrant into 301,719 shares of Series D preferred stock at an exercise price of $1.065 per share and conversion of these shares into 120,688 shares of common stock prior to the close of this offering.

  The number of shares of common stock to be outstanding after the offering is based on 5,223,575 shares of our common stock outstanding as of March 31, 2000. The number of shares of our common stock to be outstanding after this offering excludes:

  . 2,440,965 shares of common stock issuable upon exercise of outstanding options as of March 31, 2000, with a weighted average exercise price of $0.57 per share;

  . 28,000 shares of common stock issuable upon the exercise of a warrant outstanding as of March 31, 2000 at an exercise price equal to 85% of the initial public offering price; and

  . 4,800,000 shares reserved for future issuance under our stock plans upon the close of this offering.

                             Summary Financial Data
                     (In thousands, except per share data)

  The following tables summarize our financial data. The unaudited pro forma information in the statement of operations data gives effect to the acquisition of FusionDM as if the acquisition had occurred on January 1, 1999. The unaudited pro forma basic and diluted net loss per share has been calculated assuming the conversion of all shares of our preferred stock outstanding into an aggregate 15,812,117 shares of common stock and the exercise and conversion of an outstanding Series D preferred stock warrant into 120,688 shares of common stock, as if the shares had converted immediately upon issuance.

                                                                   Pro Forma
                                       Year Ended December 31,     Year Ended
                                       -------------------------  December 31,
                                        1997     1998     1999        1999
                                       -------  -------  -------  ------------
                                                                  (unaudited)
Statement of Operations Data:
Revenues:
 Software hosting.....................  $----   $   --   $   339    $    339
 Software licenses....................     --        20      369         369
 Professional services................     --        17      556       6,026
                                       -------  -------  -------    --------
  Total revenues......................     --        37    1,264       6,734
Gross profit..........................     --        33      799       3,443
Operating loss........................  (1,268)  (6,661) (10,301)    (13,882)
Net loss.............................. $(1,270) $(6,569) $(9,998)   $(13,381)
Pro forma basic and diluted net loss
 per share............................                   $ (0.68)
Shares used in pro forma per share
 computation..........................                    14,677

                                                  As of December 31, 1999
                                               -------------------------------
                                                           Pro      Pro Forma
                                                Actual    Forma    As Adjusted
                                               --------  --------  -----------
Balance Sheet Data:
Cash and cash equivalents and short-term
 investments.................................. $ 13,316  $ 10,938     $
Working capital...............................   13,219     9,582
Total assets..................................   15,033    29,265
Redeemable convertible preferred stock and
 warrants.....................................   30,879    30,879
Total stockholders' equity (deficit)..........  (16,878)   (6,878)

  The pro forma column of the balance sheet data reflects the payment of $2.5 million cash and the issuance of 784,314 shares of common stock in connection with our expected acquisition of FusionDM, and the related pro forma combining adjustments. The pro forma as adjusted column of the balance sheet data reflects the conversion of all of our outstanding shares of preferred stock, the exercise and conversion of an outstanding Series D preferred stock warrant into 120,688 shares of common stock immediately prior to the completion of this
offering and the $    net proceeds from the sale of the     shares of common
stock offered hereby, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

  You should carefully consider the risks and uncertainties described below before buying shares in this offering. These risks and uncertainties are not the only ones facing our company. Additional risks and uncertainties that we are unaware of or currently deem immaterial may also become important factors that may harm our business. The trading price of our common stock could decline due to any of these risks and uncertainties, and you may lose part or all of your investment.

                         Risks Related to Our Business

Because of our limited operating history and the emerging nature of our industry, any predictions about our future revenues and expenses may not be as accurate as they would be if we had a longer business history.

  We were incorporated in August 1996 and first recorded revenues in June 1998. Our limited operating history makes financial forecasting and evaluation of our business difficult. Since we have limited financial data, any predictions about our future revenues and expenses may not be as accurate as they would be if we had a longer business history. Because of the emerging nature of the e-marketing industry, we cannot readily determine trends that may emerge in our market or affect our business. The revenue and income potential of the e-marketing industry and our business are unproven.

We have a history of losses, we expect continuing losses, and we may never achieve profitability.

  We incurred a net loss of $10.0 million in 1999, and we had an accumulated deficit of $18.0 million as of December 31, 1999. Although our revenues grew rapidly in 1999, we cannot assure you that our revenues will continue to grow or that we will achieve or maintain profitability in the future. In addition, we expect that our expenditures for sales and marketing, research and development and general administration will increase significantly in the future. Accordingly, we will need to significantly increase our revenues to achieve and maintain profitability, which we may be unable to do.

We expect our operating results to fluctuate, and our stock price may decline if we fail to meet the expectations of analysts and investors.

  We expect that our revenues, margins and operating results will fluctuate significantly due to a variety of factors, many of which are outside of our control. These factors include, among others:

  . varying size, timing and contractual terms of orders for our products and services;

  . timing and significance of the commercial release of new or enhanced products and services by us and our competitors;

  . demand for our e-marketing products and services and price competition;

  . changes in our operating expenses as we expand operations; and

  . general economic factors.

  As a result, our operating results are difficult to predict and may not meet the expectations of securities analysts or investors. If this occurs, the price of our common stock would likely decline.

We are implementing a new business model involving a web-hosted solution, and this model may not be successful.

  The web-hosted business model is unproven for us, and we may be unsuccessful in implementing it. Historically, e-marketing solutions have been offered primarily on a license basis. In January 1999, we began to market our web-hosted solution, which is based on a monthly subscription fee. To date we have 30 customers to whom we have sold our web-hosted solution, and in 1999, revenues from our hosted solution represented only 27% of our revenues. Our efforts to develop this business will also require substantial management time and attention. In addition, current license customers and prospective customers may not accept our hosting fee structure, and our revenue and gross margins may decline or become less predictable as a result.

If we fail to expand our sales, marketing and customer support activities, we may be unable to increase revenues.

  If we do not successfully expand our sales, marketing and customer support activities, we cannot increase revenues. The complexity of our products and services requires us to have highly trained sales, marketing and customer support personnel to educate prospective customers regarding the use and benefits of our products and services, and provide effective customer support. Consequently, we have considerable need to recruit, train and retain qualified staff. Any delays or difficulties we encounter in these staffing efforts could impair our ability to attract new customers and to enhance our relationships with existing customers. This in turn would adversely impact the timing and extent of our revenues. Because the majority of our sales, marketing and customer support personnel have recently joined MarketFirst and have limited experience working together, our sales, marketing and customer support groups may not be able to compete successfully against bigger and more experienced groups of our competitors.

Our business could suffer if we lose the services of key employees or if we are unable to attract and retain additional qualified personnel.

  Our future success depends to a significant degree on the skills, experience and efforts of our key employees. In particular, we depend upon the continued services of Peter Tierney, our President and Chief Executive Officer, and Anurag Khemka, our Chief Technology Officer and co-founder, whose vision for our company, knowledge of our business and technical expertise would be extremely difficult to replace. If we lose any of our key employees, our ability to expand our business could be compromised, and we could be materially adversely affected. In addition, we have not obtained life insurance benefiting MarketFirst on any of our key employees.

  Our business will also suffer if we are unable to continue to attract and retain qualified personnel, particularly those with sales, marketing and technical expertise. Competition for such personnel is intense, especially in the San Francisco Bay Area. Many of the companies competing for these individuals have more established businesses and can offer greater financial and other incentives to qualified prospects. In addition, we expect to face greater difficulty attracting qualified personnel with equity incentives as a public company than we did as a privately held company. We cannot assure you that we will continue to attract or retain qualified personnel.

If we fail to execute our strategy to expand into new markets, the market for our services and our potential revenue growth will be limited.

  The majority of our e-marketing customers to date have been on-line business-to-consumer retailers. We intend to expand our presence among customers in other consumer markets and in markets where the customers are businesses rather than consumers. If this strategy fails, the market for our services and our potential revenue growth will be limited. We have limited experience in these markets and may encounter obstacles that we have not anticipated.

If we are unable to manage our growth effectively, we may not be able to successfully implement our business plan.

  We have grown rapidly, with total revenues increasing from $37,000 in 1998 to $1.3 million in 1999. Our ability to successfully implement our business plan requires effective planning and management of our future growth. Since we began operations, we have significantly increased the size of our operations and our operating expenses. The number of our employees has increased from 50 as of December 31, 1998 to 76 as of December 31, 1999. We expect to continue to hire new employees at a rapid pace. For example, the number of our employees increased by 38 between January 1, 2000 and March 31, 2000, and we expect to add over 60 new employees as a result of the FusionDM acquisition. This growth has placed, and we expect that any future growth will continue to place, a significant strain on our management, systems and other resources. To manage the anticipated growth of our operations, we may be required to improve existing and implement new operational, financial and management information controls, reporting systems and procedures. Any failure to manage growth effectively could negatively affect the quality of our products and services, our ability to respond to customers and retain key personnel and our business generally.

The data center for our hosted applications is located at facilities provided by a third party, and if this party is unable to adequately protect the data center, our reputation may be harmed and we may lose customers and revenues.

  Under an Internet hosting agreement with Exodus Communications, all of our servers for our hosted applications are maintained at Exodus Communications' data center. This data center is critical to our ongoing hosting operations. Our business depends on Exodus Communications' ability to protect the data center from damage or interruption from human error, hardware failure, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. If Exodus Communications is unable to adequately protect and maintain the operations of the data center and information is lost or our ability to deliver our services is interrupted, our reputation may be harmed, and we may lose customers and revenues.

We may pursue acquisitions that could dilute our existing stockholders, cause us to incur significant expenses or otherwise harm our business, and we may not be able to successfully integrate the acquisitions that we complete.

  We expect to continue to seek selective acquisitions of complementary businesses as an element of our growth strategy. It is possible that these acquisitions could have an adverse effect upon our operating results, particularly in the quarters immediately following the completion of such acquisitions, while the operations of the acquired entities are being integrated into our operations. Acquisitions involve risks that could cause our actual growth to differ from our expectations. For example:

  . We may not be able to successfully integrate acquired businesses in a timely manner. We may also incur substantial costs, delays or other operational or financial problems during the integration process and our operating results could be adversely affected during the integration process.

  . We may not be able to identify suitable acquisition candidates or to complete acquisitions on favorable terms.

  . To finance any acquisitions, it may be necessary for us to raise additional funds through public or private equity or debt financings. Additional funds may not be available on terms that are favorable to us, if at all, and, in the case of equity financings, may result in dilution to our stockholders.

  Once we acquire FusionDM, the size of our organization will increase significantly, and we may have problems managing disparate corporate cultures. Moreover, we expect a significant portion of our future revenues to come from more traditional marketing services, an area in which we have had limited experience to date. If we are unable to retain FusionDM's customers and key personnel or manage the operation and integration of FusionDM with our existing operations, our business could be materially harmed. In addition, we cannot assure you that our existing customers will be interested in the services currently offered by FusionDM or that FusionDM's existing customers will be interested in the services we currently provide.

If any of the third party technologies we use become unavailable to us, we will not be able to operate our business until equivalent technology can be obtained.

  We are highly dependent on technologies we license from Oracle, Sun Microsystems and Microsoft, which enable us to send e-mail through the Internet and allow us to offer a variety of targeted marketing capabilities. In addition, our market is evolving, and we may need to license additional technologies to remain competitive. However, we may not be able to license these technologies on commercially reasonable terms or at all. Our inability to obtain any of these licenses or the loss of existing licenses could delay the development of our services until equivalent technology can be identified, licensed or developed and integrated, which could materially adversely affect us.

If we are unable to safeguard the confidential information in our data warehouse, our reputation may be harmed and we may be exposed to liability.

  We currently retain highly confidential customer information in a secure data warehouse. We cannot assure you, however, that we will be able to prevent unauthorized individuals from gaining access to this data warehouse. If any compromise or breach of security were to occur, it could harm our reputation and expose us to possible liability. Any unauthorized access to our data warehouse could result in the misappropriation of confidential customer information or cause the interruption of our services. It is also possible that one of our employees could attempt to misuse confidential customer information, exposing us to liability. In addition, our reputation may be harmed if we lose customer information maintained in our data warehouse due to systems interruptions or other reasons.

Activities of our customers could damage our reputation or give rise to legal claims against us.

  Our customers' promotion of their products and services may not comply with federal, state and local laws. We cannot predict whether our role in facilitating these marketing activities would expose us to liability under these laws. Any claims made against us could be costly and time-consuming to defend. If we are exposed to this kind of liability, we could be required to pay substantial fines or penalties, redesign our services, discontinue some of our services or otherwise expend resources to avoid liability.

  Our services involve the transmission of information over the Internet. Our services could be used to transmit harmful applications, negative messages, unauthorized reproduction of copyrighted material, inaccurate data or computer viruses to end-users in the course of delivery. Any transmission of this kind could damage our reputation or could give rise to legal claims against us. We could spend a significant amount of time and money defending against these legal claims.

We may be unable to protect our proprietary technology rights.

  Our success depends to a significant degree upon the protection of our software and other proprietary technology rights. We rely on trade secret, copyright and trademark laws and confidentiality agreements with employees and third parties, all of which offer only limited protection. We have no patented technology that would preclude or inhibit competitors from entering our market. We also cannot assure you that our competitors will not independently develop technologies that are substantially equivalent or superior to our technologies. The reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. This could have a material adverse effect on us. Legal proceedings to enforce our intellectual property rights could divert the time and attention of management, be expensive and involve uncertainty of success.

Claims by other companies that our products infringe their proprietary rights could adversely affect our business.

  From time to time, we may have disputes over rights and obligations concerning intellectual property. If any of our products are alleged to violate proprietary rights of third parties, we may be required to develop non-infringing technology or enter into licenses, which might not be available on acceptable terms, or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be significantly harmed.

Our business could be adversely affected if our products fail to perform properly.

  Software products as complex as ours may contain undetected errors, or bugs, which result in product failures, or otherwise fail to perform in accordance with customer expectations. Our products may be particularly susceptible to bugs or performance degradation because of the emerging nature of Internet technologies and the stress that may be placed on our products by the full deployment of our products over the Internet. Product performance problems could result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, diversion of development resources, or injury to our reputation, any of which could have a material adverse effect on us.

We are recording a significant amount of stock-based compensation expense relating to recent stock option grants. The amortization of this compensation expense will result in a charge to our earnings over the next four years.

  Amortization of stock-based compensation represents an expense associated with the amortization of the difference between the deemed fair market value of common stock at the time of an option grant and the option exercise price. Stock-based compensation is amortized over the life of the options which is generally four years. The amortization of stock-based compensation will result in a charge to our earnings over the next four years, which will harm our operating results. For fiscal 1999, we recorded stock-based compensation charges of $820,000. In addition, we expect to record an additional stock-based compensation charge relating to option grants made after December 31, 1999 but prior to the completion of the offering. We estimate the charge relating to additional grants made in the quarter ending March 31, 2000 to be approximately $7.1 million amortized over four years.

                         Risks Related to Our Industry

If the delivery of our e-mails is limited or blocked, our customers may discontinue the use of our services, thereby harming our business.

  Our business model relies on our ability to deliver e-mails to recipients over the Internet through Internet service providers, commonly referred to as ISPs, and to recipients in major corporations. In particular, a significant percentage of our e-mails is sent to recipients who use America Online. We do not have, and we are not required to have, an agreement with America Online to deliver e-mails to their customers. However, America Online uses a proprietary set of technologies to handle and deliver e-mail and the value of our services will be reduced if we are unable to provide e-mails compatible with these technologies. America Online and other ISPs are able to block unwanted messages to their users. In addition, certain currently available Internet browsers allow users to modify their browser settings to return unwanted e-mails. If these companies or individual users limit or halt the delivery of our e-mails, or if we fail to deliver e-mails in such a way as to be compatible with these companies' e-mail handling technologies, demand for our products could decrease, which would have a material adverse effect on us.

Our business will be harmed if we fail to keep pace with rapid technological changes.

  To be competitive, we must continue to enhance and improve the responsiveness, functionality and features of our products and services. The Internet and the e-marketing industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions and the emergence of new industry standards and practices. The evolving nature of the Internet could render our existing proprietary technology and systems obsolete. Our success will depend, in part, on our ability to develop, license or acquire leading technologies useful in our business, enhance our existing products and services, develop new products and services and technology that address the increasingly sophisticated and varied needs of our current and prospective users, and respond to technological advances and emerging industry and regulatory standards and practices in a cost-effective and timely manner. Our ability to remain technologically competitive may also require substantial expenditures and lead-time. Our failure to keep pace with technological changes in our industry could have a material adverse effect on us.

If businesses and consumers fail to accept e-marketing, demand for our services may not develop.

  The market for e-marketing is new and rapidly evolving, and our business will be harmed if sufficient demand for our products and services does not develop as anticipated. If the market for e-marketing software does not grow as quickly or become as large as we anticipate, our revenues will not increase as anticipated. Demand for e-marketing, including our products and services, may not materialize because:

  . businesses that have already invested substantial resources in other methods of marketing and communications may be reluctant to adopt new marketing strategies and methods;

  . businesses may not understand the benefits of using our products and services;

  . consumers and businesses may choose not to accept e-marketing messages;

  . businesses may elect not to engage in e-marketing because consumers may confuse permission-based e-mail with unsolicited commercial e-mail; and

  . the effectiveness of direct marketing through the use of e-mails may diminish significantly if the volume of direct marketing saturates consumers.

Intense competition could reduce our market share and harm our business.

  The market for Internet-based e-marketing solutions is becoming intensely competitive. If we are unable to compete effectively, we will be materially adversely affected. Some of our current and potential competitors have greater name recognition and substantially greater financial, technical, marketing and other resources than we do. Therefore, they may be able to respond more quickly than we can to new or changing opportunities, technologies, standards or customer requirements.

  In addition, we expect that new competitors will enter the market with competing products and services as the size and visibility of the market opportunity increases. We also expect that competition will increase as a result of consolidations and formations of alliances among industry participants. Increased competition could result in reduced market share, pricing pressures, reduced margins and failure of our products and services to achieve or maintain market acceptance, all of which could harm our business.

Our business will be adversely affected if Internet solutions are not widely adopted.

  Because our products and services address the emerging market for Internet marketing solutions, our future success depends in part upon the widespread adoption of the Internet as a primary medium for commerce and business applications. The failure of this market to develop, or a delay in the development of this market, would have a material adverse effect on us. The Internet has experienced, and is expected to continue to experience, significant user and traffic growth, which has, at times, caused user frustration with slow access and download times. Our success depends, in part, on the Internet infrastructure, which may not be able to support the demands placed on it by the continued user and traffic growth. Changes in, or insufficient availability of, telecommunications services to support the Internet could also result in slower response times and adversely affect usage of the Internet generally. Moreover, critical issues concerning the commercial use of the Internet, such as security, reliability, cost, accessibility, taxation of e-commerce and quality of service, remain unresolved and may negatively affect the growth of Internet use or the attractiveness of commerce and business communication over the Internet. For example, the Internet could suffer declines in its viability due to delays in the development or adoption of new standards and protocols to handle increased activity or due to increased government regulation and taxation of Internet commerce. Our business, financial condition and results of operations would be seriously harmed if:

  . use of the Internet, the Web and other on-line services does not continue to increase or increases more slowly than expected;

  . the infrastructure for the Internet, the Web and other on-line services does not effectively support expansion that may occur; or

  . the Internet, the Web and other on-line services do not become a viable commercial marketplace, which would inhibit the development of electronic commerce and of the need for our e-marketing products and services.

Our business is subject to government regulation of the Internet and other legal uncertainties, which could negatively impact our operations.

  Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. Recently, various states have enacted, and other states have proposed, legislation to regulate or prohibit unsolicited commercial e-mail. In addition, legislation is pending on the federal level and certain countries around the world have enacted prohibitions or regulations restricting the sending of unsolicited commercial e-mail. We do not send unsolicited commercial e-mail and, where possible, we prohibit our customers from doing so contractually. Nonetheless, there is a risk that these new laws or regulations could impair our customers' marketing efforts and reduce the demand for our products and services. Moreover, due to the increased use of the Internet, it is likely that additional laws and regulations will be adopted, covering issues such as privacy, pricing, content, copyrights, distribution, taxation, antitrust, characteristics and quality of services and consumer protection. The adoption or modification of laws or regulations may impair the growth of the Internet or e-marketing, which would, in turn, harm our business.

Privacy concerns and legislation may limit the information our customers can gather, which could reduce the demand for our products and services.

  Privacy concerns may cause Internet users to resist providing personal data or avoid web sites that track the Internet behavioral information necessary to support on-line profiling capabilities. Even the perception of security or privacy concerns, whether or not valid, may have a similar effect. The European Union recently adopted a directive addressing data privacy that may limit the collection and use of certain information regarding Internet users. This directive may limit our customers' ability to target advertising or collect and use information in certain European countries. In addition, legislative or regulatory requirements may heighten these concerns if businesses must notify web site users that the data captured after visiting their web sites may be used to direct product promotion and advertising to that user. Other countries and political entities, such as the European Union, have adopted these types of restrictions. The United States may adopt similar legislation or regulatory requirements. The Federal Trade Commission and several states are investigating the use by Internet companies of personal information. If privacy legislation is enacted or consumer privacy concerns are not adequately addressed, our business could be harmed.

                        Risks Relating to this Offering

The price of our common stock may be volatile, and you may not be able to sell your shares at or above the offering price.

  Prior to this offering, our common stock has not been publicly traded, and an active trading market may not develop or be sustained after this offering. The initial public offering price will be determined by negotiations between the representatives of the underwriters and us. In addition, you may not be able to sell your shares at or above the offering price. The stock markets have in general, and with respect to Internet-related technology companies in particular, recently experienced extreme stock price and volume volatility, often unrelated to the financial performance of particular companies. The price at which our common stock will trade after this offering is likely to also be highly volatile and may fluctuate substantially due to factors such as the following:

  . actual or anticipated fluctuations in our operating results;

  . changes in or our failure to meet securities analysts' expectations;

  . announcements of technological innovations;

  . introduction of new products and services by us or our competitors;

  . conditions and trends in the Internet and other technology industries;

  . future sales of equity or debt securities; and

  . general economic and market conditions.

Our executive officers, directors and major stockholders will retain significant control over us after this offering, which may lead to conflicts with other stockholders over corporate governance matters.

  After this offering, our executive officers, directors and current holders of 5% or more of our outstanding common stock will, in the aggregate, own
approximately    % of our outstanding common stock. These stockholders would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of significant corporate transactions. This concentration of ownership may also delay, deter or prevent a change in our control and may make some transactions more difficult or impossible to complete without the support of these stockholders.

Substantial sales of our common stock into the market in the near future may cause the market price of our common stock to drop significantly.

  Sales in the market of a substantial number of shares of our common stock after the offering could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. On completion of this
offering, we will have         shares of common stock outstanding, or
shares if the underwriters' option to purchase additional shares is exercised
in full. The           shares sold in this offering, which will be
shares if the underwriters' option to purchase additional shares is exercised in full, will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates" as that
term is defined in Rule 144 of the Securities Act. The remaining        shares
of our common stock outstanding on completion of this offering will be "restricted securities" as that term is defined in Rule 144.

  Substantially all of the holders of our common stock and stock options are subject to agreements that limit their ability to sell common stock. These holders cannot sell or otherwise dispose of any shares of common stock for a period of at least 180 days after the date of this prospectus without the prior written approval of Donaldson, Lufkin & Jenrette Securities Corporation. However, if the average price of our shares appreciates by a specified amount following the date of this prospectus, those holders who are not officers of MarketFirst may be eligible to sell up to 25% of their shares either 90 days after the date of this prospectus or on the second trading day following the release of our next quarterly financial statements, whichever day comes later. Under these agreements, such holders may also be eligible to sell an additional 25% of their shares 135 days after the date of this prospectus if the average price of our shares continues to equal or exceed the targeted amount. When these agreements expire, all of the shares of common stock and the shares underlying the options will become eligible for sale, in most cases only pursuant to the volume, manner of sale and notice requirements of Rule 144. See "Shares Eligible for Future Sale" and "Underwriting."

  After the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our stock plans. Based upon the number of shares subject to outstanding options currently reserved for issuance under both of these plans, this registration statement would cover approximately 4,800,000 shares. Shares registered under the registration statement will generally be available for sale in the open market immediately after the 180-day lock-up agreements expire.

  In addition, some of our stockholders have registration rights with respect to approximately 18,152,917 shares of common stock and common stock equivalents. Registration of these registrable securities under the Securities Act of 1933 would result in those shares becoming freely tradeable without restriction under the Securities Act of 1933. See "Description of Capital Stock--Registration Rights" for a description of our outstanding registration rights.

You will experience immediate and substantial dilution upon completion of this offering.

  The initial public offering price of the common stock is substantially higher than the pro forma net tangible book value per share of our outstanding common stock. As a result, you will incur immediate and substantial dilution of $
per share based upon an initial public offering price of $     per share. In
the event we issue additional shares of common stock in the future, you may experience further dilution. Furthermore, we have issued options to purchase common stock at prices significantly below the initial public offering price. To the extent such options are exercised, you will experience further dilution.

We plan to adopt anti-takeover provisions that could affect the market price of our common stock or our ability to sell our business.

  Certain provisions of our amended and restated certificate of incorporation and our bylaws, which will be in effect upon the closing of this offering, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Upon the closing of this offering, our board of directors will have the authority to issue up to five million shares of preferred stock. Our board of directors can fix the price, rights, preferences, privileges and restrictions of the preferred stock without any further vote or action by our stockholders.

  The issuance of shares of preferred stock may delay or prevent a change in control transaction. As a result, the market price of our common stock and the voting and other rights of our stockholders may be adversely affected. The issuance of preferred stock may result in the loss of voting control to other stockholders. We have no current plans to issue any shares of preferred stock.

  Our charter documents also contain other provisions which may discourage, delay or prevent a merger or acquisition, including:

  . only one of the three classes of directors is elected each year;

  . our stockholders have no right to remove directors without cause;

  . our stockholders have no right to act by written consent;

  . our stockholders have no right to call a special meeting of stockholders;
    and

  . stockholders must comply with advance notice requirements to nominate directors or submit proposals for consideration at stockholder meetings.

Our management has broad discretion over use of the proceeds from this offering and may use the proceeds in ways with which you do not agree.

  The net proceeds of this offering are estimated to be approximately $ million after deducting the underwriting discount and estimated offering expenses. Our management will retain broad discretion as to the allocation of some of the proceeds of this offering and may apply the proceeds in ways with which you do not agree. The failure of management to apply these funds effectively could materially harm our business.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms or other comparable terminology. All forward-looking statements contained in this prospectus are subject to numerous risks and uncertainties. Actual events or results may differ materially. In evaluating these statements you should specifically consider various factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS

  We estimate that the net proceeds from the sale of       shares of common
stock we are selling in this offering will be approximately $     million, at
an assumed initial public offering price of $     per share, after deducting
estimated offering expenses of approximately $     million and underwriters'
discounts and commissions payable by us. If the underwriters exercise their over-allotment option in full, then the net proceeds will be approximately
$     million.

  We expect to use the net proceeds of this offering for working capital and other general corporate purposes, including expanding our sales and marketing efforts, capital expenditures and strategic acquisitions, although we currently have no commitments to make any additional acquisitions. As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we will receive upon the completion of this offering. Accordingly, our management will have broad discretion in the application of the net proceeds. Pending these uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future.

                                 CAPITALIZATION

  The following table sets forth our cash and cash equivalents and short term investments and our capitalization as of December 31, 1999:

  . on an actual basis;

  . on a pro forma basis to reflect the payment of $2.5 million cash and the issuance of 784,314 shares of common stock in connection with our expected acquisition of FusionDM and the related pro forma combining adjustments; and

  . on a pro forma as adjusted basis to reflect the conversion of our outstanding preferred stock and a warrant to purchase Series D preferred stock into 15,932,805 shares of common stock immediately prior to the completion of this offering, and the $ net proceeds from the sale of the shares of common stock offered hereby, at an assumed initial public
    offering price of $     per share, after deducting the underwriting
    discounts and commissions and estimated offering expenses payable by us.

  The table below does not include:

  . 2,440,965 common shares issuable upon the exercise of outstanding options as of March 31, 2000, with a weighted average exercise price of $0.57 per share;

  . 28,000 common shares issuable upon the exercise of a warrant outstanding as of March 31, 2000 at an exercise price equal to 85% of the initial public offering price; and

  . 4,800,000 shares reserved for future issuance under our stock plans upon the close of this offering.

                                                    As of December 31, 1999
                                                 -------------------------------
                                                                      Pro Forma
                                                  Actual   Pro Forma As Adjusted
                                                 --------  --------- -----------
                                                         (In thousands)
Cash and cash equivalents and short-term
 investments...................................  $ 13,316  $  10,938    $
                                                 ========  =========    =====
Redeemable convertible preferred stock and
 warrant, $0.001 par value; 44,640,000 shares
 authorized, 39,530,294 shares issued and
 outstanding, actual and pro forma; no shares
 authorized, issued and outstanding, pro forma
 as adjusted...................................  $ 30,879  $  30,879      --
Stockholders' equity (deficit):
 Preferred stock, $0.001 par value; no shares
  authorized, issued or outstanding, actual and
  pro forma, 5,000,000 shares authorized, none
  issued and outstanding, pro forma as
  adjusted.....................................       --         --       --
 Common stock, $.001 par value; 45,000,000
  shares authorized, actual and pro forma;
  4,889,838 and 5,674,152 shares issued and
  outstanding, actual and pro forma; and
  70,000,000 shares authorized and      issued
  and outstanding, pro forma as adjusted.......         5          5
 Additional paid-in capital....................     3,262     13,262
 Deferred stock compensation...................    (1,950)   (1,950)
 Notes receivable from stockholders............      (207)     (207)
 Accumulated deficit...........................   (17,988)  (17,988)
                                                 --------  ---------    -----
  Total stockholders' equity (deficit).........   (16,878)   (6,878)
                                                 --------  ---------    -----
   Total capitalization........................  $ 14,001  $  24,001    $
                                                 ========  =========    =====

                                    DILUTION

  The pro forma net tangible book value of our common stock as of March 31,
1999 was $     million, or approximately $     per share. Pro forma net
tangible book value per share represents our total pro forma stockholders' equity less pro forma intangible assets divided by the number of shares of common stock outstanding, giving effect to the issuance and conversion of all outstanding shares of our preferred stock into shares of our common stock.

  After giving effect to our sale of        shares of common stock offered by
this prospectus at an assumed initial public offering price of $     per share
and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book
value would have been $     million, or approximately $     per share. This
represents an immediate increase in pro forma net tangible book value of $
per share to existing stockholders and an immediate dilution in pro forma net
tangible book value of $      per share to new investors of common stock in
this offering. The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share........................     $
 Pro forma net tangible book value per share as of March 31, 1999...... $
 Increase per share attributable to new investors......................
                                                                        ---
Pro forma net tangible book value per share after this offering........
                                                                            ---
Dilution per share to new investors....................................     $
                                                                            ===

  The following table sets forth, on a pro forma basis as of March 31, 1999, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by the new investors purchasing shares of common stock in this offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of
$     per share.

                                             Shares         Total
                                           Purchased    Consideration   Average
                                         -------------- --------------   Price
                                         Number Percent Amount Percent Per Share
                                         ------ ------- ------ ------- ---------
   Existing stockholders................              % $            %    $
   New investors .......................
                                          ----   -----  -----   -----
    Total...............................         100.0%         100.0%
                                          ====   =====  =====   =====

  To the extent that any shares are issued upon exercise of options and warrants that were outstanding as of March 31, 1999 or granted after that date, or reserved for future issuance under our stock plans, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with our financial statements and the related notes as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data presented for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data as of December 31, 1998 and 1999 are derived from our audited financial statements, which have been audited by KPMG LLP, our independent auditors, and are included elsewhere in this prospectus. The statement of operations data for the period from inception through December 31, 1996 and the balance sheet data as of December 31, 1996 and 1997 are derived from our audited financial statements not included in this prospectus.

                                     Period from
                                   August 9, 1996   Year Ended December 31,
                                   (Inception) to   --------------------------
                                  December 31, 1996  1997     1998      1999
                                  ----------------- -------  -------  --------
                                    (In thousands, except per share data)
Statement of Operations Data:
Revenues:
 Software hosting...............           --           --       --        339
 Software licenses..............       $   --       $   --   $    20  $    369
 Professional services..........           --           --        17       556
                                       ------       -------  -------  --------
  Total revenues................           --           --        37     1,264
                                       ------       -------  -------  --------
Cost of revenues:
 Software hosting...............           --           --       --        150
 Software licenses..............           --           --         2        29
 Professional services..........           --           --         2       286
                                       ------       -------  -------  --------
  Total cost of revenues........           --           --         4       465
                                       ------       -------  -------  --------
 Gross profit...................           --           --        33       799
Operating expenses:
 Research and development.......           45           751    2,245     3,470
 Sales and marketing............           --           103    3,384     5,600
 General and administrative.....           25           384      974     1,210
 Stock-based compensation.......           --            30       91       820
                                       ------       -------  -------  --------
  Total operating expenses......           70         1,268    6,694    11,100
                                       ------       -------  -------  --------
  Operating loss................          (70)       (1,268)  (6,661)  (10,301)
Interest (expense) income, net..           (1)           (2)      92       303
                                       ------       -------  -------  --------
Net loss........................          (71)       (1,270)  (6,569)   (9,998)
Accretion and dividend on
 redeemable convertible
 preferred stock................           --           (56)      --       (24)
                                       ------       -------  -------  --------
Net loss attributable to common
 stockholders...................       $  (71)      $(1,326) $(6,569) $(10,022)
                                       ======       =======  =======  ========
Basic and diluted net loss per
 share attributable to common
 stockholders...................       $(0.16)      $ (0.78) $ (2.37) $  (2.96)
                                       ======       =======  =======  ========
Shares used in per share
 computations...................          446         1,696    2,770     3,381
Pro forma basic and diluted net
 loss per share.................                                      $  (0.68)
                                                                      ========
Shares used in pro forma per
 share computation..............                                        14,677

                                                  As of December 31,
                                             --------------------------------
                                             1996   1997     1998      1999
                                             ----  -------  -------  --------
                                                    (In thousands)
Balance Sheet Data:
Cash and cash equivalents and short-term
 investments................................ $225  $   421  $   261  $ 13,316
Total assets................................  236      495      961    15,033
Working capital (deficit)...................  178      340     (640)   13,219
Redeemable convertible preferred stock and
 warrants...................................  239    1,581    7,634    30,879
Total stockholders' deficit.................  (50)  (1,264)  (7,714)  (16,878)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

  We are a leading provider of a comprehensive hosted e-marketing solution that enables organizations to execute interactive marketing campaigns over the Internet. Our solution, an integrated offering of comprehensive hosted e-marketing software and strategic e-marketing consulting services, enables organizations to design, execute and measure the effectiveness of e-marketing campaigns that combine innovative on-line and proven marketing strategies and tactics. We believe our solution helps our customers rapidly capture market share and build stronger customer relationships. Our comprehensive e-marketing solution is comprised of four core components: an e-marketing software platform; software templates for e-marketing campaigns called eMarketing Blueprints; a hosted service; and strategic e-marketing consulting and implementation services.

  From inception in August 1996 through December 1998, we primarily focused on research and development activities, building our corporate infrastructure and raising capital. In March 1998, we released our first commercial product, MarketFirst version 1.0, which we sold on a license basis. In the second half of 1998, we completed our development work on the hosted version of our product and in November 1998, released our hosted product, MarketFirst version 1.5. We continued our development efforts and released version 2.0 in July 1999. We have subsequently issued upgrade releases through version 2.3. In addition, in September 1999, we unveiled our myMarketFirst.com destination site, where potential customers who are exploring the benefits of e-marketing solutions can test our e-marketing solution through a trial campaign or on a pay-per-use basis before committing to a long-term hosted or installed implementation. In 1999, we significantly expanded our sales, marketing and customer support efforts in conjunction with the launch of our hosted service. To facilitate our growth and infrastructure needs, we have increased our employee base from 12 at December 31, 1997 to 76 at December 31, 1999. In addition, our employee base increased by 38 employees in the period January 1, 2000 to March 31, 2000.

  We derive our revenues from three sources: hosted service, software licenses and professional services.

  Hosting Revenues. We derive hosting revenues from hosting the software application for our customers on servers in our data center, managing the installation, upgrade and maintenance of the software and hardware, and providing the program deployment through a secure Internet connection. We base the pricing of our hosted service on a combination of items, including the size of the organization, which is based on the number of employees and/or annual revenues, the level of service and database management required, and the campaign activity volume. We recognize revenues for our hosted service on a monthly basis, as the service is provided over the term of the agreement, which is generally six to twelve months.

  License Revenues. We derive software license revenues from the sale of perpetual licenses of our product for in-house installation. We recognize software license revenues upon shipment, provided that a signed contract is in place, the fee is fixed and determinable, and collection of the resulting receivable is probable.

  Professional Services Revenues. We derive professional services revenues from consulting services provided to our customers on either a fixed fee or time and materials basis. These services include developing e-marketing strategies, campaign design, media selection and planning, marketing campaign management and measurement techniques as well as systems implementation and maintenance. We recognize revenues for services on a monthly basis as the services are provided. Maintenance revenues from annual post-contract support services for license sales, which are billed in advance and are non-refundable, are included in our professional services revenues. We recognize maintenance revenues ratably over the period of the maintenance contract, which is typically one year.

  We have incurred net losses in each fiscal quarter since inception, and as of December 31, 1999, had an accumulated deficit of $18.0 million. These losses resulted from costs incurred in the development and sale of our products and services. We expect that our operating expenses will increase substantially in the foreseeable future as we continue to expand product development, sales and marketing capacity, hosting infrastructure and professional services efforts. As a result, even though we anticipate revenue growth, we will continue to generate net losses for the foreseeable future.

  We believe that period-to-period comparisons of our operating results are not meaningful and should not be relied upon as an indication of our future performance. Our limited operating history makes prediction of future operating results difficult. Our prospects must be considered in light of the risks, expenses and difficulties typically encountered by companies transitioning from the development phase into operations, particularly companies in new and rapidly evolving markets like ours.

  Acquisition of FusionDM

  In April 2000, we entered into an agreement to acquire Times Direct Marketing, Inc., also known as FusionDM, a direct marketing consulting agency, pursuant to a merger of FusionDM with and into our wholly-owned subsidiary. We plan to account for the acquisition as a purchase. Under the terms of the merger agreement, the two shareholders of FusionDM will be paid in the aggregate the following:

  . $2.5 million to be paid at the close of the acquisition, and additional cash consideration to be paid over two years based on the achievement of certain operating objectives of our wholly-owned subsidiary, the surviving corporation in the merger; and

  . Up to an estimated 1,568,628 shares of our common stock, consisting of 784,314 shares to be issued at the close of the acquisition, with the remaining 784,314 shares to be placed in escrow to be released ratably, subject to the achievement of certain operating objectives of our wholly-owned subsidiary, on an annual basis over the next three years. The actual number of shares to be issued could be greater than the estimated 1,568,628 shares and is dependent, in part, on the initial filing range to be provided to the SEC in connection with this offering.

  We expect to allocate the purchase price to acquired tangible assets of $3.9 million, offset by assumed liabilities of $4.1 million, and goodwill and intangible assets of $12.8 million. The intangible assets, compromising assembled workforce, customer lists, tradenames and FusionDM's marketing process, aggregating $5.8 million, and goodwill of $7.0 million will be amortized over useful lives of two to four years. Annual amortization will approximate $3.4 million.

  Times Direct Marketing, Inc. was incorporated in California in March 1992. Its revenues totaled $2.2 million in 1998 and $5.5 million in 1999. Revenues were comprised primarily of service fees delivered on a time and materials or fixed fee basis. Time and material services are recognized monthly, based on costs incurred, as services are provided. Revenue from fixed fee agreements are recognized ratably over the life of the contract on a percentage of completion basis. Revenue for services is presented net of reimbursed costs. These costs includes printing, postage, prizes and other direct out-of-pocket expenses. On a pro forma basis, the combined revenues of MarketFirst and FusionDM were $6.7 million in 1999.

Results of Operations

Years Ended December 31, 1997, 1998 and 1999

  Revenues

  Total Revenues. Total revenues increased from $37,000 in 1998 to $1.3 million in 1999, as we only began recognizing revenues in the second half of 1998. We did not recognize revenues in 1997 as we were still in a research and development stage. Two customers represented all of our total revenues in 1998, and a different customer represented 15% of our total revenues in 1999.

  Hosting. In March 1999, we began recognizing hosting revenues, which totaled $339,000 in 1999.

  License. In August 1998, we began recognizing license revenues, which increased from $20,000 in 1998 to $369,000 in 1999.

  Professional Services. Professional services revenues increased from $17,000 in 1998 to $556,000 in 1999. In June 1998, we began recognizing service revenues, and in November 1998, we began recognizing maintenance revenues.

  Cost of Revenues

  Total Cost of Revenues. Total cost of revenues was $4,000 in 1998 and $465,000 in 1999. We did not recognize any cost of revenues in 1997 as we were still in a research and development stage. The increase in cost of revenues was due to the launch of our hosted service at the beginning of 1999 and the significant growth in 1999 sales over 1998.

  Hosting. Cost of hosting revenues consists primarily of depreciation of capital equipment used to host our product, monthly recurring data center costs, royalties for third-party software used in our product and personnel costs. Cost of hosting revenues was $150,000 in 1999 . Cost of hosting revenues included start-up costs primarily related to investments in purchased software and hardware required for the deployment of our hosted service. These costs are capitalized and amortized to cost of sales over the useful lives of the software and equipment, generally two years. Periodically, we expect to acquire new software and hardware supporting our servers and Internet connections to facilitate ongoing customer growth. However, as economies of scale begin to build, we anticipate that cost of revenues for hosting will decline as a percentage of total hosting revenues over time.

  License. Cost of license revenues consists primarily of royalties for the sublicensing of third-party software included with our product, packaging and documentation. Cost of license revenues was $2,000 and $29,000 in 1998 and 1999. The increase in cost of license revenues was primarily attributable to an increase in the number of licenses sold in 1999.

  Professional Services. Cost of professional services revenues consists primarily of personnel costs for consulting, support, maintenance and upgrades, and training. Cost of professional services revenues was $2,000 in 1998 and $286,000 in 1999. The increase in cost of professional services revenues was primarily attributable to the increase in consulting and maintenance activities for new customers added in 1999 and an increase in the number of personnel supporting these activities.

  Operating Expenses

  Research and Development. Research and development expenses are associated with the development of new products, quality assurance and testing costs incurred prior to commercial production. These expenses consist primarily of personnel, development tools and equipment. Research and development expenses were $751,000, $2.2 million and $3.5 million in 1997, 1998 and 1999. The increase for each of the periods was primarily due to an increase in personnel, the increased use of consulting services for engineering and software development and the acquisition of new development hardware.

  Sales and Marketing. Sales and marketing expenses consist primarily of personnel expenses, sales commissions, travel, public relations, trade shows and brand development. Sales and marketing expenses were $103,000, $3.4 million and $5.6 million in 1997, 1998 and 1999. The increase for each of these periods was primarily due to an increase in personnel and a significant increase in sales and marketing activities in conjunction with the launch of the MarketFirst 1.5 and 2.0 products in 1999.

  General and Administrative. General and administrative expenses consist primarily of personnel and other related costs for executive management, finance, human resources, facilities management, accounting, tax, legal and other professional fees and services. General and administrative expenses were $384,000, $1.0 million and $1.2 million in 1997, 1998 and 1999. The significant increase in general and administrative expenses from 1997 to 1998, was primarily due to an increase in personnel as well as increases in legal, recruiting, travel, and general facilities and office expenses. We expect general and administrative expenses to increase in 2000 to support our planned growth.

  Amortization of Stock-based Compensation. We recorded $30,000, $91,000 and $820,000 of stock-based compensation expenses in operating expenses in 1997, 1998 and 1999. These non-cash expenses represent the difference between the exercise price and the estimated fair value of our common stock at the date the related stock options were granted, and are expensed over the vesting period, which is typically four years. Stock-based compensation on unvested options is deferred and included as a component of stockholders' equity. The stock-based compensation totaled $2.0 million as of December 31, 1999, and will result in additional charges to operations through 2003.

  Interest Income. We derived interest income primarily from short-term investments of cash balances resulting from equity financings and receivables. Interest income was $5,000, $101,000 and $312,000 in 1997, 1998 and 1999.

  Net Operating Loss Carryforwards. As of December 31, 1999, we had net operating loss carryforwards for Federal and state tax purposes of approximately $14.8 million and $10.1 million, respectively that expire on various dates beginning in 2003. The Internal Revenue Code of 1986 substantially restricts the ability of a corporation to utilize existing net operating losses in the event of a significant change in ownership. Upon the occurrence of certain events, including a change in ownership, utilization of our net operating losses may be subject to limitations in future years.

Quarterly Results of Operations

  The following table sets forth the unaudited statement of operations data for the four quarters ended December 31, 1999. We have derived this information from our unaudited quarterly financial statements, which in management's opinion, have been prepared on the same basis as our audited annual financial statements and include all adjustments necessary for the fair presentation of the information when read in conjunction with the audited financial statements and the related notes included elsewhere in this prospectus.

                                                   Quarter Ended
                                   ----------------------------------------------
                                   March 31, June 30,  September 30, December 31,
                                     1999      1999        1999          1999
                                   --------- --------  ------------- ------------
                                                  (In thousands)
Revenues:
 Software hosting.................  $     3  $    41      $   100      $   195
 Software licenses................       32       30          167          140
 Professional services............       42      161          142          211
                                    -------  -------      -------      -------
  Total revenues..................       77      232          409          546
                                    -------  -------      -------      -------
Cost of revenues:
 Software hosting.................        2       12           58           78
 Software licenses................       20        3            3            3
 Professional services............       15       42           98          131
                                    -------  -------      -------      -------
  Total cost of revenues..........       37       57          159          212
                                    -------  -------      -------      -------
Gross profit......................       40      175          250          334
                                    -------  -------      -------      -------
Operating expenses:
 Research and development.........      905      883          796          886
 Sales and marketing..............    1,292    1,108        1,316        1,884
 General and administrative.......      278      325          296          311
 Stock-based compensation.........       85      122          212          401
                                    -------  -------      -------      -------
  Total operating expenses........    2,560    2,438        2,620        3,482
                                    -------  -------      -------      -------
Operating loss....................   (2,520)  (2,263)      (2,370)      (3,148)
Interest income...................       43       35           39          195
Interest and other expense........       (3)      (4)          (1)         (25)
                                    -------  -------      -------      -------
Net Loss..........................  $(2,480) $(2,232)     $(2,332)     $(2,978)
                                    =======  =======      =======      =======

  We experienced significant growth in sales and operating expenses in 1999 as we developed our customer base, added employees and expanded our infrastructure. From December 31, 1998 until December 31, 1999, the number of our customers increased from 2 to 32. Total revenues increased quarter over quarter in 1999 as a direct result of increased sales of licenses, hosted services and professional services. In general, total revenues grew each quarter in relation to the expansion of our customer base. We completed a large project for one of our early customers in the quarter ended June 30, 1999 and as a result professional services revenues for that quarter were slightly higher than for the quarter ended September 30, 1999. Overall, cost of revenues grew each quarter in relation to the increase in revenues. Operating expense growth, particularly in the quarter ended December 31, 1999, was primarily the result of increased personnel costs to support our sales, consulting and customer support services and increased sales and marketing expenditures as we expanded our sales and marketing efforts. Research and development expenses decreased slightly in the quarters ending June 30, 1999 and September 30, 1999, primarily due to temporary reductions in personnel.

  Our operating results have varied on a quarterly basis during our short operating history. We expect to experience significant fluctuations in our future operating results due to a variety of factors, many of which are outside of our control. Factors that may affect our operating results include, among others:

  . varying size, timing and contractual terms of orders for our products and services;

  . timing and significance of the commercial release of new or enhanced products and services by us and our competitors;

  . demand for our e-marketing products and services and price competition;

  . changes in our operating expenses as we expand operations; and

  . general economic factors.

  Unfavorable changes in any of the above factors could materially and adversely affect our revenues, gross margins, results of operations in future periods and the market price of our common stock. As a result, you should not rely upon period-to-period comparisons of our results of operations as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year.

Liquidity and Capital Resources

  Since our inception, we have financed our operations with $31.5 million raised through the private sale of our equity securities. As of December 31, 1999, we had available $13.3 million in cash, cash equivalents and short-term investments.

  Net cash used for operating activities was $1.2 million, $5.6 million and $9.5 million in 1997, 1998 and 1999. Net cash used for operating activities was primarily to fund net losses from operations.

  Net cash used for investing activities was $16,000, $608,000 and $6.6 million in 1997, 1998 and 1999. Since 1997, our investing activities have primarily consisted of equipment purchases to facilitate research and development, implementation of our hosting infrastructure and employee growth. Net cash used for investing activities was primarily the result of $669,000 in purchases of equipment, investments of $9.9 million of proceeds from equity financings into short-term investments and $4.0 million of maturities in short-term-investments in 1999. We expect to make material capital expenditures in the near future to expand our hosted infrastructure to accommodate future growth and for our expansion into new corporate headquarters.

  Net cash provided by financing activities was $1.4 million in 1997, $6.0 million in 1998 and $23.2 million in 1999. Substantially all of the net cash provided by financing activities resulted from sales of our preferred stock.

  In January 2000, we put in place an irrevocable letter of credit for $1.2 million as security against the lease of our new corporate office facility. This letter of credit will remain in place for seven years. The dollar requirement is reduced in the fifth year to approximately $833,000 and in the seventh year to approximately $416,000.

  We believe that the net proceeds from this offering, together with our current cash and cash equivalents and short-term investments, will be sufficient to meet our anticipated cash needs for working capital and expense requirements for at least the next twelve months. Thereafter, we may find it necessary to raise additional equity or debt financing. However, we may also find it necessary to raise additional funds sooner to provide for additional expansion, develop new or enhanced services, respond to competitive pressures or facilitate acquisitions. If adequate funds are not available on acceptable terms, our business may be harmed.

Year 2000 Compliance

  In late 1999, we completed a review of our product and internal systems for year 2000 compliance. We experienced no significant disruptions in our products or with our information technology and non-information technology systems and believe that these systems successfully responded to the year 2000 date change. We incurred approximately $35,000 in connection with this review. We are not aware of any material problems resulting from year 2000 issues, either with our products, our internal systems or the products or services of third parties we utilize.

Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No, 133, "Accounting for Derivative Instruments and Hedging Activities," which established accounting and reporting standards for derivative securities instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. We do not believe that this will have a material effect on our financial statements as we do not hold any derivative financial instruments and do not engage in hedging activities. We will adopt SFAS No. 133 as required for years beginning after June 15, 2000.

  In March 2000, the Emerging Issues Task Force (EITF) published their consensus on EITF Issue No. 00-2, Accounting for Web Site Development Costs, which requires that costs incurred during the development of web site applications and infrastructure, involving developing software to operate the web site, including graphics that affect the "look and feel" of the web page, and all costs relating to software used to operate a web site should be accounted for under Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1). However, if a plan exists or is being developed to market the software externally, the costs relating to the software should be accounted for pursuant to FASB Statement No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed (SFAS No. 86). We will be required to adopt EITF No. 00-2 in its first fiscal quarters, beginning after June 30, 2000, although earlier application is encouraged. To date, we have not entered into activities covered by EITF 00-2, as all software developed internally has been offered under license to customers.

  In March 2000, the EITF published their consensus on EITF Issue No. 00-3, Application of AICPA Statement of Position 97-2, Software Revenue Recognition, to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware. The issue states that a software element covered by SOP 97-2 is only present in a hosting arrangement if the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software. Our hosting arrangements generally do not allow customers the contractual right to take possession of the software without significant penalty.

  In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements as amended by SAB 101A, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. We will adopt SAB 101 effective April 1, 2000, as required. We do not expect the adoption of SAB 101 to have a material effect on our consolidated financial position or results of operations.

Qualitative and Quantitative Disclosures About Market Risk

  To date, we have provided our products and services primarily to customers in the United States. As a result, it is unlikely, at this time, that our financial results could be directly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. All of our sales are currently denominated in U.S. dollars.

  Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we earn on our short-term investment portfolio. We plan to ensure the safety and preservation of our invested funds by limiting default risk, market risk and reinvestment risk by investing in high credit quality securities.

Inflation and Foreign Currency Risk

  Inflation has not had a significant impact on our operations during the periods covered by the financial statements included in this prospectus. Additionally, we are not presently subject to significant foreign exchange risk. If we are affected by inflation or foreign currency fluctuations in the countries where we expect to have operations, we could be adversely affected.

                                    BUSINESS

  We are a leading provider of a comprehensive hosted e-marketing solution that enables organizations to execute interactive marketing campaigns over the Internet. Our solution, an integrated offering of comprehensive hosted e-marketing software and strategic e-marketing consulting services, enables organizations to design, execute and measure the effectiveness of e-marketing campaigns that combine innovative on-line and proven marketing strategies and tactics. Using our solution, organizations can initiate a broad range of proactive customer interactions, improve the value of each interaction, capitalize on new market opportunities, and measure e-marketing effectiveness. We offer our comprehensive e-marketing solution as a hosted service or as a traditional software license and through our destination site, myMarketFirst.com. We have over 30 customers, including such recognized industry leaders as General Electric Company, GTE, NorthPoint Communications, Quantum Corporation and Rhythms NetConnections. As a result of our planned acquisition of FusionDM, we expect to add additional customers such as 3Com, 21st Century Insurance and eBay.

Industry Background

  The Importance of Effective e-Marketing

  The Internet is transforming the way business is conducted across many different industries, and it is allowing companies to reach a broader base of customers globally. The immediate availability of information on the Internet is allowing businesses to create new, large scale and highly efficient markets or exchanges where business transactions and relationships are conducted electronically. International Data Corporation, or IDC, estimates that the total value of goods and services purchased by businesses and consumers over the Internet will increase from approximately $111 billion in 1999 to $1.3 trillion in 2003. In addition, IDC expects that 58% of total on-line commerce in 1999 will be attributable to on-line business-to-business commerce, which will grow to 74% of total on-line commerce by 2003.

  The growth of on-line commerce is generating tremendous competition for on-line market share and on-line customers. New, often well-funded, Internet-based businesses, referred to as ".coms," are seeking to quickly gain scale and differentiate themselves from numerous other on-line businesses. At the same time, established businesses are seeking to defend their business franchises and customer bases from new on-line competitors, and they are trying to capture a large share of on-line revenues themselves. As a result of the intense competition for on-line market presence and customers, effective on-line marketing is increasing in strategic importance. Businesses are spending significant amounts of money to build web sites and on-line business operations that will attract customers, to advertise those web sites and on-line businesses and effectively position them in the marketplace, to generate customer orders and revenues from on-line traffic, and to retain existing on-line customers.

  At the same time, the nature of the Internet has dramatically expanded the complexity and potential of marketing. Marketing is shifting from off-line one-directional mass marketing programs to interactive, dynamic and personalized on-line marketing tactics and strategies, often referred to as "e-marketing." Over the Internet, organizations can customize marketing messages to better communicate their value propositions, develop deeper relationships with their key customers, partners, and prospects, and more effectively track and measure customer behavior and marketing effectiveness. The Direct Marketing Association, or DMA, estimates that Internet-based interactive direct marketing expenditures will reach $9 billion by 2004.

  The Emergence of Internet Applications and Hosted Services

  As the functionality and security of the Internet have increased, many organizations have begun to deploy and access business applications on-line. More recently, an increasing number of organizations are leveraging the Internet to outsource the management of business applications. Historically, corporate software deployment has been a time-consuming and costly process, and enterprise software applications typically required large initial investments in software licenses and hardware equipment, and entailed lengthy implementation periods and substantial dedicated information technology, or IT, resources for upgrade and maintenance. In contrast, in a hosted environment, the network and hardware infrastructures are provided by a third-party at a central, off-site location, and the software applications are accessed remotely through web browsers. This affords organizations the following benefits:

  . increased availability as users can access applications from anywhere where a standard web browser is available;

  . the ability to scale to accommodate a large number of users;

  . shorter implementation cycles as applications can be configured centrally and rapidly deployed;

  . reduced need and associated costs for in-house IT personnel to implement and manage the applications; and

  . lower initial investment and total cost of ownership.

  Forrester Research estimates that worldwide spending on hosted applications will grow from $700 million in 1999 to $6 billion by 2003.

  We believe that e-marketing represents a significant hosted application market opportunity. A hosted e-marketing solution can allow organizations to more quickly capture market opportunities, a critical differentiator in today's competitive on-line markets. In addition, marketing departments are often overwhelmed by the demands and growth of on-line commerce and welcome a solution that requires minimal initial personnel and capital resource commitments.

  Limitations of Existing Solutions

  While organizations have invested in software applications to manage Internet-based transactions, analyze data generated from web site visits, and automate customer support, they have had limited success in utilizing the Internet to improve e-marketing effectiveness. We believe this has been due to the following factors:

  Personalized Interaction. Many existing solutions deliver untargeted, mass e-mails, and are not developed for a higher degree of personalized customer interaction and education. The need for interactive and educated selling is especially critical in business-to-business transactions and high-end consumer marketing.

  Multi-Channel Integration. Many existing solutions frequently cannot integrate existing marketing channels such as print, fax and broadcast with Internet channels, nor do they adequately leverage existing customer information generated from non-Internet based marketing activities.

  Campaign Best Practices. Many existing solutions do not provide "out-of-the-box" functionality that incorporates marketing best practices to assist organizations in rapidly creating effective e-marketing campaigns.

  Campaign Measurement. Many existing solutions lack the capability to measure return on marketing investment. Without this capability, organizations are unable to test and measure the effectiveness of a marketing campaign in real-time, and thus cannot modify marketing tactics to optimize the marketing effort.

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  Hosted Services. Many existing marketing solutions are not offered as a hosted service, which makes it difficult for time and resource constrained marketing departments to implement e-marketing campaigns rapidly.

  Strategic e-Marketing Consultation. Many existing solutions do not provide strategic consulting services to ensure the successful design and implementation of effective e-marketing campaigns.

The MarketFirst Solution

  We provide an e-marketing solution that we believe helps our customers rapidly capture market share and build stronger customer relationships. Our solution, an integrated offering of comprehensive hosted e-marketing software with strategic e-marketing consulting services, enables organizations to design, execute and measure the effectiveness of e-marketing campaigns that combine innovative on-line and proven marketing strategies and tactics. Using our solution, organizations can initiate a broad range of proactive customer interactions, improve the value of each interaction, capitalize on new market opportunities and measure e-marketing effectiveness.

  Our comprehensive e-marketing solution is comprised of four core components:

  . Our e-marketing software platform is the foundation of our solution and provides an easy-to-use, interactive design environment to design and execute automated e-marketing campaigns.

  . Our eMarketing Blueprints are software templates that provide pre-built e-marketing campaigns based upon e-marketing best practices.

  . Our hosted service allows our customers to focus on improving the value of their marketing investments, while eliminating the need to manage the underlying information technology.

  . Our strategic e-marketing consulting services extend our e-marketing expertise to our customers, enabling the creation, implementation and measurement of innovative and effective e-marketing campaigns and strategies to maximize the return on their marketing investment.

  We believe our e-marketing solution provides our customers with the following key benefits:

  Accelerate "Time-to-Value." Our solution helps our customers quickly launch effective e-marketing campaigns to capture new market opportunities. The "best practices" knowledge contained within our eMarketing Blueprints allows organizations to quickly create, test and launch e-marketing campaigns. Typical implementation times for our e-marketing campaigns range from three to 30 days. The easy-to-use interface of our e-marketing platform also allows organizations to build sophisticated campaigns quickly by using visual elements like forms and flowchart blocks.

  Focus on e-Marketing. By using our hosted service, our customers can leverage their constrained IT resources, reduce their technical risk and outsource non-core technology competencies. We manage the installation, program deployment, and upgrade and maintenance of our applications through a secure Internet connection. Our customers do not need to lease, buy or continually upgrade existing software and hardware, or recruit and retain systems engineers and administrative personnel to support their e-marketing campaigns. As a result, our customers can focus on creating more effective, innovative and targeted marketing messages and campaigns. We also partner with a leading Internet service provider, which allows us to scale to the high-volume demands of Internet use.

  Implement High Quality e-Marketing Campaigns. We have a team of highly experienced marketing professionals that offers our customers a range of e-marketing consulting services, including marketing campaign management, strategic marketing, direct marketing, database marketing, campaign design, media selection and planning, channel development and Internet technology

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services. We assist our customers in measuring the relative performance of all media to clearly identify which media are the most cost effective and can maximize the return on their marketing investment. We believe the knowledge and experience of our consulting organization can assist our customers in designing and implementing more effective e-marketing campaigns.

  Improve Personalized Interactive Relationships. Our solution allows organizations to personalize their e-marketing campaigns based on authorized information generated through on-line interaction with their customers or prospects. Our solution goes beyond one-directional, mass e-mail campaigns by enabling two-way dialogues that provide increased value to both the organization and its customer or prospect as they exchange information. We believe this interaction often builds customer loyalty and allows for collaborative relationship building between an organization and its customers. Our solution can be especially valuable to organizations marketing high-value goods and services, which may require a higher degree of personalized interaction and education for potential customers.

  Centralize e-Marketing Control. With our solution, an organization's marketing campaigns can be centrally managed through its web site. Organizations have made significant investments in traditional broadcast, print, telemarketing, e-mail, direct mail campaigns and web banner ads. By directing respondents from these campaigns to a web site and through our centralized e-marketing platform, organizations are able to manage personalized interactions with their new and existing customers and to measure the effectiveness of these campaigns. In addition, our solution is able to integrate internal and external sources of customer information with their e-marketing campaign results to build a more comprehensive customer knowledge base.

  Analyze Real-time e-Marketing Performance and Feedback. Our solution provides important and timely insight on the effectiveness of e-marketing campaigns. This allows marketing departments to continuously refine their understanding of each customer, thereby improving their ability to provide up-to-date and personalized recommendations to their customers. In addition, this real-time feedback can assist marketing departments in determining which campaigns generate better leads and revenue opportunities.

Growth Strategy

  Our objective is to become the leading provider of comprehensive hosted e-marketing software solutions. The key elements of our strategy include:

  Capitalize on Our Leading Market Position. We believe that the e-marketing software application market has just begun to emerge and will grow as organizations recognize the strategic importance of developing one-to-one customer relationships. Since we were among the first to market a comprehensive hosted e-marketing solution, we have the opportunity to establish our products and services as the leading solution for comprehensive and effective e-marketing. We have over 30 customers, including such recognized industry leaders as General Electric Company, GTE, NorthPoint Communications, Quantum Corporation and Rhythms NetConnections. As a result of our planned acquisition of FusionDM, we expect to add additional customers such as 3Com, 21st Century Insurance and eBay. We intend to leverage these relationships to generate new customers.

  Leverage the Growing Demand for Hosted Applications. We continue to leverage the growing demand for hosted applications. Many of our customers have purchased a hosted version of our e-marketing solution because it can be implemented rapidly and can reduce IT costs. We believe the hosted model provides benefits for organizations of all sizes and can increase our customer penetration across industries. In addition, we believe our hosted application service provides us with a highly attractive recurring revenue stream that affords a higher degree of predictability than the typical license software model. We believe this predictability will allow us to better plan our operations and resource needs.

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  Expand Our Strategic e-Marketing Consulting Services. We intend to increase our strategic consulting services through internal expansion and additional acquisitions of e-marketing agencies. Our strategic consulting group helps companies find innovative ways to use our solution, which can lead to increased adoption of our products and services and provides us with ideas for future product development. We believe our expected acquisition of FusionDM will augment our e-marketing campaign design and execution expertise.

  Develop Key Strategic Partnerships. We intend to continue to enter into strategic relationships that expand our marketing and distribution channels and provide us with differentiating technology. We have entered into joint sales and marketing programs with Personify, an e-business software company, and Clarify, a customer support software company, and marketing service provider programs with US Web/CKS, now known as marchFIRST, and Acxiom. These partners also use our solution to help their customers implement e-marketing campaigns as part of larger strategic initiatives.

  Target International Markets. We believe international markets represent a significant opportunity for us. We are currently marketing the first bilingual (English and German) e-marketing application and intend to further pursue multi-language functionality. We also plan to expand our direct sales, marketing and support presence in selected European markets and develop alliances with international distributors and partners.

   Utilize myMarketFirst.com as an Education and Distribution Channel. We plan to leverage our destination site, myMarketFirst.com, as an education and distribution channel for new and existing customers. myMarketFirst.com is a web site where potential customers who are exploring the benefits of e-marketing solutions can test our e-marketing solution through a trial campaign or on a pay-per-use basis before committing to a long-term hosted or installed implementation. This enables our customers and potential customers to utilize our products and services and generate demonstrable results in their own environment, which we believe will lead to increased customer penetration. We also intend to utilize customer leads generated from the site and up-sell customers to our other product and service offerings.

Products and Services

  We offer our comprehensive e-marketing solution as a hosted service or as a traditional software license and through myMarketFirst.com. Our hosted service runs on MarketFirst-managed servers and is available through a reliable, high-performance, secure global Internet network. Our network architecture is designed to ensure responsiveness and allows customers to easily define which marketing personnel will have access to hosted servers to maintain application integrity and to secure campaign information.

  e-Marketing Software Platform

  The core of our comprehensive solution is our e-marketing software platform. This platform provides an easy-to-use, interactive design environment to define the launch and execution of e-marketing programs. With our software platform, an organization's marketing campaigns can be managed centrally through its web site. The platform utilizes easy-to-use graphical and editing components to build marketing applications quickly. The platform is comprised of the following campaign management components:

  Live Marketing Calendar. Graphically represents all marketing programs and campaigns and allows customers to view the activity and status of their e-marketing campaigns.

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  Audience Management. Builds and manages a contact database, including the gathering of customer contacts, profiles and behavioral information. The module allows users to organize data for targeted marketing programs.

  Document Management. Enables the importation and creation of documents for e-marketing campaigns that can be delivered on a personalized level, such as interactive web pages, e-mails and faxes.

  Program Design and Management. Allows marketing professionals to design marketing campaigns visually through a graphical interactive process flow application.

  Reporting and Analysis. Provides reporting and analysis capabilities to assess the effectiveness of marketing programs. Reports are accessible on-line in real-time and may also be scheduled on a periodic basis or triggered by specific events.

  Marketing KnowledgeBase. The primary repository of all data collected with or used by the MarketFirst solution. This data includes customer and prospect information from both historical and real-time interactions, marketing documents and templates, campaign information, results and metrics.

  Administrative Control. Provides access to all campaigns through multi-level security. Campaigns can be developed, launched, suspended, altered, archived and re-used under a permission model.

  eMarketing Blueprints

  Our comprehensive e-marketing solution includes a library of predefined and easy-to-customize marketing campaign templates, called eMarketing Blueprints, that are designed to use the capabilities of the e-marketing software platform. Our eMarketing Blueprints automate and optimize the steps in the e-marketing campaign process. We design these Blueprints for use by marketing departments without the need for dedicated IT staff support. The Blueprints include easy-to-use templates and sample documents, based on marketing best practices from a wide range of industries. Our customers can integrate their own information into the templates for rapid execution of marketing campaigns or they can customize the tools and templates to suit their specific marketing practices. The Blueprints enable organizations to target and qualify their customers and prospects, distribute and manage leads effectively, maintain personalized customer relationships, and identify and manage their channel and e-commerce trading partners. We offer the following eMarketing Blueprints:

  eDirect Marketing. Creates, designs and executes multi-channel promotional campaigns through the Web, e-mail and fax. This Blueprint enables our customers to segment their target audience so that they can personalize their communications and ensure that the right message reaches the intended recipient. Using this Blueprint, users can save information on each prospect's personal preferences and perform real-time reporting and analysis to test and evaluate campaigns.

  Automated Lead Qualification and Distribution. Enables our customers to qualify and distribute leads to their direct sales channel, efficiently and cost-effectively. This Blueprint helps organizations nurture leads and turn them into sales by maintaining personalized contact with prospects and educating them about the organization's products and services.

  Channel Lead Management. Monitors and analyzes the conversion of leads in indirect sales or distribution channels. This Blueprint allows organizations' sales and marketing managers to monitor the source of the leads, manage the distribution of the leads to channel partners and measure lead

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conversion by each channel partner. This Blueprint's monitoring and analyzing capabilities enable organizations to evaluate and improve their lead generation and customer acquisition programs so that they can generate more productive leads and deliver better returns on their channel marketing investments.

  Media Response Blueprint. Customizes each visitor's experience at web sites while gathering and aggregating relevant web site visitor information. Using this Blueprint, organizations can identify the best leads coming through the Web and evaluate which of their on-line media placements, such as web banner advertisements, are more effective.

  Automated Web Seminar Management. Enables our customers to target, invite and register their best prospects for scheduled seminars conducted over the Internet. This Blueprint allows our customers to conduct an interactive dialogue with attendees after the seminar through web-based surveys and e-mails. This Blueprint also includes reporting capabilities that allow our customers to assess and analyze the success of their web seminar programs at any stage.

  Partner and Channel Management. Develops, manages and maintains a directory of information for a network of indirect channels of sales and marketing partners. This Blueprint allows organizations to maintain up-to-date information about their channel partners.

  Event Management. Automates the event management process, from design, promotion and registration through final billing and individualized follow-up. This Blueprint provides a set of documents for personalized on-line communications with invitees. Our customers' prospects automatically receive announcements, special offers, literature fulfillment and responses to their requests. This Blueprint enables our customers to measure the results of each event they sponsor through customer satisfaction surveys and customizable reports that provide information which can be used to design future events.

  E-commerce Trading Partner Development. Allows users to develop and manage e-commerce trading communities. Organizations can engage in on-line dialogue with promising partners, use web-based surveys to assess their e-commerce capabilities, and provide the prospective partners with educational information through the Web, e-mail, print or fax. This Blueprint supplies processes and guidelines to measure the success of their e-commerce partner relationships and in real-time, track revenues and return on investment by trading partner, company and other criteria.

Technology

  Our solution is based on core technologies that integrate our e-marketing software platform and the eMarketing Blueprints into a seamless application. The primary components are listed below:

  Application Server. This is the central workflow engine of the MarketFirst platform. The Application Server is written in C++ and supports both Windows NT and Solaris platforms. We use commercial componentry software for our Application Server to provide advanced scalability, reliability and functionality.

  Automated Program Director. The Automated Program Director, or APD, enables multiple media distribution and input to the Application Server. Written completely in Java, the APD supports both Windows NT and Solaris platforms. The APD recognizes media preferences stored in the MarketFirst KnowledgeBase for individual targets and automatically formats and manages communications to that target according to the designated media preference.

  Report Server. Our Report Server automates the reporting process. By using the Report Server, our customers can access reports from any Internet-enabled device through a standard browser. The

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Report Server supports dynamic analysis and enables real-time reporting. Our
Report Server is based on the industry leading Microsoft Excel Reporting and the SQRIBE Technologies Reporting Server from Brio Corporation.

  MarketFirst KnowledgeBase and the MarketFirst DataMart. These databases house all of the information for our applications. The KnowledgeBase supports both Oracle and Microsoft SQL servers and contains all imported list and segmentation data, the generated application business rules and objects, and the marketing content files, such as letters, e-mails and text files. The MarketFirst DataMart contains extracted data from the KnowledgeBase for reporting purposes.

Professional Services

  To complement our product and service offerings, we provide a variety of professional services to our customers to assist them in the rapid implementation of our e-marketing solution and to support them as they design and execute e-marketing campaigns.

  e-Marketing Consulting. We bring extensive e-marketing expertise to our customers by providing a full-range of e-marketing consulting services designed to assist them in optimizing their marketing initiatives and the use of our products and services. We work closely with our customers to develop integrated e-marketing strategies, customer segmentation models, event-driven campaign designs, and effective campaign test and measurement techniques.

  Implementation. We provide customer-specific implementation services, which include user, technical and systems orientation, hosted operational support and campaign administration. By using our implementation services, our customers can deploy and manage their e-marketing campaigns more quickly and effectively.

  Training. We provide training and other educational services to our customers. By attending our training classes, our customers' marketing professionals can become proficient at using our products and services to design and launch effective marketing campaigns.

  Support and Maintenance. We offer support and maintenance services, which provide our customers with hotline technical support and remote dial-in services to maintain and enhance the performance of our solution.

Customers

  As of March 31, 2000, more than 30 customers have purchased our e-marketing services. The following is a list of our customers:

   . Autodesk                 .Luna                      .Rhythms
   . Castelle                 .Marathon                  .SalesLogix
   . Clarify                  .Marimba                   .SAP AG
   . CommVault Systems        .Micron                    .ShopNow.com
   . Dynamic Web Enterprises  .Niku                      .Sun Microsystems
   . Ernst & Young            .Nortel Networks           .Synopsis
   . Excite                   .NorthPoint Communications .University of Phoenix
   . GE Plastics              . Orbit Commerce           .web2web Conversion
   . GTE                      .QDecor.com                .WR Hambrecht
   . Hire.com                 .Quantum                   .ZipGive
   . Kellogg Northwestern     .Reach                     .Ziplink

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

  The following case studies illustrate how some companies are using our e-marketing solution.

  GTE: Building Customer Loyalty and Retention

  GTE.net, GTE's Internet Service Provider, offers dial-up access to consumers and small businesses.

  Business Challenge. GTE found the highest attrition rates occurred in its customer base within the first three months of service and wanted to provide new customers during those first three months with pertinent suggestions for using their new access to the Internet. To meet its customer retention objectives, GTE required a national on-line marketing program that would build a one-to-one relationship with each customer so that GTE could personalize its service to each individual's preferences. GTE believed that if it could provide relevant usage suggestions, customers would obtain additional value from GTE's services, thereby increasing customer loyalty and improving overall customer retention rates.

  Solution. GTE selected us to build its personalized relationships through an e-marketing campaign. Within 30 days of selecting us, GTE implemented a series of e-mail campaigns, beginning with a welcome letter sent to over 20,000 new customers every week. Following the welcome letter, weekly e-mail updates were provided to gather personalized web user information through a series of multiple-choice questions. These questions initially related to things such as demographics and familiarity with the Internet, and subsequently became more specific over time to identify purchasing interests. Using our hosted solution and the eDirect Marketing Blueprint, GTE was able to analyze responses that were captured in a dynamic database, which allowed GTE to deploy targeted ongoing communication. GTE believes that it significantly reduced account attrition as a result of its new e-marketing campaigns.

  NorthPoint Communications: Quick Access to Widely Distributed Markets

  NorthPoint Communications provides high-speed Internet access using Digital Subscriber Lines, or DSL.

  Business Challenge. NorthPoint needed to manage and effectively distribute new DSL customer leads to its extensive partner network, track closing rates and measure return on investment. The desired solution would drive potential customers to NorthPoint's web site, educate them, capture geographical information and automatically respond with the available DSL speeds in their area. The solution would then automatically distribute individual leads to the appropriate channel partners and allow for easy follow-up. NorthPoint also required the ability to measure campaign and partner effectiveness quickly.

  Solution. NorthPoint employed our Channel Lead Management Blueprint to manage its customer leads with its indirect channel partners. When a prospect visits NorthPoint's web site inquiring about DSL service, a MarketFirst-generated lead qualification process is initiated. This process includes integration with an existing program that evaluates DSL availability in specific geographical regions and uses that information to return a personalized response to the prospect. Prospects can educate themselves on DSL, understand what options they have in their specific region and request additional information. After requesting additional information, the prospects become qualified leads. NorthPoint's partners receive these leads through e-mail or by visiting a password-protected web site hosted by MarketFirst. Leads are distributed to partners using NorthPoint's business rules, and partners are automatically contacted for follow-up regarding the outcome of each lead, providing NorthPoint with valuable information on which campaigns are effective and which partners are experiencing success. Within the first six months of using MarketFirst, Northpoint generated approximately 100,000 leads. NorthPoint believes that this program helped it more than double the size of its lead database.

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  Quantum Corporation: From Web Advertising to Customer Interaction

  Quantum Corporation's Snap Division is a provider of network-attached storage devices.

  Business Challenge. On-line media in the form of web banner advertising is a key component of Quantum's marketing mix. Quantum needed to track how prospects reached its web site, qualify their buying potential, and ultimately distribute leads to the appropriate channel. Quantum believed that a dynamic and personalized interaction with its prospects would yield higher quality leads. In addition, with a diverse customer base, ranging from small businesses to Fortune 1000 companies, and several hundred channel partners, it was critical for Quantum to distribute leads efficiently.

  Solution. Using MarketFirst's hosted solution, Quantum can track which web banner or other marketing campaigns generated traffic to its web site, allowing Quantum to provide its prospects with a personalized response. MarketFirst provides additional qualification questions focused on the prospects' product interests and storage needs. Depending on the responses to these questions, prospects are categorized and ranked as leads and then routed to the appropriate sales channel based on Quantum's business rules. By using MarketFirst to manage this web-driven lead qualification and distribution campaign, Quantum has efficiently distributed hundreds of high quality leads to the appropriate sales channel, resulting in a significant increase in its customer base.

Sales and Marketing

  We primarily utilize a direct sales force to market our products and services in the United States. We have sales offices in Mountain View, California; Seal Beach, California; Bellevue, Washington; Dallas, Texas; Atlanta, Georgia; Natick, Massachusetts; and Iselin, New Jersey. We generally sell to senior marketing management, or, in some organizations, a senior manager of an e-commerce business unit. Each potential customer's IT group often plays an advisory role in evaluating our products and services. Our professional services group also often participates in the sales process by defining implementation and integration requirements based on an individual customer's needs. The sales process generally ranges from one to three months.

  Our marketing department builds market awareness of our company, our brand and products and services through web-based seminars, e-mail newsletters and e-marketing campaigns. We conduct the web seminars twice a month, with attendance ranging from 25 to over 100 participants. We use these programs to generate and confirm registrations and to implement follow-up programs. In addition, we market through traditional direct marketing techniques, such as print advertisements, billboards, telemarketing, targeted direct mailing and a variety of trade shows and seminars.

Strategic Relationships

  We intend to continue to develop strategic relationships to enhance our e-marketing solution. These relationships enhance the breadth and depth of our product and service offerings and complement our sales, marketing and implementation efforts. We invest in relationships that provide meaningful value to our business and customers. Our strategic relationships include:

  Hosting Relationship. We have a strategic agreement with Exodus
Communications to be an Internet service provider for our hosted customers. Exodus enhances the reliability of our e-marketing service by providing continuous management of our hosted application servers and by increasing the Internet bandwidth available for our customers' solutions.

  Technology Relationships. We have formed, and intend to expand, our technical support relationships with vendors whose products complement our offerings. These vendors include Acxiom Corporation, zapdata Corporation and SQRIBE Technologies Corp., a subsidiary of Brio Corporation.

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

  Joint Sales and Marketing Relationships. We have formed, and are currently expanding, joint sales and marketing relationships under which we will offer the MarketFirst solution to the customer base of our partners, or together with the products of our partners, to create an integrated solution that our partners can sell to their customers. We currently have joint sales and marketing relationships with Personify Corporation, Clarify Corporation, SAP Labs, Inc. and US Web Cornerstone. Although we believe these relationships can provide meaningful value to our business and customers, to date, we have not sold any of our products or services as a result of these relationships. In addition, some of these relationships are terminable by either partner upon 30 days' notice.

  Professional Consulting Relationships. We work with Ernst & Young on a project-by-project basis for implementation and value-added consulting services. We intend to develop more relationships with selected professional consulting firms to expand the consulting services available to our customers.

Research and Development

  We focus our research and development efforts on enhancing our technology and existing products and developing additional applications that enable organizations to manage their marketing campaigns. Members of our research and development group have extensive experience in Internet-based technology, customer/server database applications and connectivity technologies. Our engineering team is responsible for enhancing our current products, and exploring and developing new product technologies. We supplement our internal software development efforts with outside contractors who can perform discrete programming tasks effectively. Our software development approach consists of a well-defined methodology that provides guidelines for planning, controlling and implementing projects. Our engineering teams work closely with our quality assurance teams in an effort to ensure quality product releases. When each product approaches release, the software undergoes rigorous, interactive testing, code stabilization and documentation. Our future success depends largely on our ability to continue enhancing existing products and to develop new ones that reinforce our competitive position and our value proposition to customers. We will continue to make substantial financial and organizational investments in research and development.

Competition

  The market for e-marketing solutions is highly competitive and subject to rapid technological change, and we expect competition to continue and to increase in the future.

  We believe that the principal competitive factors affecting our market are:

  . ability to provide a cost-effective solution;

  . speed of implementation of e-marketing campaigns;

  . reliability, scalability and ease-of-use of products;

  . quality of professional services and customer support; and

  . quality and effectiveness of e-marketing campaigns.

  Although we believe that our solution currently competes favorably as to each of these factors, our market is evolving rapidly and we may not be able to maintain our current competitive position against existing and new competitors.

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  While we compete primarily with providers of e-marketing solutions, such as
Annuncio Software Inc. and Rubric, a subsidiary of Broadbase, we expect to compete with additional companies which may include:

  . e-mail marketing application companies, such as Digital Impact, Post
    Communications and Responsys.com;

  . data-mining and data warehouse companies, such as E.piphany and Broadbase;

  . traditional campaign management companies, such as Prime Response and Exchange Applications; and

  . existing sales force automation and customer support software companies, such as Siebel, Vantive and Clarify.

  Many of our competitors and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. As a result, they may be able to respond more quickly than we can to changes in technology or customer requirements, undertake more extensive promotional activities, offer more attractive pricing terms, and bundle their product and service offerings in a manner that would put us at a competitive disadvantage.

Intellectual Property and Proprietary Rights

  We regard our technology as proprietary and attempt to protect it by relying on trademark, service mark, copyright and trade secret laws, confidentiality agreements and other methods.

  We hold United States federal and Canadian trademark registrations for "MarketFirst." We have applied for registration of other of our marks in the United States. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are distributed or made available over the Internet, and policing unauthorized use of our proprietary information is difficult. We currently have no patents or patents pending and do not anticipate that patents will become a significant part of our intellectual property in the foreseeable future

  We also generally enter into confidentiality or license agreements with our customers, employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization or to develop similar technology independently. Furthermore, the validity, enforceability and scope of protection of intellectual property in Internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect intellectual property to the same extent as do the laws of the United States.

  We may have to enter into litigation to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others with respect to our rights. Litigation is generally very expensive and can divert the attention of management from daily operations. Accordingly, intellectual property litigation could harm our business.

  We are not aware of any case in which we are infringing the proprietary rights of others. However, third parties may bring infringement claims against us. Any such claim is likely to be time consuming and costly to defend, could cause product delays and could force us to enter into unfavorable royalty or license agreements with third parties. A successful infringement claim against us could require us to enter into a license or royalty agreement with the claimant or develop alternative technology. However, we may not be able to negotiate favorable license or royalty

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agreements, if any, in connection with such claims, and we may fail to develop alternative technology on a timely basis. Accordingly, a successful product infringement claim against us could harm our business.

Employees

  As of March 31, 2000, we had 114 full-time employees, including 31 in engineering, 46 in sales and marketing, 9 in finance and administration, and 28 in customer support and professional services. In addition, as a result of our expected acquisition of FusionDM, we plan to add over 60 new employees. Based on our growth plans, we anticipate hiring a significant number of employees over the next 12 months. From time to time we also employ independent contractors to support our research and development, marketing, sales, support and administrative companies. As of March 31, 2000, we employed 20 contractors, 10 of which supported our research and development efforts. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe our relations with our employees to be good.

Facilities

  Our corporate headquarters are currently located in a leased facility in Mountain View, California and consist of approximately 7,500 square feet of office space. The facility is under a two-year operating lease, which expires in April 2000. We have entered into a seven-year lease on a new facility, which will replace our existing headquarters. This new facility is located in Mountain View, California and consists of approximately 66,000 square feet of office space. We believe that our existing facilities are adequate to meet our current needs and that suitable additional space will be available in the future, if necessary, on commercially reasonable terms.

Legal Proceedings

  We currently are not a party to any material litigation. We may in the future be party to litigation in the course of our business.

                                   MANAGEMENT

Executive Officers and Directors

  The following table sets forth the names, ages and positions of our executive officers and directors as of April 7, 2000. The background of each person listed in the table is described below.

 Name                                 Age                       Position
 ----                                 ---                       --------
 Officers:
 Peter R. Tierney.................... 55    President, Chief Executive Officer and Director
 Anurag Khemka....................... 35    Chief Technology Officer and Director
 Tommy Hawkins....................... 45    Vice President of Engineering
 Ray S. Rike......................... 37    Vice President of Sales and Business Development
 Robert W. Sator..................... 40    Vice President of Finance and Administration
 Dean Geannacopulos.................. 44    Vice President of Technical Services
 Matthew D. Kuckuk................... 41    Vice President of Professional Services


 Directors:
 Douglas A. Lindgren(a).............. 38    Director
 Alexander Rosen..................... 32    Director
 Randall C. Bolten(a)(b)............. 47    Director
 Stephen R. Chapin, Jr.(b)........... 36    Director
 James D. Power III(b)............... 68    Director

-------------------------
(a) Member of Compensation Committee
(b) Member of Audit Committee

  Officers

  Peter R. Tierney has served as our President, Chief Executive Officer and director since July 1998. From April 1998 to May 1998, Mr. Tierney served as a consultant to Siebel Systems Corporation, a salesforce automation company. From January 1991 to March 1998, Mr. Tierney served as Chairman, President and CEO of Inference Corporation, a provider of self-service and knowledge management tools for the customer service and help desk industries. From January 1986 to January 1991, Mr. Tierney served as Senior Vice President of Oracle Corporation, a software company, where he was responsible for worldwide marketing and served as a member of the Oracle Management Committee. Mr. Tierney holds a B.S./B.A. in Management and Economics from Northeastern University.

  Anurag Khemka is one of our founders, has served as a director and in many executive positions since our inception in August 1996 and is currently our Chief Technology Officer. From February 1995 to June 1996, Mr. Khemka was the Director of Research and Development at Cambio Networks, a network management software company. From February 1989 to February 1995, he held several positions with UB Networks, a computer network company, including software engineer, Engineering Development Manager and Chief Product Architect for enterprise-wide customer/server and network management products. Mr. Khemka holds a Bachelor of Technology in Electrical Engineering from the Indian Institute of Technology, New Delhi and an M.S. in Computer Science from the University of Southwestern Louisiana, Lafayette.

   Tommy Hawkins has served as Vice President of Engineering since November 1998. From May 1998 to June 1998, Mr. Hawkins was Vice President of Engineering of Front Office Technologies, a software company. From March 1996 to April 1998, he was President of Hawkins Consulting, an independent software consulting firm. From February 1993 to February 1996, Mr. Hawkins held several positions with Visigenic Software Incorporated, a software company, including Vice President of Engineering and Director of Engineering. Mr. Hawkins holds a B.S. in Information and Computer Science from the Georgia Institute of Technology and an M.S. in Medical Information Science from the University of California at San Francisco.

  Ray S. Rike has served as Vice President of Sales and Business Development since February 1998. From June 1996 to December 1997, Mr. Rike was the Vice President of Marketing and Sales at Actra Business Systems, an Internet commerce joint venture between Netscape and General Electric. From June 1988 to June 1996, Mr. Rike served in multiple sales and marketing management roles with GE Information Services. Mr. Rike holds a B.S. in Computer Science and a B.A. in Operations Management from Ohio State University.

  Robert W. Sator has served as Vice President of Finance and Administration since July 1998. From July 1994 to June 1998, Mr. Sator served as Vice President of Finance and Operations of WorldPlay Entertainment, an on-line interactive software developer and a wholly-owned subsidiary of America On-line. From October 1993 to June 1994, Mr. Sator served as controller for Woodside Technologies, a developer and reseller of UNIX-based software. From May 1985 to September 1993, he served as controller for The Prometheus Company, a diversified real estate development and investment service company. Mr. Sator began his career with Arthur Andersen & Company, where he served as a senior auditor advising both hardware and software companies. Mr. Sator is a C.P.A. and earned a B.S. in Business Administration and Accounting from Cal Poly, San Luis Obispo.

  Dean Geannacopulos has served as Vice President of Technical Services since August 1999. From June 1997 to August 1999, he was our Director of Engineering Operations. From January 1997 to June 1997, Mr. Geannocopulos was an engineering manager at Uniteq Application Systems, a software development company. From October 1996 to January 1997, Mr. Geannacopulos was an independent engineering consultant principally designing software products. From July 1994 to October 1996, he was a senior consultant for EnaTec, a software development company, in connection with its acquisition by Wonderware, and following the acquisition he consulted with Wonderware to support integration of EnaTec's products. Mr. Geannacopulos holds a B.S. in Biology from San Jose State University.

  Matthew D. Kuckuk has served as Vice President of Professional Services since December 1999. From August 1999 to December 1999, Mr. Kuckuk was the managing director of e-commerce at IDLX Technology Partners, an IT consulting firm. From October 1988 to August 1999, he was a Vice President of American Management Systems, a technology consulting and software company. From September 1983 to September 1988, Mr. Kuckuk served as a Senior Project Manager of Fair, Isaac Co., a consulting firm. Mr. Kuckuk holds a Masters in Operations Research from the University of California-Berkeley and a B.S. in Industrial Engineering from the University of Wisconsin-Madison.

  Directors

  Douglas A. Lindgren has served as a director of MarketFirst since October 1999. Since April 1995, Mr. Lindgren has held several positions with United States Trust Company of New York and currently is Managing Director. He has also served as Chief Investment Officer of Excelsior Private Equity Fund II, Inc. since its inception in April 1997 and is Excelsior's designee on our board. From January 1988 through March 1995, Mr. Lindgren served in various capacities for Inco Venture Capital Management, Inc., including the positions of President and Managing Principal from January 1993 through March 1995. Before joining Inco Venture Capital Management, Inc., Mr. Lindgren was employed at Salomon Brothers Inc and Smith Barney, Harris Upham & Co., Inc. He is an Adjunct Professor of Finance at Columbia University's Graduate School of Business, where he has been teaching courses on venture capital since 1993. Mr. Lindgren currently serves on the board of directors of LifeMinders.com, Inc. Mr. Lindgren holds an A.B. in Economics and an M.B.A. from Columbia University.

  Alexander Rosen has served as a director of MarketFirst since March 2000. Mr. Rosen has been with the Sprout Group, a venture capital firm, since 1996, most recently as a general partner. From July 1993 to August 1994, he served as an associate of General Atlantic Partners, a venture capital firm, focusing on software investments. He is also a director of Quintus Corporation. Mr. Rosen received a B.S. in Electrical Engineering and Economics from the Massachusetts Institute of Technology and an M.B.A. from Stanford University Graduate School of Business.

  Randall C. Bolten has served as a director of MarketFirst since March 2000. Since September 1, 1995, Mr. Bolten has served in several positions with Broadvision Inc., a software company, and he is currently their Executive Vice President and Chief Financial Officer. From 1994 to 1995, Mr. Bolten served as a financial consultant to various entrepreneurial enterprises. From 1992 to 1994, Mr. Bolten served as Chief Financial Officer of BioCAD Corporation, a supplier of drug discovery software products. From 1990 to 1992, Mr. Bolten served as Chief Financial Officer, Business Development Unit and then Vice President, Finance of Teknekron, a company engaged in the management of various high technology companies. Mr. Bolten has also held financial management positions at Oracle Corporation and Tandem Computers Incorporated. He received an A.B. in Economics from Princeton University and an M.B.A. from Stanford University.

  Stephen R. Chapin, Jr. has served as a director of MarketFirst since March 2000. Mr. Chapin co-founded LifeMinders.com, Inc. in August 1996 and has served as its President, Chief Executive Officer and Chairman of the Board since August 1996. From September 1995 to October 1996, Mr. Chapin served as a Vice President at First USA Bank. From September 1993 to September 1995, Mr. Chapin was a management consultant at McKinsey & Company. From 1985 to 1990, Mr. Chapin served in the U.S. Navy, as the Secretary of the Navy's liaison to Congress and as a naval engineering and weapons officer. Mr. Chapin received a B.S. in Engineering from the U.S. Naval Academy and an M.B.A. from the Harvard Business School.

  James D. Power III has served as a director of MarketFirst since April 2000. Mr. Power founded J.D. Power and Associates, a marketing information company. Mr. Power has served as Chief Executive Officer of J.D. Power since its inception in 1968, and as Chairman of the Board since 1996. He is also a director of The Cobalt Group, Inc. Mr. Power holds an M.B.A. from The Wharton School of Business and a B.A. from the College of the Holy Cross.

  All executive officers are appointed annually by, and serve at the discretion of, our board of directors.

Classified Board

  Our certificate of incorporation provides that the board of directors will be divided into three classes. The term of office of directors assigned to class I will expire at the annual meeting of stockholders in 2001 and at each third succeeding annual meeting after that. The term of office of directors assigned to class II will expire at the annual meeting of stockholders in 2002 and at each third succeeding annual meeting after that. The term of office of directors assigned to class III will expire at the annual meeting of stockholders in 2003 and at each third succeeding annual meeting after that. Our board has resolved that Messrs. Bolten, Chapin and Power will serve as class I directors, Messrs. Lindgren and Rosen will serve as class II directors, and Messrs. Tierney and Khemka will serve as class III directors.

Committees of the Board of Directors

  The board of directors has established an audit committee and a compensation committee. Messrs. Bolten, Chapin and Power are members of the audit committee. The functions of the audit committee include recommending to the board of directors the selection and retention of independent auditors, reviewing the scope of the annual audit undertaken by our independent auditors and the progress and results of their work, and reviewing the financial statements and internal accounting and auditing procedures.

  Messrs. Bolten and Lindgren are members of the compensation committee. The functions of the compensation committee include establishing the compensation of the Chief Executive Officer, reviewing and approving executive compensation policies and practices, reviewing salaries and bonuses for executive officers, and considering such other matters as may, from time to time, be delegated to the compensation committee by the board of directors.

Director Compensation

  All non-employee directors will receive $2,000 for each meeting they attend after the close of this offering. We reimburse our directors for all reasonable and out-of-pocket expenses incurred in connection with their attendance at board meetings. In addition, each of Messrs. Chapin, Bolten and Power was granted an option to purchase 40,000 shares of our common stock at an exercise price of $2.87 per share upon his joining our board of directors. Such options vest over four years and terminate ten years from the date of grant.

Compensation Committee Interlocks and Insider Participation

  Our compensation committee consists of Messrs. Lindgren and Bolten. No executive officer has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any entity whose executive officers served as a member of the compensation committee of our board of directors. The full board of directors has in the past made all decisions regarding executive officer compensation and the granting of stock options.

Indemnification

  Our amended and restated certificate of incorporation provides that no director shall be personally liable to us or any of our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for (i) breach of their duty of loyalty to us or our stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) unlawful payment of dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit.

Executive Compensation

  The following table sets forth the aggregate compensation earned by our President and Chief Executive Officer and each of our other four most highly compensated executive officers (the "Named Executive Officers") for services rendered in all capacities for the year ended December 31, 1999. The compensation table excludes other compensation in the form of perquisites and other personal benefits that constitutes the lesser of $50,000 or 10% of the total salary and bonus earned by each of the Named Executive Officers in 1999.

                           Summary Compensation Table

                                                      Long-Term
                                      Annual         Compensation
                                   Compensation         Awards
                                 ----------------    ------------
                                                      Securities
                                                      Underlying   All Other
Name and Principal Position       Salary   Bonus       Options    Compensation
---------------------------      -------- -------    ------------ ------------
Peter R. Tierney................ $208,000 $54,538      225,581      $18,000(4)
 President and Chief Executive
  Officer(1)
Ray S. Rike.....................  175,000  55,474(3)    40,000          --
 Vice President of Sales and
  Business Development
Russell J. Henry(2).............  151,250  59,993      230,000          --
 Vice President of Marketing
Anurag Khemka...................  150,000  16,627       40,000          --
 Chief Technology Officer
Tommy Hawkins...................  150,000  16,627       52,877          --
 Vice President of Engineering

-----------------
(1) Does not include $99,000 of his 1998 base salary paid in 1999.
(2) Mr. Henry joined us in February 1999.
(3) Represents sales commissions.
(4) Consists of an automobile allowance.

Option Grants in Last Fiscal Year

  The following table sets forth certain information concerning grants of options to the Named Executive Officers during 1999. No stock appreciation rights were granted to the Named Executive Officers during 1999.

                                                                           Potential
                                                                          Realizable
                                                                       Value at Assumed
                                                                        Annual Rates of
                                                                             Stock
                                                                       Appreciation for
                                 Individual Grants                      Option Term(4)
                         ----------------------------------            -----------------
                         Numbers of   % of Total
                         Securities    Options
                         Underlying   Granted to   Exercise
                          Options    Employees in   Price/  Expiration
Name                     Granted(1) Fiscal Year(2) Share(3)    Date       5%      10%
----                     ---------- -------------- -------- ---------- -------- --------
Peter R. Tierney........   65,581         4.2       $0.18    1/31/09
                          160,000        10.3        0.18    6/30/09
Ray S. Rike.............   40,000         2.6        0.18    10/4/09
Russell J. Henry........  200,000        12.9        0.18    1/31/09
                           30,000         1.9        0.18    10/4/09
Anurag Khemka...........   40,000         2.6        0.18    10/4/09
Tommy Hawkins...........   12,877         0.8        0.18    1/31/09
                           40,000         2.6        0.18    10/4/09

--------
(1) Options were granted under our 1996 Equity Incentive Plan and generally vest over four years from the date of grant. To the extent not already exercisable, the options generally become exercisable upon a dissolution or liquidation of MarketFirst, a merger or consolidation of MarketFirst in which we are not the surviving corporation, or the sale of substantially all of our assets, unless the options are assumed by the successor corporation or substantially similar consideration is provided to the optionees as was provided to our stockholders. However, certain of the options granted to the Named Executed Officers vest upon such an acquisition whether or not their options are assumed or similar consideration is provided. See "Management--Employment and Severance Arrangements."
(2) Based on an aggregate of 1,550,496 options granted by us in the year ended December 31, 1999 to our employees, directors and consultants, including the Named Executive Officers.
(3) Options were granted at an exercise price equal to the fair market value per share of common stock on the grant date, as determined by our board of directors.
(4) The potential realizable value is calculated based on the term of the option at its time of grant, or 10 years.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option
Values

  The following table sets forth information regarding option exercises by the Named Executive Officers during 1999 and options held by them on December 31, 1999.

  There was no public trading market for our common stock as of December 31, 1999. Accordingly, these values have been calculated on the basis of the
initial public offering price of $    per share, less the applicable exercise
price per share, multiplied by the number of shares underlying such options.

                                                Number of Securities
                                               Underlying Unexercised     Value of Unexercised
                                               Options at Fiscal Year    In-the-Money Options at
                           Shares                        End                 Fiscal Year End
                         Acquired on  Value   ------------------------- -------------------------
Name                      Exercise   Realized Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Peter R. Tierney........       --      $ --     16,666       208,915       $            $
Ray S. Rike.............       --        --        --         40,000
Russell J. Henry........       --        --        --        230,000
Anurag Khemka...........       --        --        --         40,000
Tommy Hawkins...........   43,333        --        --        169,544

Employment and Severance Arrangements

  In July 1998, MarketFirst and Mr. Tierney entered into an employment agreement for a period of four years plus extensions and renewals. As amended as of January 1, 2000, this agreement provides Mr. Tierney with a base salary of $218,000, an annual car allowance of $21,600 and a target bonus of $82,000 per year, payable quarterly upon satisfaction of performance goals mutually agreed upon by Mr. Tierney and our board of directors. In addition, the agreement provides other benefits during its term and upon the termination of the employment of Mr. Tierney. If we terminate Mr. Tierney's employment without cause, or if he terminates his employment voluntarily for good reason, then he is entitled to six months of base salary if he is terminated prior to July 1, 2001, or twelve months of base salary if he is terminated after July 1, 2001. Upon a change in control, 50% of the portion of Mr. Tierney's stock options which are unvested on the date of such change in control shall immediately vest, and the remaining 50% of such unvested portion shall continue to vest in accordance with their terms. The employment agreement also includes provisions regarding the protection of our confidential information and indemnification of Mr. Tierney by us.

  Upon the sale of substantially all of our assets or a merger or consolidation of MarketFirst ("Merger Event") in which our stockholders prior to the Merger Event own less than a majority of the outstanding shares of the surviving corporation, 50% of then unvested options of the following Named Executive Officers shall be accelerated with respect to the following option grants pursuant to their employment offers:

                                                                    Number of
                                                                   Securities
                                                    Option Grant   Underlying
Name                                                    Date     Options Granted
----                                                ------------ ---------------
Ray Rike...........................................   3/26/98        250,002
Russ Henry.........................................   3/10/99        200,000
Tommy Hawkins......................................   11/9/98        160,000

Benefit Plans

  2000 Stock Incentive Plan and 1996 Equity Incentive Plan

  Introduction

  The 2000 Stock Incentive Plan is intended to serve as the successor program to our 1996 Equity Incentive Plan. The 2000 Stock Incentive Plan was adopted by the board in April 2000 and is subject to stockholder approval. The 2000 Stock Incentive Plan will become effective when the underwriting agreement for this offering is signed. At that time, all outstanding options granted under our 1996 Equity Incentive Plan will be transferred to the 2000 Stock Incentive Plan, and no further option grants will be made under the predecessor plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee decides to extend one or more features of the 2000 Stock Incentive Plan to those options. Except as otherwise noted below, the transferred options have substantially the same terms as will be in effect for grants made under the discretionary option grant program of our 2000 Stock Incentive Plan.

  Share Reserve

  4,000,000 shares of our common stock have been authorized for issuance under the 2000 Stock Incentive Plan. This share reserve consists of the number of shares we estimate will be carried over from the 1996 Equity Incentive Plan plus an additional increase of approximately 2,800,000 shares. The share reserve under our 2000 Stock Incentive Plan will automatically increase on the first trading day in January each year, beginning with calendar year 2001, by an amount equal to 5% of the total number of shares of our common stock outstanding on the last trading day of December in the prior year, but in no event will this annual increase exceed 2,500,000 shares. In addition, no participant in the 2000 Stock Incentive Plan may be granted stock options or direct stock issuances for more than 1,000,000 shares of common stock in total in any calendar year.

  Programs

  Our 2000 Stock Incentive Plan has three separate programs:

  . the discretionary option grant program, under which eligible individuals in our employ may be granted options to purchase shares of our common stock at an exercise price not less than the fair market value of those shares on the grant date;

  . the stock issuance program, under which eligible individuals may be issued shares of common stock which will vest upon the attainment of performance milestones or upon the completion of a period of service or which are fully vested at issuance as a bonus for past services; and

  . the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below market stock option grants.

  Eligibility

  The individuals eligible to participate in our 2000 Stock Incentive Plan include our officers and other employees, our board members and any consultants we hire.

  Administration

  The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a nonstatutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is put into effect for one or more calendar years.

  Plan Features

  Our 2000 Stock Incentive Plan will include the following features:

  . The exercise price for any options granted under the plan may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

  . The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our 1996 Equity Incentive Plan, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

  . Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our common stock. No stock appreciation rights are outstanding under our 1996 Equity Incentive Plan.

  Change in Control

  The 2000 Stock Incentive Plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

  . In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

  . The compensation committee will have complete discretion to grant one or more options which will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under our 2000 Stock Incentive Plan may be accelerated upon similar terms and conditions.

  . The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

  . The options currently outstanding under our 1996 Equity Incentive Plan will generally vest immediately in the event of a merger or consolidation of MarketFirst in which we are not the surviving corporation, or the sale of substantially all of our assets, unless those options are assumed by the successor company or substantially similar consideration is provided to the optionees as was provided to our stockholders.

  Salary Investment Option Grant Program

  In the event the compensation committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees may elect to reduce his or her base salary for the calendar year by an amount not less than $10,000 nor more than $50,000. Each selected individual who makes such an election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount of the salary reduction. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect.

  Additional Program Features

  Our 2000 Stock Incentive Plan will also have the following features:

  . Outstanding options under the salary investment option grant program will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

  . Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

  . The board may amend or modify the 2000 Stock Incentive Plan at any time, subject to any required stockholder approval. The 2000 Stock Incentive Plan will terminate no later than April 7, 2010.

  2000 Employee Stock Purchase Plan

  Introduction

  Our 2000 Employee Stock Purchase Plan was adopted by the board in April 2000 and is subject to stockholder approval. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

  Share Reserve

  800,000 shares of our common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January each year, beginning in calendar year 2001, by an amount equal to 1 1/2% of the total number of outstanding shares of our common stock on the last trading day in December in the prior year. In no event will any such annual increase exceed 800,000 shares.

  Offering Periods

  The plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will start on the date the underwriting agreement for this offering is signed and will end on the last business day in May 2002. The next offering period will start on the first business day in June 2002, and subsequent offering periods will be set by our compensation committee.

  Eligible Employees

  Individuals who have completed at least 90 days of service with MarketFirst and are scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date or any quarterly entry date within that period. Quarterly entry dates will occur on the first business day of March, June, September and December each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent quarterly entry date within that offering period.

  Payroll Deductions

  A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each quarterly purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the quarterly purchase date. Quarterly purchase dates will occur on the last business day of February, May, August and November each year. In no event, however, may any participant purchase more than 5,000 shares on any purchase date, and not more than 800,000 shares may be purchased in total by all participants on any purchase date.

  Reset Feature

  If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

  Change in Control

  Should we be acquired by merger or sale of substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's entry date into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

  Plan Provisions

  The plan will terminate no later than the last business day of April 7, 2010. In addition, the board may at any time amend, suspend or discontinue the plan. Certain amendments may require stockholder approval.

  401(k) Plan

  Effective January 1, 1997, we established an employee savings and retirement plan covering all of our employees. Pursuant to our 401(k) Plan, employees who have attained age 18 may elect to reduce their current compensation by up to 15% of compensation, which will not exceed the annual limit prescribed by statute of $10,500 in 2000, and contribute the amount of such reduction to the 401(k) Plan. The 401(k) Plan allows for matching contributions to the 401(k) Plan by us, such matching and the amount of such matching to be determined at the sole discretion of our board of directors. The 401(k) Plan also allows us to make contributions to the 401(k) Plan in the sole discretion of our board of directors. To date, no matching contributions or other discretionary contributions have been made with respect to the 401(k) Plan. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in various investment options. Participants generally may obtain a 401(k) Plan distribution upon termination of employment, at age 65 or upon financial hardship. Distributions can be made in one lump sum payment or in installments. Loans are available to participants from the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable until withdrawn, and so that the contributions by employees will be deductible by MarketFirst when made.

                              CERTAIN TRANSACTIONS

Preferred Stock Transactions

  In March, April and May 1998 and January, February and March 1999, we issued to various investors an aggregate of 19,882,358 shares of Series C preferred stock at a purchase price of $0.68 per share. In September and October 1999, we issued to various investors an aggregate of 15,407,936 shares of Series D preferred stock at a purchase price of $1.065 per share. Each share of each series of preferred stock will convert into 0.4 shares of common stock simultaneously with the closing of this public offering. Listed below are those directors, officers and stockholders who beneficially own 5% or more of our securities who participated in these financings. We believe that the shares issued in these transactions were sold at the then fair market value and that the terms of these transactions were no less favorable than we could have obtained from unaffiliated third parties.

                                              Series C  Series D    Aggregate
                                              Preferred Preferred     Cash
Preferred Stockholder                           Stock     Stock   Consideration
---------------------                         --------- --------- -------------
Holders of More than 5%:
 Entities Associated with The Sprout Group(1)
  (2)........................................ 9,395,345 3,340,872  $9,946,863
 Enterprise Partners IV, L.P.(3)............. 4,779,413 1,699,500   5,059,968
 Excelsior Private Equity Fund II, Inc.(4)...       --  4,694,407   4,999,543
 SAP America, Inc............................ 3,676,472   938,967   3,500,000
Officers:
 Peter R. Tierney............................    91,912    20,300      84,120
 Ray S. Rike.................................    39,706       --       27,000

--------
(1) Mr. Rosen, a member of our board of directors, is a general partner of the Sprout Group and a general partner of DLJ Associates VII, L.P. Mr. Rosen disclaims beneficial ownership of these securities, except for his proportionate pecuniary interest in certain of the entities associated with The Sprout Group. See "Principal Stockholders."
(2) In September 1999, Donaldson, Lufkin and Jenrette Securities Corporation was also issued a warrant to purchase 301,719 shares of Series D preferred stock at an exercise price of $1.065 per share.
(3) Includes 4,397,060 shares and 382,353 shares of Series C Preferred Stock held by Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P., respectively, and includes 1,563,540 shares and 135,960 shares of Series D Preferred Stock held by Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P., respectively.
(4) Douglas Lindgren, a director of our company, serves as the Chief Investment Officer of Excelsior Private Equity Fund II, Inc. (Excelsior). Mr. Lindgren disclaims beneficial ownership of the securities held by Excelsior, except to the extent of his proportionate pecuniary interest in Excelsior. See "Principal Stockholders."

Option Grants

  We have granted options to our directors and executive officers, and we intend to grant additional options to our directors and executive officers in the future. See "Management--Option Grants in Last Fiscal Year" and "Management--Director Compensation."

Employment and Indemnification Agreements

  We have entered into an employment agreement with Mr. Tierney and severance arrangements with certain of the other executive officers, as described in "Management--Employment and Severance Arrangements."

  We plan to enter into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, will indemnify our directors and executive officers for certain expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person's services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Other Related Party Transactions

  In July 1998, we made a loan to Mr. Tierney in order to fund the exercise of certain of the stock options held by him. The loan, in the amount of $156,000, was made under a full-recourse promissory note secured by a pledge of the purchased shares. The note will mature on July 30, 2002, and bears interest at a rate of 5.69% per year. We have the right to repurchase unvested shares if Mr. Tierney's employment is terminated under certain circumstances.

  Effective January 24, 2000, we entered into a Software License Agreement with SAP AG Inc. under which SAP AG Inc. has agreed to pay $409,000 for our products and services. SAP AG Inc. is an affiliate of SAP America, Inc., which owns in excess of five percent of our outstanding capital stock.

  We have entered into an agreement with the founders of MarketFirst and the preferred stockholders described above pursuant to which these and other preferred stockholders will have registration rights with respect to their shares of common stock following this offering. For a description of these registration rights, see "Description of Capital Stock--Registration Rights." Upon the completion of this offering, all shares of our outstanding preferred stock will be automatically converted into shares of common stock.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information known to us, with respect to beneficial ownership of our common stock as of March 31, 2000 for:

  .each stockholder known by us to own beneficially more than 5% of our common stock;

  .each of our directors;

  .each of the Named Executive Officers; and

  .all of our executive officers and directors as a group.

  The number of shares beneficially owned and percentage of shares beneficially owned by each stockholder listed below are based on 21,940,694 shares of common stock outstanding as of March 31, 2000 assuming conversion of all shares of
preferred stock outstanding as of that date, and          shares of common
stock outstanding upon the closing of this offering.

  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock options or warrants that are currently exercisable or exercisable within 60 days of March 31, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

  Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent spouses share authority under applicable law.

  Unless otherwise indicated, the address of each of the individuals listed in the table is 485 Clyde Avenue, Mountain View, California 94043.

                               Shares Beneficially Percent Before Percent After
Name of Beneficial Owner              Owned           Offering      Offering
------------------------       ------------------- -------------- -------------
Entities Associated with The
 Sprout Group(1).............       5,215,174           23.8%             %
 277 Park Avenue, 42nd Floor
 New York, NY 10172

Enterprise Partners IV,
 L.P(2)......................       2,591,565           11.8
 7979 Ivanhoe Avenue, Suite
  550
 La Jolla, CA 92037

Excelsior Private Equity Fund
 II, Inc.(3).................       1,877,763            8.6
 c/o U.S. Trust Corporation
 114 West 47th Street
 New York, NY 10036

SAP America, Inc. ...........       1,846,176            8.4
 3999 West Chester Pike
 Newton Square, PA 19073

Alexander Rosen(4)...........       5,215,174           23.8

Douglas A. Lindgren(3).......       1,877,763            8.6

Anurag Khemka(5).............       1,540,800            7.0

Peter R. Tierney(6)..........       1,175,886            5.4

                              Shares Beneficially Percent Before Percent After
Name of Beneficial Owner             Owned           Offering      Offering
------------------------      ------------------- -------------- -------------
Ray S. Rike(7)...............        265,885            1.2%             %

Tommy Hawkins(8).............         64,024              *             *

Russell J. Henry(9)..........         62,500              *             *

Stephen R. Chapin, Jr........            --              --            --

Randall C. Bolten............            --              --            --

James D. Power III...........            --              --            --
All directors and executive
 officers as a group
 (13 persons)(10)............      9,984,746           45.5%             %

--------
  *  Represents beneficial ownership of less than one percent.
 (1) Includes 62,915 shares held by DLJ Capital Corporation. Also includes 120,688 shares to be held by Donaldson, Lufkin & Jenrette Securities Corporation upon the closing of this offering as a result of their expected exercise of a warrant to purchase Series D preferred stock prior to this offering. DLJ Capital Corporation and Donaldson, Lufkin & Jenrette Securities Corporation are wholly-owned subsidiaries of Donaldson, Lufkin & Jenrette, Inc. Also includes 2,446,046 shares held by Sprout Capital VII, L.P. Also includes 118,085 shares held by Sprout Venture Capital, L.P. Also includes 1,968,082 shares held by Sprout Capital VIII, L.P. Also includes 46,350 and 453,008 shares held by Sprout CEO Fund, L.P. and DLJ ESC II, L.P., respectively. DLJ ESC II, L.P. is an Employees' Securities Corporation as defined in the Investment Company Act of 1940. The general partner of DLJ ESC II, L.P. is DLJ LBO Plans Management Corporation, and the limited partners of DLJ ESC II, L.P. are current or former employees of Donaldson, Lufkin & Jenrette, Inc. and its affiliates. DLJ Capital Corporation is the managing general partner of Sprout Capital VII, L.P., the managing general partner of Sprout Capital VIII, L.P., the general partner of Sprout Venture Capital, L.P., and the general partner of Sprout CEO Fund, L.P. DLJ Capital Corporation has the power to vote and dispose of its shares, as well as those held by Sprout Venture Capital, L.P., Sprout Capital VII, L.P., Sprout Capital VIII, L.P. and Sprout CEO Fund, L.P. Donaldson, Lufkin & Jenrette Securities Corporation has the power to vote and dispose of its shares. DLJ LBO Plans Management Corporation has the power to vote and dispose of shares held by DLJ ESC II, L.P.
 (2) Includes 2,384,240 shares and 207,325 shares held by Enterprise Partners IV, L.P. and Enterprise Partners IV Associates, L.P., respectively.
 (3) Douglas Lindgren, a director of our company, serves as the Chief Investment Officer of Excelsior Private Equity Fund II, Inc. ("Excelsior"). Mr. Lindgren disclaims beneficial interest of the securities held by Excelsior, except to the extent of his pecuniary interest therein.
 (4) Includes 5,215,174 shares held by entities affiliated with DLJ Capital Corporation. See Note 1 above. Mr. Rosen is an affiliate of DLJ Capital Corporation. Mr. Rosen disclaims beneficial ownership of these shares, except to the extent of his proportionate pecuniary interest arising from his interests in the entities named in Note 1 above.
 (5) All of these shares are held jointly by Mr. Khemka and his spouse, and 47,830 of such shares are unvested and subject to MarketFirst's repurchase option.
 (6) All of these shares are held in the Peter and Gail Tierney Family Trust, and 709,314 of such shares are unvested and subject to MarketFirst's repurchase option.
 (7) Includes 88,542 shares which are held in the Rike Family Trust, and includes 119,793 of Mr. Rike's individual shares which are unvested and subject to MarketFirst's repurchase option.
 (8) Includes 20,691 shares underlying options which are exercisable within 60 days of March 31, 2000.
 (9) Includes 12,500 shares underlying options which are exercisable within 60 days of March 31, 2000.
(10) Includes 55,691 shares underlying options which are exercisable within 60 days of March 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

  Immediately following the consummation of this offering, the authorized capital stock of MarketFirst will consist of 70,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share. As of March 31, 2000, and assuming completion of this
offering, there were            outstanding shares of common stock, outstanding
options to purchase 2,440,965 shares of common stock and an outstanding warrant to purchase 28,000 shares of common stock.

  The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation and our bylaws to be effective after the closing of this offering and the provisions of applicable Delaware law.

Common Stock

  Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon the occurrence of a liquidation, dissolution or winding-up, the holders of shares of common stock would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable.

Preferred Stock

  Our board of directors has the authority, within the limitations and restrictions stated in our certificate of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

Options

  As of March 31, 2000, options to purchase a total of 2,440,965 shares of common stock were outstanding and up to 4,000,000 additional shares of common stock may be subject to options granted in the future under the 2000 Stock Incentive Plan. All of the options contain standard anti-dilution provisions. See "Management--Benefit Plans" and "--Summary of Compensation" for a description of the "2000 Stock Incentive Plan."

Warrants

  As of March 31, 2000, we had one outstanding warrant to purchase a total of 28,000 shares of common stock at an exercise price per share equal to eighty-five percent (85%) of the initial public offering price, which expires on March 6, 2005.

  In addition, we have assumed throughout this prospectus the pre-offering cash exercise of a warrant to purchase a total of 301,719 shares of Series D preferred stock at $1.065 per share.

Registration Rights

  As of the completion of this offering, the holders of an aggregate of 18,152,917 shares of common stock will be entitled to registration rights as described below. These rights are provided under the terms of an investor rights agreement between MarketFirst and the holders of the registrable securities. This agreement provides demand registration rights to substantially all former holders of our preferred stock. In addition, the holders of all of the registrable securities are entitled under the agreement, subject to some limitations, to require us to include their registrable securities in future registration statements that we may file. Registration of shares of common stock pursuant to the rights granted in this agreement would result in such shares becoming freely tradable without restriction under the Securities Act of 1933. However, the agreement provides us the right to delay any registration request until six months after the effective date of this prospectus. All registration expenses incurred in connection with the above registrations will be borne by us.

Antitakeover Effects of Provisions of the Certificate of Incorporation, Bylaws, Delaware Law

  Our certificate of incorporation authorizes the board to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board at the time of issuance. See "--Preferred Stock." In addition, the certificate of incorporation and bylaws do not permit stockholders of MarketFirst to call a special meeting of stockholders. Only our Chief Executive Officer, President, Chairman of the Board or a majority of the board are permitted to call a special meeting of stockholders. The certificate of incorporation also provides that the board is divided into three classes, with each director assigned to a class with a term of three years, and that the number of directors may only be determined by the board of directors. The bylaws also require that stockholders give advance notice to our Secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting, and that the Chairman has the authority to adjourn any such meeting. The bylaws also require a supermajority vote of stockholders or a majority vote of the board of directors to amend the bylaws. These provisions of the restated certificate of incorporation and the bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of MarketFirst. These provisions also may have the effect of preventing changes in the management of MarketFirst. See "Risk Factors--Our executive officers, directors and major stockholders will retain significant control over us after this offering, which may lead to conflicts with other stockholders over corporate governance matters."

  MarketFirst is subject to Section 203 of the Delaware General Corporation Law, which, subject to limited exceptions set forth in the Delaware General Corporation Law, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

  (i) prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

     (a) by persons who are directors and also officers; and

     (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  (iii) on or subsequent to that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

  Section 203 defines "business combination" to include the following:

  . any merger or consolidation involving the corporation and the interested stockholder;

  . any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  . subject to some exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

  . the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

  In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Listing

  MarketFirst intends to apply for quotation on the Nasdaq National Market under the symbol "MKTF."

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, we will have outstanding an aggregate of shares of common stock outstanding. Of the total outstanding shares,
the           shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares held by our affiliates, as that term is defined under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 as described below.

Sales of Restricted Shares

  The remaining          shares of common stock held by existing stockholders
were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. All of these shares will be subject to "lock-up" agreements providing that the stockholder will not offer, sell or otherwise dispose of any of the shares of common stock owned by them for a period of 180 days after the date of this offering. However, holders of such restricted shares who have not been officers of MarketFirst on or since the date of this prospectus may offer, sell or otherwise dispose of 25% of their shares on the earlier of 90 days after the date of this offering or on the second trading day after the first public release of MarketFirst's quarterly results if the last recorded sale price on the Nasdaq National Market for 20 of the 30 trading days ending on such date is at least twice the price per share in the initial public offering. These stockholders may also offer, sell or otherwise dispose of an additional 25% of their shares 135 days after the date of this offering if the price per share of common stock has achieved the same target level. However, Donaldson, Lufkin & Jenrette Securities Corporation may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. Upon expiration of the lock-up
agreements,        shares will become eligible for sale pursuant to Rule
144(k),          shares will become eligible for sale under Rule 144 and
         shares will become eligible for sale under Rule 701.

         Eligibility of Restricted Shares for Sale in the Public Market
               (Listed by date upon which shares become saleable)

                              Number
                                of
Date                          Shares                  Comments
----                          ------                  --------
At the effective date.......         Shares restricted under lock-up provision
90 days after the effective          Shares saleable under Rule 701
 date or second trading day
 following first public
 release of quarterly
 earnings(1)................
135 days after the effective         Shares saleable under Rule 701
 date(1)....................
180 days after the effective
 date (expiration of lock-
 up)........................         Shares saleable under Rule 144, 144(k), 701
      , 2001................         Shares saleable under Rule 144

--------
(1) The number of shares listed may be offered, sold or traded provided that the last recorded sale price per share for 20 of the 30 trading days ending on such date is at least twice the initial public offering price per share.

  After the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our stock plans. Based upon the number of shares subject to outstanding options as of March 31, 2000 and currently reserved for issuance under both of these plans, this
registration statement would cover approximately        shares. Shares
registered under the registration statement will generally be available for sale in the open market immediately after the 180-day lock-up agreements expire.

Rule 144

  In general, under Rule 144 as currently in effect, a person including an affiliate, who has beneficially owned shares of our common stock for at least one year would be entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding (which will
    equal approximately        shares immediately after this offering); or

  . the average weekly trading volume in the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

  Sales under Rule 144 are generally subject to the availability of current public information about MarketFirst.

Rule 144(k)

  Under Rule 144(k), a person who is deemed to have not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144.

Rule 701

  In general, under Rule 701, any of our employees, directors, officers, consultants or directors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144. However, holders of shares that would otherwise be saleable under Rule 701 are subject to the contractual restrictions described above which restrict the sale or disposition of such shares for 180 days following the effective date.

  In addition, some of our stockholders have registration rights with respect to approximately 18,152,917 shares of common stock and common stock equivalents. Registration of these registrable securities under the Securities Act of 1933 would result in those shares becoming freely tradeable without restriction under the Securities Act of 1933. See "Description of Capital Stock--Registration Rights" for a description of our outstanding registration rights.

                                  UNDERWRITING

  Subject to the terms and conditions contained in an underwriting agreement
dated      , 2000, the underwriters named below, for whom Donaldson, Lufkin &
Jenrette Securities Corporation ("DLJ"), Dain Rauscher Incorporated, SG Cowen Securities Corporation and DLJdirect Inc. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the respective number of shares of common stock set forth opposite the names of such underwriters below:

                                                                        Number
                                                                       of Shares
                                                                       ---------
   Underwriters:
   Donaldson, Lufkin & Jenrette Securities Corporation................
   Dain Rauscher Incorporated.........................................
   SG Cowen Securities Corporation....................................
   DLJdirect Inc. ....................................................
                                                                         ----
     Total............................................................
                                                                         ====

  The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to other specified conditions. The underwriters are obligated to purchase and accept delivery of all the shares, other than those shares covered by the overallotment option described below, if they purchase any of the shares.

  The underwriters initially propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less
a concession not in excess of $    per share. The underwriters may allow, and
such dealers may re-allow, a concession not in excess of $    per share on
sales to other dealers. After the initial offering of the shares to the public, the representatives may change the public offering price and such concessions at any time without notice.

  An electronic prospectus will be available on the web sites maintained by DLJdirect Inc., an affiliate of DLJ. The information on this web site relating to the offering is not part of this prospectus and has not been approved or endorsed by MarketFirst or the underwriters, and should not be relied on by prospective investors.

  We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in part,
up to         additional shares at the public offering price less the
underwriting fees. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to specified conditions, to purchase a number of additional shares approximately proportionate to such underwriter's initial purchase commitment.

  The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                                  No      Full
                                                               Exercise Exercise
                                                               -------- --------
   Per Share..................................................
     Total....................................................

  The underwriters have reserved for sale, at the initial public offering
price,         shares of the common stock for employees, directors and other persons associated with us who have expressed an interest in purchasing such shares of common stock in this offering. The number of shares of common stock available for sale to the general public in this offering will be reduced to the extent such persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares offered hereby.

  We have agreed to indemnify the underwriters against specified civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

  We estimate that expenses of the offering will total $       .

  Each of MarketFirst, our executive officers and directors and certain of our stockholders have agreed that, subject to some exceptions for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of DLJ:

  . Offer, pledge, sell, contract to sell, sell any option or contract to purchase, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

  . Purchase any option or contract to sell any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

  . Grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or

  . Enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock or any securities convertible into or exercisable or exchangeable for common stock, regardless of whether any of the transactions described above is to be settled by the delivery of common stock, or such other securities, in cash or otherwise.

  However, 25% of the shares of common stock subject to the restrictions described above (other than shares owned by officers) will be released from these restrictions if the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 90-day period after the date of this prospectus. These shares will be released on the later to occur of the 90-day period after the date of this prospectus and the second trading day after the first public release of our quarterly results. An additional 25% of the shares subject to the restrictions described above will be released from these restrictions if the reported last sale price of the common stock on the Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 135-day period after the date of this prospectus.

  In addition, during such 180-day period, we also have agreed not to file any registration statement with respect to, and each of our executive officers and directors and several of our stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of DLJ.

  An application will be made for quotation of our common stock on the Nasdaq National Market under the symbol "MKTF."

  The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  DLJ Capital Corporation, Sprout Capital VII, L.P., Sprout Capital VIII, L.P., Sprout Venture Capital, L.P., Sprout CEO Fund, L.P. and DLJ ESC II, L.P., collectively referred to as the "Sprout Entities," are affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, one of the underwriters. As described under "Principal Stockholders," Donaldson, Lufkin and Jenrette Securities Corporation and the Sprout Entities beneficially own an aggregate of 5,215,174 shares of the outstanding common stock, which represent more than 10% of the outstanding common stock. Donaldson, Lufkin and Jenrette Securities Corporation and the Sprout Entities intend to place a sufficient number of their shares in a voting trust so that upon the closing of this offering, Donaldson, Lufkin and Jenrette Securities Corporation and the Sprout Entities will exercise voting control over less than five percent of the outstanding common stock. The shares subject to the voting trust will be held and voted by an independent third party, , as voting trustee. Employees of DLJ beneficially own an aggregate of 70,416 shares of our Series D preferred stock, each share of which is convertible into 0.4 shares of our common stock. Alexander Rosen, an affiliate of DLJ Capital Corporation, is a member of our board of directors.

  Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

  In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may overallot this offering, thereby creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of common stock in the open market to cover such syndicate short position or to stabilize the price of the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

  Because the Sprout Entities affiliated with Donaldson, Lufkin & Jenrette Securities Corporation beneficially own more than 10% of the outstanding common stock, this offering is being conducted in accordance with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., which provides that the public offering price of an equity security be no higher than that recommended by a "qualified independent underwriter" meeting certain
standards. In accordance with this requirement,       will assume the
responsibilities of acting as qualified independent underwriter and will recommend a price in compliance with the requirements of Rule 2720. As compensation for its services as qualified independent underwriter, we have
agreed to pay $    to     on the closing of this offering.

                                 LEGAL MATTERS

  The validity of the shares of common stock offered hereby will be passed upon for us by Hewitt & McGuire, LLP, Irvine, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Latham & Watkins, San Francisco, California.

                                    EXPERTS

  The balance sheets of MarketFirst as of December 31, 1998 and 1999, and the statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 1999 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

  The balance sheets of Times Direct Marketing, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and exhibits thereto. For further information with respect to MarketFirst and the shares to be sold in the offering, reference is made to the registration statement and exhibits thereto. Statements contained in this prospectus regarding the contents of any contract, agreement or other document to which reference is made are not necessarily complete, and in each instance where a copy of such contract, agreement or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference.

  We will be filing quarterly and annual reports, proxy statements and other information with the SEC. A copy of the registration statement and the exhibits thereto may be inspected without charge at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as MarketFirst, that file electronically with the SEC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
MarketFirst Software, Inc. Financial Statements

 Form of Independent Auditors' Report.....................................  F-2

 Balance Sheets...........................................................  F-3

 Statements of Operations.................................................  F-4

 Statements of Stockholders' Equity (Deficit).............................  F-5

 Statements of Cash Flows.................................................  F-6

 Notes to Financial Statements............................................  F-7

Times Direct Marketing, Inc. (d.b.a. FusionDM) Financial Statements

 Independent Auditors' Report............................................. F-20

 Balance Sheets........................................................... F-21

 Statements of Operations................................................. F-22

 Statements of Stockholders' Equity (Deficit)............................. F-23

 Statements of Cash Flows................................................. F-24

 Notes to Financial Statements............................................ F-25

Pro Forma Combined Condensed Financial Statements

 Introduction to Unaudited Pro Forma Combined Condensed Financial
  Statements.............................................................. F-31

 Unaudited Pro Forma Combined Condensed Balance Sheet..................... F-32

 Unaudited Pro Forma Combined Condensed Statement of Operations........... F-33

 Notes to Unaudited Pro Forma Combined Condensed Financial Statements..... F-34

The Board of Directors and Stockholders
MarketFirst Software, Inc.:

  We have audited the accompanying balance sheets of MarketFirst Software, Inc. (the Company), as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three year period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MarketFirst Software, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1999, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP
Mountain View, California
March 20, 2000, except as to Note 8,
 which is as of April 13, 2000

                           MARKETFIRST SOFTWARE, INC.

                                 BALANCE SHEETS

                                             December 31,         Pro Forma as of
                                       -------------------------   December 31,
                                          1998          1999           1999
                                       -----------  ------------  ---------------
                                                                    (unaudited)
                Assets
 Current assets:
  Cash and cash equivalents..........  $   261,000  $  7,427,000
  Short-term investments.............          --      5,889,000
  Accounts receivable, net of
   allowance for doubtful accounts of
   $10,000 as of December 31, 1999...       12,000       694,000
  Prepaid expenses and other.........      128,000       241,000
                                       -----------  ------------
   Total current assets..............      401,000    14,251,000
 Property and equipment, net.........      500,000       781,000
 Other assets........................       60,000         1,000
                                       -----------  ------------
   Total assets......................  $   961,000  $ 15,033,000
                                       ===========  ============
 Liabilities, Redeemable Convertible
  Preferred Stock, and Stockholders'
           Equity (Deficit)
 Current liabilities:
  Accounts payable...................  $   510,000  $    305,000
  Accrued liabilities................      531,000       431,000
  Deferred revenue...................           --       296,000
                                       -----------  ------------
   Total current liabilities.........    1,041,000     1,032,000


 Commitments


 Redeemable convertible preferred
  stock and warrant, $0.001 par
  value; actual--44,640,000 shares
  authorized; 13,137,056 and
  39,530,294 shares issued and
  outstanding as of December 31, 1998
  and 1999, respectively; aggregate
  liquidation preference of
  $31,539,000 as of December 31,
  1999; pro forma--no shares
  authorized, issued or outstanding..    7,634,000    30,879,000   $        --


 Stockholders' equity (deficit):
  Preferred stock, $0.001 par value;
   actual--no shares authorized,
   issued or outstanding; pro forma--
   5,000,000 shares authorized; no
   shares issued or outstanding
  Common stock, $0.001 par value;
   actual--45,000,000 shares
   authorized; 4,510,242 and
   4,889,838 shares issued and
   outstanding as of December 31,
   1998 and 1999, respectively; pro
   forma--70,000,000 shares
   authorized; 20,822,643 shares
   issued and outstanding............        5,000         5,000         21,000
  Additional paid-in capital.........      497,000     3,262,000     34,125,000
  Deferred stock-based compensation..      (51,000)   (1,950,000)    (1,950,000)
  Notes receivable from
   stockholders......................     (199,000)     (207,000)      (207,000)
  Accumulated deficit................   (7,966,000)  (17,988,000)   (17,988,000)
                                       -----------  ------------   ------------
   Total stockholders' equity
    (deficit)........................   (7,714,000)  (16,878,000)    14,001,000
                                       -----------  ------------   ============
   Total liabilities, redeemable
    convertible preferred stock, and
    stockholders' equity (deficit)...  $   961,000  $ 15,033,000   $ 14,001,000
                                       ===========  ============   ============

                See accompanying notes to financial statements.

                           MARKETFIRST SOFTWARE, INC.

                            STATEMENTS OF OPERATIONS

                                              Years Ended December 31,
                                        --------------------------------------
                                           1997         1998          1999
                                        -----------  -----------  ------------
Revenues:
 Software hosting.....................  $       --   $       --   $    339,000
 Software licenses....................          --        20,000       369,000
 Professional services................          --        17,000       556,000
                                        -----------  -----------  ------------
  Total revenues......................          --        37,000     1,264,000
                                        -----------  -----------  ------------
Cost of revenues:
 Software hosting.....................          --           --        150,000
 Software licenses....................          --         2,000        29,000
 Professional services................          --         2,000       286,000
                                        -----------  -----------  ------------
  Total cost of revenues..............          --         4,000       465,000
                                        -----------  -----------  ------------
  Gross profit........................          --        33,000       799,000
Operating expenses:
 Research and development.............      751,000    2,245,000     3,470,000
 Sales and marketing..................      103,000    3,384,000     5,600,000
 General and administrative...........      384,000      974,000     1,210,000
 Stock-based compensation.............       30,000       91,000       820,000
                                        -----------  -----------  ------------
  Total operating expenses............    1,268,000    6,694,000    11,100,000
                                        -----------  -----------  ------------
  Operating loss......................   (1,268,000)  (6,661,000)  (10,301,000)
Interest income.......................        5,000      101,000       312,000
Interest expense......................       (5,000)      (8,000)       (4,000)
Other expense.........................       (2,000)      (1,000)       (5,000)
                                        -----------  -----------  ------------
  Net loss............................   (1,270,000)  (6,569,000)   (9,998,000)
Accretion and dividend on redeemable
 convertible preferred stock..........      (56,000)         --        (24,000)
                                        -----------  -----------  ------------
  Net loss attributable to common
   stockholders.......................  $(1,326,000) $(6,569,000) $(10,022,000)
                                        ===========  ===========  ============
Basic and diluted net loss per share
 attributable to common stockholders..  $     (0.78) $     (2.37) $      (2.96)
                                        ===========  ===========  ============
Shares used in computing basic and
 diluted net loss per share
 attributable to common stockholders..    1,696,000    2,770,000     3,381,000

                See accompanying notes to financial statements.

                           MARKETFIRST SOFTWARE, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                        Notes                       Total
                            Common Stock    Additional   Deferred     Receivable                Stockholders'
                          -----------------  Paid-in   Stock-based       from     Accumulated      Equity
                           Shares    Amount  Capital   Compensation  Stockholders   Deficit       (Deficit)
                          ---------  ------ ---------- ------------  ------------ ------------  -------------
Balances as of December
 31, 1996...............  1,440,000  $1,000 $   20,000 $       --     $     --    $    (71,000) $    (50,000)
Issuance of restricted
 stock to officer.......    860,800   1,000    101,000    (102,000)         --             --            --
Issuance of common stock
 for cash...............    480,000   1,000     59,000         --           --             --         60,000
Non-employee stock
 compensation...........     80,000     --      10,000         --           --             --         10,000
Common stock contributed
 by founder.............    (40,000)    --         --          --           --             --            --
Exercise of common stock
 options................    249,220     --      22,000         --           --             --         22,000
Amortization of stock-
 based compensation.....        --      --         --       20,000          --             --         20,000
Dividend on Series A
 redeemable convertible
 preferred stock........        --      --                     --           --         (56,000)      (56,000)
Net loss................        --      --         --          --           --      (1,270,000)   (1,270,000)
                          ---------  ------ ---------- -----------    ---------   ------------  ------------
Balances as of December
 31, 1997...............  3,070,020   3,000    212,000     (82,000)         --      (1,397,000)   (1,264,000)
Exercise of common stock
 options for cash and
 note receivable........  1,440,222   2,000    225,000         --      (199,000)           --         28,000
Non-employee stock
 compensation...........        --      --      60,000         --           --             --         60,000
Amortization of stock-
 based compensation.....        --      --         --       31,000          --             --         31,000
Net loss................        --      --         --          --           --      (6,569,000)   (6,569,000)
                          ---------  ------ ---------- -----------    ---------   ------------  ------------
Balances as of December
 31, 1998...............  4,510,242   5,000    497,000     (51,000)    (199,000)    (7,966,000)   (7,714,000)
Exercise of common stock
 options for cash and
 notes receivable.......    379,596     --      46,000         --        (8,000)           --         38,000
Deferred stock
 compensation related to
 employee stock option
 grants.................        --      --   2,719,000  (2,719,000)         --             --            --
Amortization of stock-
 based compensation.....        --      --         --      820,000          --             --        820,000
Accretion on Series D
 redeemable convertible
 preferred stock........        --      --         --          --           --         (24,000)      (24,000)
Net loss................        --      --         --          --           --      (9,998,000)   (9,998,000)
                          ---------  ------ ---------- -----------    ---------   ------------  ------------
Balances as of December
 31, 1999...............  4,889,838  $5,000 $3,262,000 $(1,950,000)   $(207,000)  $(17,988,000) $(16,878,000)
                          =========  ====== ========== ===========    =========   ============  ============

                See accompanying notes to financial statements.

                           MARKETFIRST SOFTWARE, INC.

                            STATEMENTS OF CASH FLOWS

                                               Years Ended December 31,
                                          -------------------------------------
                                             1997         1998         1999
                                          -----------  -----------  -----------
Cash flows from operating activities:
 Net loss...............................  $(1,270,000) $(6,569,000) $(9,998,000)
 Adjustments to reconcile net loss to
  net cash used in operating activities:
  Depreciation and amortization.........       16,000      160,000      388,000
  Amortization of stock-based
   compensation.........................       20,000       31,000      820,000
  Issuance of stock and stock options to
   nonemployees for services............       10,000       60,000          --
  Changes in operating assets and
   liabilities:
   Accounts receivable..................          --       (12,000)    (682,000)
   Prepaid expenses and other assets....      (32,000)    (155,000)     (54,000)
   Accounts payable and accrued
    liabilities.........................       43,000      908,000     (305,000)
   Deferred revenue.....................          --           --       296,000
                                          -----------  -----------  -----------
    Net cash used in operating
     activities.........................   (1,213,000)  (5,577,000)  (9,535,000)
                                          -----------  -----------  -----------
Cash flows from investing activities:
 Purchases of property and equipment....      (16,000)    (608,000)    (669,000)
 Purchases of short-term investments....          --           --    (9,869,000)
 Maturities of short-term investments...          --           --     3,980,000
                                          -----------  -----------  -----------
    Net cash used in investing
     activities.........................      (16,000)    (608,000)  (6,558,000)
                                          -----------  -----------  -----------
Cash flows from financing activities:
 Net proceeds from sale of redeemable
  convertible preferred stock and
  warrants..............................    1,083,000    5,997,000   23,221,000
 Issuance of common stock...............       82,000       28,000       38,000
 Repayment of preferred stockholder
  notes receivable......................      260,000          --           --
                                          -----------  -----------  -----------
    Net cash provided by financing
     activities.........................    1,425,000    6,025,000   23,259,000
                                          -----------  -----------  -----------
Net increase (decrease) in cash and cash
 equivalents............................      196,000     (160,000)   7,166,000
Cash and cash equivalents at beginning
 of year................................      225,000      421,000      261,000
                                          -----------  -----------  -----------
Cash and cash equivalents at end of
 year...................................  $   421,000  $   261,000  $ 7,427,000
                                          ===========  ===========  ===========
Supplemental disclosures of noncash
 investing and financing activities:
 Common stock issued in exchange for
  notes receivable......................  $       --   $   199,000  $     8,000
                                          ===========  ===========  ===========
 Restricted stock issued to officer.....  $   102,000  $       --   $       --
                                          ===========  ===========  ===========
 Accretion and dividends on redeemable
  convertible preferred stock...........  $    56,000  $       --   $    24,000
                                          ===========  ===========  ===========
 Deferred stock-based compensation
  related to employees stock option
  grants................................  $       --   $       --   $ 2,719,000
                                          ===========  ===========  ===========

                See accompanying notes to financial statements.

                           MARKETFIRST SOFTWARE, INC.

                         NOTES TO FINANCIAL STATEMENTS

                  Years Ended December 31, 1997, 1998 and 1999

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Organization

  MarketFirst Software, Inc. (the Company) provides a comprehensive software and hosted e-marketing solution that enables organizations to execute interactive marketing campaigns over the Internet. The MarketFirst solution is comprised of four core components: an e-marketing software platform; software templates for e-marketing campaigns called eMarketing Blueprints; a hosted service; and strategic e-marketing consulting and implementation services.

  The Company was incorporated in Delaware on August 8, 1996, with headquarters in Mountain View, California.

 (b) Cash and Cash Equivalents

  The Company considers all highly liquid investments with remaining maturities of three months or less at the date of purchase to be cash equivalents. As of December 31, 1999, cash equivalents consisted of money market funds, corporate bonds and municipal bonds. As of December 31, 1998, cash equivalents consisted solely of money market funds. The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent of the amounts recorded on the balance sheets in excess of amounts that are insured by the FDIC.

 (c) Short-Term Investments

  Investments in debt securities are classified as available-for-sale. Available-for-sale securities are carried at fair value with any unrealized gains or losses recorded as a component of other comprehensive income (loss). To date, unrealized gains or losses have not been significant. Gains and losses are calculated using the specific identification method.

 (d) Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method based on estimated useful lives, generally two years for computer equipment and software and five years for furniture and fixtures.

 (e) Impairment of Long-Lived Assets

  The Company reviews the recoverability of the carrying amount of its long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. In the event that facts and circumstances indicate that the carrying amount of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with assets to be held and used would be compared to the asset's carrying amount to determine if a write-down to fair value is required. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the assets.

                           MARKETFIRST SOFTWARE, INC.

 (f) Software Development Costs

  Capitalization of software development costs begins upon the establishment of technological feasibility. Historically, technological feasibility on software releases has coincided with the general release of the product for sale because no beta version was developed. Accordingly, software development costs incurred subsequent to the establishment of technological feasibility have not been material.

 (g) Stock-Based Compensation

  The Company uses the intrinsic-value method to account for its employee stock-based compensation plans. As such, compensation expense is recorded for stock options granted to employees when the fair value of the underlying stock exceeds the exercise price at the grant date. The Company amortizes deferred stock-based compensation over the vesting period on an accelerated basis in accordance with Financial Accounting Standards Board (FASB) Interpretation
No. 28.

 (h) Income Taxes

  The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. A valuation allowance is recorded to reduce deferred tax assets to an amount more likely than not to be recovered.

 (i) Revenue Recognition

  The Company obtains revenue from software licenses, software hosting services, professional services and maintenance and support. The Company accounts for software license fees in accordance with Statement of Position
(SOP) 97-2, Software Revenue Recognition, as amended by SOP 98-9. SOP 97-2, as amended, generally requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair value of the elements. The fair value of professional services and maintenance and support has been determined based on Company specific objective evidence of fair value based on the price charged when these elements are sold separately. Accordingly, license revenue is recorded under the residual method described in SOP 98-9 for arrangements in which licenses are sold with these elements.

  Revenue from software license fees is recognized when evidence of an arrangement exists, delivery of the product has occurred, acceptance is certain, the fee is fixed or determinable and collection is probable. The Company's software does not involve significant production, customization or modification. In situations where the Company licenses its software in connection with a software hosting arrangement, software license revenue is only recognized if the customer has the right to take possession of the software and host the application on its own or with another hosting vendor without substantial cost or penalty. If the customer does not have the right to take possession of the software, then the fees related to the arrangement are deferred and recognized over the hosting term. Software maintenance and support fees are included with professional services on the accompanying statements of operations, and are recognized ratably over the term of the maintenance and support period.

  Revenue from software hosting services is recognized ratably over the hosting term, typically 6 to 12 months. The Company earns additional fees when a customer exceeds a specified usage limit.

                           MARKETFIRST SOFTWARE, INC.

These fees are recorded in the period in which the customer incurs the fee; however, such fees have not been significant to date. Initial set-up fees are deferred and amortized over the hosting term or the estimated term of the customer relationship, if longer.

  Revenue from professional services consists of the Company's consulting services and is comprised primarily of time and expense arrangements. Revenue is recognized as time and expenses are incurred.

  Deferred revenue includes amounts billed to customers for which revenues have not been recognized and generally results from the following: (1) deferred maintenance and support, (2) hosting set-up fees, (3) prepaid hosting fees and
(4) consulting services not yet rendered.

 (j) Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 (k) Comprehensive Loss

  The Company did not have any significant components of other comprehensive loss for any periods presented.

 (l) Concentrations of Credit Risk

  The Company sells its products primarily to customers in North America. The Company's products are concentrated in the Internet commerce industry, which is highly competitive and subject to rapid technological changes. The Company performs ongoing evaluations of its customers' financial condition and generally requires no collateral. The Company has not had any write-offs of accounts receivable in 1999, and has recorded a $10,000 allowance for doubtful accounts during 1999.

 (m) Net Loss per Share

  Basic net loss per share is computed using the weighted-average number of outstanding shares of common stock, excluding common stock subject to repurchase. Diluted net loss per share is computed using the weighted-average number of outstanding shares of common stock and, when dilutive:

  (a) potential common shares from options and warrants to purchase common stock, using the treasury stock method;

  (b)  common stock subject to repurchase using the treasury stock method;
       and

  (c)  convertible securities using the as-if converted basis.

  All potential common shares have been excluded from the computation of diluted net loss per share for all periods presented because the effect would have been antidilutive.

                           MARKETFIRST SOFTWARE, INC.

  Diluted net loss per share does not include the effect of the following antidilutive common equivalent shares:

                                                    Years Ended December 31,
                                                 ------------------------------
                                                   1997      1998       1999
                                                 --------- --------- ----------
   Shares issuable under stock options.........    749,400 1,157,586  2,041,332
   Shares of restricted common stock subject to
    repurchase.................................    693,422 1,561,911    839,724
   Shares of redeemable convertible preferred
    stock on an "as if converted" basis........  1,696,000 5,254,822 15,812,117
   Shares issuable pursuant to a warrant.......        --        --     120,688

  The weighted-average exercise price of outstanding stock options was $0.13, $0.15 and $0.18 for the years ended December 31, 1997, 1998, and 1999, respectively. The weighted-average purchase price of restricted stock was $0.06, $0.15 and $0.16 for the years ended December 31, 1997, 1998, and 1999, respectively. The effective exercise price of the common shares issuable under the warrant was $2.663 at December 31, 1999.

  Pro forma basic and diluted net loss per share attributable to common stockholders for the year ended December 31, 1999, reflects per share data assuming the conversion of all outstanding redeemable convertible preferred shares on a basis of one common share for 2.5 shares of preferred stock, and the exercise and conversion of an outstanding Series D preferred stock warrant into 120,688 shares of common stock, as if the conversion had taken place at the beginning of 1999 or at the date of issuance, if later. This data is unaudited.


                                                                Year Ended
                                                             December 31, 1999
                                                             -----------------
   Net loss used in computing pro forma basic and diluted
    net loss per share
   Net loss attributable to common stockholders.............   $(10,022,000)
   Add: Accretion of redeemable convertible preferred
    stock...................................................         24,000
                                                               ------------
                                                               $ (9,998,000)
                                                               ============
   Shares used in computing pro forma basic and diluted net
    loss per share
   Shares used in net loss per share calculation............      3,381,000
   Weighted-average shares of redeemable convertible
    preferred stock and warrant assuming conversion.........     11,296,000
                                                               ------------
                                                                 14,677,000
                                                               ============
   Pro forma basic and diluted net loss per share...........   $      (0.68)
                                                               ============

 (n) Fair Value of Financial Instruments

  The value of the Company's financial instruments, including cash and cash equivalents, short-term investments, accounts receivable and accounts payable approximate their carrying values due to their short maturity.

 (o) Initial Public Offering and Unaudited Pro Forma Balance Sheet Information

  In April 2000, the Company's Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission (SEC), that would permit the Company to sell shares of the Company's common stock in connection with a proposed initial public offering (IPO).

                           MARKETFIRST SOFTWARE, INC.

Following the closing of the IPO, the Company's number of authorized shares of preferred and common stock will be 5,000,000 and 70,000,000, respectively. If the offering is consummated under the terms presently anticipated, all the then outstanding shares of the Company's redeemable convertible preferred stock will automatically convert into shares of common stock on a one-for-2.5 basis and the warrant to purchase Series D preferred shares will be exercised and converted to common stock upon the closing of the proposed IPO. The unaudited pro forma balance sheet information reflects the exercise of the warrant and the conversion of all of the redeemable convertible preferred stock as if it has occurred on December 31, 1999.

 (p) Recent Accounting Pronouncements

  In June 1998, the FASB issued Statement of Financial Accounting Standards
(SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. This statement will be effective for all annual and interim periods beginning after January 1, 2001. Management does not believe the adoption of SFAS No. 133 will have a material effect on the Company's consolidated financial position or results of operations.

  In March 2000, the Emerging Issues Task Force (EITF) published their consensus on EITF Issue No. 00-2, Accounting for Web Site Development Costs, which requires that costs incurred during the development of web site applications and infrastructure, involving developing software to operate the web site, including graphics that affect the "look and feel" of the web page and all costs relating to software used to operate a web site should be accounted for under Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, (SOP 98-1). However, if a plan exists or is being developed to market the software externally, the costs relating to the software should be accounted for pursuant to FASB Statement No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed (SFAS No. 86). The Company will be required to adopt EITF No. 00-2 in its first fiscal quarter, beginning after June 30, 2000, although earlier application is encouraged. To date, the Company has not entered into activities covered by EITF 00-2, as all software developed internally has been offered under license to customers.

  In March 2000, the EITF published their consensus on EITF Issue No. 00-3, Application of AICPA Statement of Position 97-2, Software Revenue Recognition, to Arrangements That Include the Right to Use Software Stored on Another Entity's Hardware. The Issue states that a software element covered by SOP 97-2 is only present in a hosting arrangement if the customer has the contractual right to take possession of the software at any time during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with another party unrelated to the vendor to host the software. The Company's hosting arrangements generally do not allow customers the contractual right to take possession of the software without significant penalty.

  In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), Revenue Recognition in Financial Statements as amended by SAB 101A, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The Company will adopt

                           MARKETFIRST SOFTWARE, INC.

SAB 101 effective April 1, 2000, as required. The Company does not expect the adoption of SAB 101 to have a material effect on its consolidated financial position or results of operations.

(2) PROPERTY AND EQUIPMENT

  A summary of property and equipment as of December 31, 1998 and 1999, follows:

                                                             1998       1999
                                                           --------- ----------
   Computer equipment and software........................ $ 395,000 $  993,000
   Office furniture and equipment.........................   282,000    341,000
                                                           --------- ----------
                                                             677,000  1,334,000
   Less accumulated depreciation and amortization.........   177,000    553,000
                                                           --------- ----------
                                                           $ 500,000 $  781,000
                                                           ========= ==========

(3) ACCRUED LIABILITIES

  A summary of accrued liabilities as of December 31, 1998 and 1999, follows:

                                                                1998     1999
                                                              -------- --------
   Compensation and related benefits......................... $409,000 $248,000
   Consulting and professional fees..........................   65,000   68,000
   Software royalties........................................      --    54,000
   Other.....................................................   57,000   61,000
                                                              -------- --------
                                                              $531,000 $431,000
                                                              ======== ========

(4) REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

 (a) Redeemable Convertible Preferred Stock

  Redeemable convertible preferred stock and a warrant to purchase Series D redeemable convertible preferred stock outstanding as of December 31, 1999, follows:

                                    Shares   Issued and  Liquidation  Carrying
                                  Designated Outstanding Preference     Value
                                  ---------- ----------- ----------- -----------
   Series:
     A...........................  2,140,000  2,040,000  $   510,000 $   555,000
     B...........................  3,000,000  2,200,000    1,100,000   1,082,000
     C........................... 21,500,000 19,882,358   13,520,000  13,444,000
     D........................... 18,000,000 15,407,936   16,409,000  15,615,000
   Warrants......................        --         --           --      183,000
                                  ---------- ----------  ----------- -----------
                                  44,640,000 39,530,294  $31,539,000 $30,879,000
                                  ---------- ----------  ----------- -----------

  The rights, preferences and privileges of the holders of Series A, B, C and D preferred stock are as follows:

  . Dividends are noncumulative and payable only upon declaration by the Company's Board of Directors at a rate of $0.0125, $0.025, $0.034 and $0.053 per share for Series A, B, C and D preferred stock, respectively. If, after dividends in the full preferential amount have been paid to the holders of Series A, B, C and D preferred stock, the Board of Directors declares additional dividends, then such additional dividends shall be declared on the common and preferred stock on a pro rata basis.

                           MARKETFIRST SOFTWARE, INC.

  . The holders of Series A, B, C and D preferred stock have a liquidation preference of $0.25, $0.50, $0.68 and $1.065 per share, respectively, plus any declared but unpaid dividends.

  . Each share of preferred stock is convertible at any time into common stock on a basis of one common share for 2.5 preferred shares, subject to certain antidilution provisions.

  . The holders of preferred stock have voting rights equal to common stock on an "as if converted" basis.

  . At any time after December 31, 2002, the Company is required to redeem, at the option of any holder of at least 1,000,000 shares of preferred stock, all or any portion of the holder's shares. The redemption price is equal to the original issue price plus all declared and unpaid dividends on the shares of preferred stock.


 (b) Warrant

  On September 15, 1999, the Company issued a fully vested warrant in exchange for services provided in connection with the Company's Series D preferred stock financing. The warrant entitles the holder to purchase up to 301,719 shares of the Company's Series D preferred stock at a price of $1.065 per share. The warrant must be exercised before the earliest to occur (a) the closing of an acquisition of the Company, (b) the closing of the Company's IPO or (c) the expiration date of September 15, 2004. Upon the exercise of the warrant, the shares of Series D preferred stock will be convertible into 120,688 shares of common stock. The fair value of the warrants issued, calculated using the Black-Scholes option pricing model, using $1.065 as the fair value of the underlying redeemable convertible preferred stock, and the following assumptions: no dividends; contractual life of five years; risk-free interest rate of 5.94%; expected volatility of 60%; was $183,000. This amount will be accreted to the carrying value of Series D redeemable convertible preferred stock so that the carrying value of preferred stock will equal its redemption value on December 31, 2002.

 (c) 1996 Equity Incentive Plan

  In 1996, the Company adopted the 1996 Equity Incentive Plan (the Plan), as amended on October 20, 1999, pursuant to which incentive stock options and nonstatutory stock options may be granted to employees and consultants of the Company. The exercise price for incentive stock options is at least 100% of the fair market value on the date of grant for employees owning less than 10% of the voting power of all classes of stock and at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock. For nonstatutory stock options, the exercise price is at least 110% of the fair market value on the date of grant for employees owning more than 10% of the voting power of all classes of stock and at least 85% for employees owning less than 10% of the voting power of all classes of stock. Options generally expire in 10 years; however, they may be limited to 5 years if the optionee owns stock representing more than 10% of the Company. Vesting periods are determined by the Company's Board of Directors and generally provide for ratable vesting over 4 years. As of December 31, 1999, 4,590,123 shares of common stock were reserved for issuance under the Plan, and 479,753 shares were available for grants. Certain shares were issued to officers upon exercise of stock options for full recourse promissory notes with an aggregate principal amount of $207,000, interest rates ranging from 5.00% to 5.69% and terms of four years.

 (d) Stock-Based Compensation

  The Company uses the intrinsic-value method in accounting for its employee stock-based compensation plans. Accordingly, no compensation cost has been recognized for any of its stock

                           MARKETFIRST SOFTWARE, INC.

options granted or restricted stock sold because the exercise price of each option or purchase price of each share of restricted stock equaled or exceeded the fair value of the underlying common stock as of the grant date for each stock option or purchase price of each restricted stock share, except for 860,800 shares of restricted stock sold in 1997 and stock options granted from January 1, 1999 through December 31, 1999. With respect to the stock options granted from January 1, 1999 to December 31, 1999, the Company recorded deferred stock compensation of $2,719,000 for the difference at the grant or issuance date between the exercise price of each stock option granted and the fair value of the underlying common stock. This amount is being amortized on an accelerated basis over the vesting period, generally four years, consistent with the method described in FASB Interpretation No. 28. Amortization of the December 31, 1999 balance of deferred stock-based compensation for fiscal 2000, 2001, 2002 and 2003, will approximate $1,199,000, $501,000, $214,000 and
$36,000, respectively. The amortization of deferred stock compensation combined with the expense associated with stock options granted to nonemployees, relates to the following items in the accompanying consolidated statements of operations:

                                                       Years Ended December 31,
                                                       ------------------------
                                                        1997    1998     1999
                                                       ------- ------- --------
   Cost of revenues................................... $   --  $   --  $  7,000
   Research and development...........................  20,000  31,000  192,000
   Sales and marketing................................     --      --   369,000
   General and administrative.........................     --   60,000  252,000
                                                       ------- ------- --------
                                                       $20,000 $91,000 $820,000
                                                       ======= ======= ========

  Had compensation costs been determined in accordance with SFAS No. 123, for all of the Company's stock-based compensation plans, net loss attributable to common stockholders (in thousands) and basic and diluted net loss per share attributable to common stockholders, would have been as follows:

                                                 Years Ended December 31,
                                             ---------------------------------
                                                1997       1998       1999
                                             ---------- ---------- -----------
   Net loss attributable to common
    stockholders:
    As reported............................  $1,326,000 $6,569,000 $10,022,000
    Pro forma..............................   1,333,000  6,580,000  10,051,000
   Basic and diluted net loss per share:
    As reported............................        0.78       2.37        2.96
    Pro forma..............................        0.79       2.38        2.97

  The fair value of each option was estimated on the date of grant using the minimum-value method with the following weighted-average assumptions: no dividends; risk-free interest rate of 6.1%, 4.4%, and 5.73% for the years ended December 31, 1997, 1998 and 1999, respectively; and expected life of four years.

 (e) Reverse Stock Split and Dividend on Redeemable Convertible Preferred Stock

  In conjunction with the 1997 Series B redeemable convertible preferred stock financing, the two common stockholders who each owned 50% of the outstanding shares of common stock, each returned an equal number of shares to the Company. This transaction has been reflected in the accompanying financial statements as a 1-for-2.2 reverse stock split. The outstanding shares of Series A redeemable convertible preferred stock were not subject to this split, thereby increasing the

                           MARKETFIRST SOFTWARE, INC.

Series A stockholders' ownership interest on an "as-if-converted" basis. The additional economic benefit to the Series A stockholders of $56,000 was recognized as a dividend equal to the fair value of the conversion benefit. The stock split has been presented as if it had occurred as of December 31, 1996.

 (f) Restricted Common Stock

  In 1997, 860,800 shares of restricted common stock were issued to an officer. These shares vest ratably over three years, with unvested shares subject to repurchase by the Company at $0.025 per share. Deferred stock compensation was recorded based on the fair value of the common stock at the date of issuance. As of December 31, 1999, 119,556 shares are subject to repurchase. The Company also has 720,168 additional shares of restricted stock outstanding subject to repurchase at $0.07 per share as of December 31, 1999. These shares were sold to officers in 1998 at fair value and vest over a four-year period.

  Stock option activity is presented below:

                                1997                 1998                 1999
                         ------------------- --------------------- --------------------
                                   Weighted-             Weighted-            Weighted-
                          Number    average               average              average
                            of     Exercise    Number    Exercise  Number of  Exercise
                          Shares     Price   of Shares     Price    Shares      Price
                         --------  --------- ----------  --------- ---------  ---------
Outstanding, beginning
 of year................  240,000    $0.08      749,400    $0.13   1,157,585    $0.15
Granted.................  814,620     0.10    2,192,410     0.18   1,550,496     0.18
Exercised............... (249,220)    0.08   (1,440,222)    0.15    (379,596)    0.15
Canceled................  (56,000)    0.13     (344,002)    0.15    (287,153)    0.18
                         --------            ----------            ---------
Outstanding, end of
 year...................  749,400     0.13    1,157,586     0.15   2,041,332     0.18
                         ========            ==========            =========
Exercisable, end of
 year...................  276,400     0.10      246,865     0.10     208,620     0.15
                         ========    =====   ==========    =====   =========    =====
Weighted-average fair
 value of options
 granted during the year
 with exercise price
 equal to fair value at
 date of grant..........  814,620    $0.03    2,192,410    $0.03         --     $ --
Weighted-average fair
 value of options
 granted during the year
 with exercise price
 less than fair value at
 date of grant..........      --       --           --       --    1,550,496    $1.78

  Information regarding the stock options outstanding as of December 31, 1999, is summarized below:

                                                                    Options
                                    Options Outstanding           Exercisable
                             --------------------------------- -----------------
                                          Weighted-
                                           average
                                          Remaining  Weighted-         Weighted-
                              Number of  Contractual  average  Number   average
                               Options      Life     Exercise    of    Exercise
   Exercise Prices           Outstanding   (Years)     Price   Options   Price
   ---------------           ----------- ----------- --------- ------- ---------
   $0.08....................    105,566     7.33       $0.08    42,233   $0.08
    0.13....................    120,334     7.69        0.13    47,167    0.13
    0.18....................  1,815,432     8.77        0.18   119,220    0.18
                              ---------                        -------
                              2,041,332                 0.18   208,620    0.15
                              =========                        =======   =====

                           MARKETFIRST SOFTWARE, INC.

(5) LEASE COMMITMENTS

  The Company leases its corporate facilities under an operating lease agreement that expires on April 5, 2000. Future minimum lease payments under this lease in 2000 total $43,000. The Company leases sales offices in Natick, MA and Dallas, TX under operating lease agreements that expire on November 30, 2000 and April 30, 2000, respectively. Future minimum lease payments under these leases in 2000 total $19,000. Total rent expense for the years ended December 31, 1998 and 1999, was approximately $133,000 and $197,000, respectively.

(6) INCOME TAXES

  The Company has not recognized income tax expense for the years ended December 31, 1997, 1998 and 1999. The reconciliation of the Company's income tax expense for the years ended December 31, 1997, 1998 and 1999 to income taxes computed using the Federal statutory rate of 34% is as follows:

                                             Years Ended December 31,
                                         -----------------------------------
                                           1997        1998         1999
                                         ---------  -----------  -----------
   Federal income tax benefit at the
    statutory rate...................... $(432,000) $(2,233,000) $(3,399,000)
   Net operating loss not benefited.....   421,000    2,212,000    3,212,000
   Other................................    11,000       21,000      187,000
                                         ---------  -----------  -----------
                                         $     --   $       --   $       --
                                         =========  ===========  ===========

  The tax effects of temporary differences that give rise to deferred tax assets are as follows:

                                                            December 31,
                                                       ------------------------
                                                          1998         1999
                                                       -----------  -----------
   Deferred tax assets:
     Accruals and reserves............................ $   120,000  $   177,000
     Depreciation and amortization....................   1,011,000      811,000
     Net operating loss and credit carryforwards......   2,424,000    6,413,000
                                                       -----------  -----------
       Total deferred tax assets......................   3,555,000    7,401,000
     Less valuation allowance.........................  (3,555,000)  (7,401,000)
                                                       -----------  -----------
       Net deferred tax assets........................ $       --   $       --
                                                       ===========  ===========

  Management has established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The net change in the total valuation allowance for the years ended December 31, 1997, 1998 and 1999 was $542,000, $2,989,000 and $3,846,000, respectively.

  As of December 31, 1999, the Company has net operating loss carryforwards for Federal and state income tax purposes of approximately $14,789,000 and $10,057,000, respectively, available to reduce future income subject to income taxes. The Federal net operating loss carryforwards expire beginning in 2013 through 2019. State net operating loss carryforwards expire beginning in 2003 through 2005.

  As of December 31, 1999, the Company has research and other credit carryforwards for Federal and California income tax purposes of approximately $163,000 and $185,000 available to reduce future income taxes. The Federal research and other credit carryforwards expire in 2019.

                           MARKETFIRST SOFTWARE, INC.

  The Internal Revenue Code of 1986 substantially restricts the ability of a corporation to utilize existing net operating losses in the event of an "ownership change" of the corporation. If such ownership changes occur, utilization of the net operating losses will be subject to an annual limitation in future years.

(7) SEGMENT REPORTING

  SFAS No, 131, Disclosure About Segments of an Enterprise and Related Information, establishes standards for the reporting by public companies of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operational decisions and assessments of financial performance.

  The Company's chief operating decision maker is considered to be the Company's chief executive officer (CEO). The CEO reviews financial information presented for purposes of making decisions and assessing financial performance. The financial information reviewed by the CEO is identical to the information presented in the accompanying consolidated statements of operations, and the Company has no significant foreign operations. Therefore, the Company operates in a single operating segment. Disaggregated product information is as follows:

                                                                 Years Ended
                                                                December 31,
                                                             -------------------
                                                               1998      1999
                                                             -------- ----------
   Revenues:
    Software hosting........................................ $    --  $  339,000
    Software licenses.......................................   20,000    369,000
    Professional services...................................   17,000    556,000
                                                             -------- ----------
                                                             $ 37,000 $1,264,000
                                                             ======== ==========

  Significant customer information is as follows:

                                                  Percentage of
                                                  Total Revenue       Accounts
                                                   Years Ended       Receivable
                                                  December 31,         as of
                                                  -------------     December 31,
                                                   1998     1999        1999
                                                  ------   ------   ------------
   Customer A....................................     54%      --        --
   Customer B....................................     46%      --        --
   Customer C....................................     --       15%       --
   Customer D....................................     --       --        25%
   Customer E....................................     --       --        13%

                           MARKETFIRST SOFTWARE, INC.

(8) SUBSEQUENT EVENTS

  (a)  Lease Commitment

  In January 2000, the Company entered into a non-cancelable operating lease for a new corporate headquarters in Mountain View, California. Future minimum lease payments under the lease total:

   Years Ending
   December 31,
   ------------
    2000............................................................ $ 1,666,000
    2001............................................................   2,558,000
    2002............................................................   2,637,000
    2003............................................................   2,717,000
    2004............................................................   2,796,000
                                                                     -----------
     Total.......................................................... $12,374,000
                                                                     ===========

  Under the terms of the lease, the Company is required to maintain an irrevocable letter of credit in the amount of $1,249,000 to be drawn on an FDIC insured financial institution with the landlord named as the beneficiary.

  (b)  Acquisition of FusionDM

  In April 2000, MarketFirst entered in an agreement to acquire Times Direct Marketing, Inc., also known as FusionDM, a direct marketing consulting agency.

  Under the terms of the acquisition agreement, we will pay the following:

  . $2.5 million to be paid at the close of the acquisition, and additional cash consideration to be paid over two years based on the achievement of certain operating objectives of FusionDM; and

  . up to an estimated 1,568,628 shares of our common stock consisting of 784,314 shares to be issued at the close of the acquisition, with the remaining 784,314 shares to be placed in escrow to be released ratably, subject to the achievement of certain operating objectives of FusionDM, on an annual basis over the next three years. The actual number of shares to be issued could be greater than 1,568,628 shares and is dependent, in part, on the Company's initial filing range to be provided to the Securities and Exchange Commission in connection with its initial public offering.

  Cash and common stock issued subject to these contingencies will be recorded as additional acquisition costs based on the fair value of the consideration on the date issued.

  (c) Stock-based compensation

  For the period January 1, 2000 to March 31, 2000, the Company granted to employees options to purchase 809,450 shares of common stock at a weighted average exercise price of $1.38 per share. These options vest over a four year period. In connection with these option grants, the Company recorded deferred stock-based compensation of $7,065,000. This deferred stock-based compensation will be amortized on an accelerated basis over a four year period. Amortization expense related to these options will approximate $3,743,00, $2,066,000, $936,000, $313,000 and $7,000 in each of the years in the five-year period ended December 31, 2004.

                           MARKETFIRST SOFTWARE, INC.

  (d) Stock-split

  On April 13, 2000, the Board of Directors and stockholders approved a 1 for
2.5 reverse stock split. All share amounts have been adjusted to reflect this stock split.

  (e) 2000 Stock Incentive and Employee Stock Purchase Plans

  In April 2000, the Company's Board of Directors approved, subject to stockholder approval and subject to the closing of an initial public offering, the 2000 Stock Incentive Plan (2000 Incentive Plan) which will be the successor to the 1996 Equity Incentive Plan (1996 Plan). All options available for grant under the 1996 Plan will be transferred to the 2000 Incentive Plan on its effective date and will continue to have substantially the same terms. Common stock authorized for issuance under the 2000 Incentive Plan is 4,000,000 shares which will automatically increase annually by an amount equal to 5% of the total number of shares of common stock outstanding on the last trading day of December of the previous year, but in no event will this annual increase exceed 2,500,000 shares.

  The 2000 Plan allows (1) option grants to employees with exercise prices at not less than the fair market value of these shares, (2) issuance of shares to individuals which will vest upon performance or completion of a service period or as a bonus for past services, and (3) a salary investment program for highly compensated employees to apply a portion of their base salary to purchase special below market stock options.

  Also in April 2000, the Company's Board of Directors approved, subject to stockholder approval and subject to the closing of an initial public offering, the 2000 Employee Stock Purchase Plan (2000 Purchase Plan) that will allow employees to purchase shares of common stock, at quarterly intervals, with accumulated payroll deductions. Common stock authorized for issuance under the 2000 Purchase Plan is 800,000 shares which will automatically increase annually by an amount equal to 1.5% of the total number of shares outstanding on the last trading day of December of the previous year. In no event will any annual increase exceed 800,000 shares.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors of
Times Direct Marketing, Inc. d.b.a. FusionDM:

  We have audited the accompanying balance sheets of Times Direct Marketing, Inc. d.b.a. FusionDM (the Company) as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement preservation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Times Direct Marketing, Inc. d.b.a. FusionDM, as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the years then ended, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

San Francisco, California
April 7, 2000

                          TIMES DIRECT MARKETING, INC.
                               (d.b.a. FusionDM)

                                 BALANCE SHEETS

                                                            December 31,
                                                        ----------------------
                                                           1998        1999
                                                        ----------  ----------
                        Assets
Current assets:
 Cash and cash equivalents............................. $      --   $  122,000
 Accounts receivable, less allowance for doubtful
  accounts of $0 in 1998 and $50,000 in 1999...........    778,000   2,450,000
 Cost in excess of billings on contracts in progress...     10,000     298,000
 Prepaid expenses and other current assets.............     12,000      13,000
                                                        ----------  ----------
  Total current assets.................................    800,000   2,883,000
Deposits and other assets..............................     47,000     263,000
Property and equipment, net............................    568,000     801,000
                                                        ----------  ----------
  Total assets......................................... $1,415,000  $3,947,000
                                                        ==========  ==========

         Liabilities and Stockholders' Deficit

Current liabilities:
 Accounts payable...................................... $  656,000  $1,064,000
 Accrued liabilities...................................    675,000   2,133,000
 Current portion of capital lease obligations..........     57,000     114,000
 Billing in excess of costs on contracts in progress ..    124,000     609,000
 Line of credit........................................     89,000         --
                                                        ----------  ----------
  Total current liabilities............................  1,601,000   3,920,000
Long-term portion of capital lease obligation..........     55,000     212,000
                                                        ----------  ----------
  Total liabilities....................................  1,656,000   4,132,000

Stockholders' deficit:
 Common stock, $1.00 par value; 100,000 shares
  authorized; 25,858 shares issued and outstanding as
  of December 31, 1998 and 1999........................     26,000      26,000
 Additional paid-in capital ...........................     34,000      34,000
 Accumulated deficit...................................   (301,000)   (245,000)
                                                        ----------  ----------
  Total stockholders' deficit..........................   (241,000)   (185,000)
                                                        ----------  ----------
  Total liabilities and stockholders' deficit.......... $1,415,000  $3,947,000
                                                        ==========  ==========


                See accompanying notes to financial statements.

                          TIMES DIRECT MARKETING, INC.
                               (d.b.a. FusionDM)

                            STATEMENTS OF OPERATIONS

                                                       Years Ended December
                                                               31,
                                                      -----------------------
                                                         1998         1999
                                                      -----------  ----------
Revenue for services, net of reimbursed costs of
 $4,788,000 in 1998 and $7,076,000 in 1999........... $ 2,222,000  $5,470,000
Cost of services.....................................   1,447,000   2,826,000
                                                      -----------  ----------
  Gross profit.......................................     775,000   2,644,000
Operating expenses:
 Sales and marketing.................................      93,000     194,000
 General and administrative..........................   2,020,000   2,592,000
                                                      -----------  ----------
  Total operating expenses...........................   2,113,000   2,786,000
                                                      -----------  ----------
  Operating loss.....................................  (1,338,000)   (142,000)
Other income (expense):
 Interest and other income...........................         --      298,000
 Interest expense....................................     (34,000)    (65,000)
 Loss on disposal of fixed assets....................         --      (19,000)
                                                      -----------  ----------
 Income (loss) before income taxes...................  (1,372,000)     72,000
 Income tax expense..................................         --       16,000
                                                      -----------  ----------
Net (loss) income.................................... $(1,372,000) $   56,000
                                                      ===========  ==========



                See accompanying notes to financial statements.

                          TIMES DIRECT MARKETING, INC.
                               (d.b.a. FusionDM)

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                      Retained
                           Common stock  Additional   Earnings         Total
                          --------------  Paid-in   (Accumulated   Stockholders'
                          Shares Amount   Capital     Deficit)    Equity (Deficit)
                          ------ ------- ---------- ------------  ----------------
Balance as of December
 31, 1997...............  21,979 $22,000  $   --    $ 1,071,000     $ 1,093,000
Issuance of common stock
 for services...........   3,879   4,000   34,000           --           38,000
Net loss................     --      --       --     (1,372,000)     (1,372,000)
                          ------ -------  -------   -----------     -----------
Balance as of December
 31, 1998...............  25,858  26,000   34,000      (301,000)       (241,000)
Net income..............     --      --       --         56,000          56,000
                          ------ -------  -------   -----------     -----------
Balance as of December
 31, 1999...............  25,858 $26,000  $34,000   $  (245,000)    $  (185,000)
                          ====== =======  =======   ===========     ===========




                See accompanying notes to financial statements.

                          TIMES DIRECT MARKETING, INC.
                               (d.b.a. FusionDM)

                            STATEMENTS OF CASH FLOWS

                                                         Years Ended December
                                                                 31,
                                                        -----------------------
                                                           1998         1999
                                                        -----------  ----------
Cash flows from operating activities:
 Net (loss) income....................................  $(1,372,000) $   56,000
 Adjustments to reconcile net (loss) income to net
  cash (used in) provided by operating activities:
  Depreciation and amortization.......................      189,000     228,000
  Loss on disposal of fixed asset.....................          --       19,000
  Allowance for bad debts.............................          --       50,000
  Employee stock based compensation...................       38,000         --
  Changes in operating assets and liabilities:
   Accounts receivable................................      852,000  (1,722,000)
   Prepaid expenses and other assets..................      (12,000)   (135,000)
   Cost in excess of billings.........................      (10,000)   (288,000)
   Accounts payable...................................      (24,000)    408,000
   Accrued liabilities................................      147,000   1,458,000
   Billing in excess of cost on contracts in
    progress..........................................      124,000     485,000
                                                        -----------  ----------
    Net cash (used in) provided by operating
     activities.......................................      (68,000)    559,000
                                                        -----------  ----------
Cash flows used in investing activities:
Purchases of property and equipment...................     (113,000)   (191,000)
Other assets..........................................      (22,000)    (82,000)
                                                        -----------  ----------
    Net cash used in investing activities.............     (135,000)   (273,000)
                                                        -----------  ----------
Cash flows (used in) provided by financing activities:
Capital lease payments................................      (39,000)    (75,000)
Proceeds/payments from line of credit.................       89,000    (89,000)
                                                        -----------  ----------
    Net cash provided by (used in) financing
     activities                                              50,000    (164,000)
                                                        -----------  ----------
Net (decrease) increase in cash and cash equivalents..     (153,000)    122,000
Cash and cash equivalents, beginning of year..........      153,000         --
                                                        -----------  ----------
Cash and cash equivalents, end of year................  $       --   $  122,000
                                                        ===========  ==========
Supplemental disclosure of cash flow information:
 Cash paid during year for interest...................  $    17,000  $   23,000
                                                        ===========  ==========
Noncash investing and financing activities:
 Property and equipment obtained under capital lease..  $    82,000  $  289,000
                                                        ===========  ==========


                See accompanying notes to financial statements.

                          TIMES DIRECT MARKETING, INC.
                               (d.b.a. FusionDM)

                         NOTES TO FINANCIAL STATEMENTS

                     Years Ended December 31, 1998 and 1999

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization and Basis of Presentation

  Times Direct Marketing, Inc., d.b.a. FusionDM (the Company), was incorporated in California on March 5, 1992. The Company is a direct marketing consulting agency providing marketing professional services that combine Internet technology services with traditional marketing services, such as strategic consulting, creative services, media planning and database marketing.

  (b) Contract Accounting

  Revenue from time and material contracts for services is recognized based on contract costs incurred during the year. Contract costs include direct materials, labor, and subcontracting costs, and those indirect costs related to contract performance such as indirect labor and supply costs. General and administrative costs are charged to expenses as incurred.

  Revenue from fixed fee contracts for services is recognized ratably over the life of the contract. Contract costs are recognized when incurred. Contract costs include all direct material, labor, and subcontracting costs, and those indirect costs related to contract performance such as indirect labor and supply costs. General and administrative costs are charged to expense as incurred.

  Provision for estimated losses on contracts in progress are made in the period in which such losses are determined. Changes in contract requirements, estimated profitability, and final contract settlements may result in revisions to costs and revenues and are recognized in the period in which the revisions are determined.

  Revenue for services is presented net of reimbursed costs. These costs include printing, postage, prizes and other direct out-of-pocket expenses specifically associated with contracts.

  The asset "costs in excess of billings on contracts in progress" represents costs incurred in advance of billings. The liability "billings in excess of costs and estimated earnings on contracts in progress" represents billings in excess of income recognized.

  (c) Cash and Cash Equivalents

  Cash and cash equivalents consist of cash and highly liquid investments with remaining maturities of less than 90 days at the date of purchase. The Company is exposed to credit risk in the event of default by the financial institutions or the issuers of these investments to the extent of the amounts recorded on the balance sheet in excess of amounts that are insured by the FDIC. As of December 31, 1998 and 1999, cash equivalents consisted principally of a money market account.

  (d) Property and Equipment

  Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is calculated using the double-declining balance method over the estimated useful lives of the respective assets, generally three to four years. Leasehold improvements and capital leased equipment are amortized on a straight-line basis over the shorter of the estimated useful lives of the assets or the lease term.

                          TIMES DIRECT MARKETING, INC.
                               (d.b.a. FusionDM)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   (e) Impairment of Long-Lived Assets

  The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of any asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

   (f) Advertising Costs

  The Company's policy is to expense advertising costs as incurred. The Company's advertising and promotion expense was $36,000 and $6,000 for the years ended December 31, 1998 and 1999, respectively.

   (g) Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   (h) Income Taxes

  As of December 31, 1998, the Company was a "C" Corporation. During 1998, income taxes were accounted for under the assets and liability method. Deferred tax assets and liabilities were recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities were measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences were expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates was recognized in income in the period that includes the enactment date. Valuation allowances were established when necessary to reduce deferred tax assets to the amounts to be recovered. During 1999, the Company converted from a "C" Corporation to "S" Corporation status for federal income tax purposes. As a result, there is no provision for federal income tax expense in 1999. State franchise tax for "S" Corporation is assessed at the rate of 1.5% at the corporate level.

   (i) Comprehensive Income (Loss)

  The Company did not have any significant components of other comprehensive income (loss) for the years ended December 31, 1998 and 1999.

   (j) Concentration of Credit Risk

  Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of trade accounts receivable. The Company has not experienced significant credit losses in the past. Based on an ongoing evaluation of its accounts receivable collectibility and customer credit worthiness, the Company has recorded $50,000 of allowance for doubtful accounts during the period ended December 31, 1999.

                          TIMES DIRECT MARKETING, INC.
                               (d.b.a. FusionDM)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


   (k) Recent Accounting Pronouncements

  In June 1998, the FASB issued Statement of Financial Accounting Standards
(SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. Because the Company does not currently hold any derivative instruments and does not engage in hedging activities, the Company expects that the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations, or cash flows. The Company will be required to adopt SFAS No. 133 in fiscal 2001.

(2) PROPERTY AND EQUIPMENT

  Property and equipment, net, consisted of the following for the years ended December 31, 1998 and 1999:

                                                             1998       1999
                                                          ---------- ----------
   Computer equipment and office equipment............... $  496,000 $  803,000
   Software..............................................     95,000    122,000
   Furniture and fixtures................................    166,000    258,000
   Leasehold improvements................................    257,000    276,000
                                                          ---------- ----------
                                                           1,014,000  1,459,000
   Accumulated depreciation and amortization.............    446,000    658,000
                                                          ---------- ----------
                                                          $  568,000 $  801,000
                                                          ========== ==========

  Equipment under capital leases aggregated $158,000 and $447,000 as of December 31, 1998 and 1999, respectively. Accumulated amortization on the assets under capital leases aggregated $31,000 and $80,000 as of December 31, 1998 and 1999, respectively.

(3) LEASES

  The Company has a noncancelable operating lease for office space. The office space lease was entered into in May 1999 and extends for five years. The Company also entered into several capital leases for equipment.

  Future minimum lease payments as of December 31, 1999, were as follows:

                                                            Capital  Operating
   Year Ended December 31,                                   Leases    Lease
   -----------------------                                  -------- ----------
      2000................................................. $150,000 $  388,000
      2001.................................................  123,000    388,000
      2002.................................................   87,000    388,000
      2003.................................................   29,000    388,000
      2004.................................................    9,000    128,000
                                                            -------- ----------
      Total minimum lease payments.........................  398,000 $1,680,000
                                                                     ==========
      Less amount representing imputed interest............   72,000
                                                            --------
      Present value of minimum lease payments..............  326,000
      Less current portion.................................  114,000
                                                            --------
      Capital lease obligation, less current portion....... $212,000
                                                            ========

                          TIMES DIRECT MARKETING, INC.
                               (d.b.a. FusionDM)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


  The Company's rent expense was $210,000 and $366,000 for the years ended December 31, 1998 and 1999, respectively.

(4) CREDIT FACILITIES

  The Company has two lines of credit with Merrill Lynch totaling $700,000. The lines of credit bear interest at the 30-Day Commercial Paper Rate plus 3.30% per year, 9.17% and 9.32% as of December 31, 1998 and 1999, respectively. As of December 31, 1999, no amounts were outstanding under these lines of credit. The lines of credit are secured by first liens and security interests in collateral granted to the financial institution. One of the lines of credit is personally guaranteed by the CEO. The line of credit for $500,000 is subject to yearly renewal; the line of credit for $200,000 expires in May 2002.

(5) STOCKHOLDERS' DEFICIT

  In June 1992, the founders contributed approximately $5,000 in cash and $17,000 in furniture and equipment to the Company in return for 21,979 shares of the Company.

  In April 1998, the Company granted a 15% interest in the Company to the chief operating officer (COO) as part of the COO's employment agreement. The value of this ownership interest was based on the fair value of the common stock on the date of issue. These shares of common stock were vested upon grant. Accordingly, the Company granted 3,879 shares of common stock to the COO valued at $38,000 which was recorded as compensation expense during the year ended December 31, 1998.

(6) INCOME TAXES

  Income tax expense for the years ended December 31, 1998 and 1999 consisted of:

                                                                  December 31,
                                                                 --------------
                                                                  1998   1999
                                                                 ------ -------
Current:
 Federal........................................................ $  --  $   --
 State..........................................................    --   16,000
                                                                 ------ -------
Total current tax expense.......................................    --   16,000
Deferred:
 Federal........................................................    --      --
 State..........................................................    --      --
                                                                 ------ -------
Total deferred tax expense......................................    --      --
                                                                 ------ -------
Total tax expense............................................... $  --  $16,000
                                                                 ====== =======

                          TIMES DIRECT MARKETING, INC.
                               (d.b.a. FusionDM)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


  The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set out below:

                                                               December 31,
                                                            -------------------
                                                              1998       1999
                                                            ---------  --------
Deferred tax assets:
 Accruals and reserves..................................... $ 325,000  $ 28,000
 Net operating loss and credit carryforwards...............   487,000       --
                                                            ---------  --------
Gross deferred tax assets..................................   812,000    28,000
Valuation allowance........................................  (799,000)  (26,000)
                                                            ---------  --------
Total deferred tax assets..................................    13,000     2,000
Deferred tax liabilities:
 Plant and equipment.......................................   (13,000)   (2,000)
                                                            ---------  --------
Total deferred tax liabilities.............................   (13,000)   (2,000)
                                                            ---------  --------
Net deferred tax assets (liabilities)                       $     --   $    --
                                                            =========  ========

  The Company elected S corporation status on March 1, 1999. Prior to the election, the Company's year end had been February 28. The provision for income taxes at December 31, 1998 has been calculated as if the Company had a calendar year end.

 The decrease in the valuation allowance of $773,000 is due to the reduction of federal and partial state deferred income tax assets and liabilities as of December 31, 1999 as a result of the S Corporation status election.

  The Company has net operating loss carryforwards through February 1999 for federal and state income tax purposes of approximately $1,300,000 and $652,000, respectively. However, due to the S Corporation election, the losses are suspended until such time the company changes to a C Corporation. The Federal net operating loss carryforwards expire in 2019. The California net operating loss carryforwards expire in 2004.

(7) SEGMENT REPORTING

  SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information, establishes standards for the reporting by public companies of information about operating segments, products and services, geographic areas, and major customers. The method for determining what information to report is based on the way that management organizes the operating segments within the Company for making operational decisions and assessments of financial performance.

  The Company's chief operating decision maker is considered to be the Company's chief executive officer (CEO). The CEO reviews financial information presented for purposes of making decisions and assessing financial performance. The financial information reviewed by the CEO is identical to the information presented in the accompanying statements of operations, and the Company has no significant foreign operations. Therefore, the Company operates in a single operating segment.

                          TIMES DIRECT MARKETING, INC.
                               (d.b.a. FusionDM)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)


  A summary of net sales to major customers that exceed 10% of total revenues for services during each of the years in the two-year period ended December 31, 1999, and the amount due from these customers as of December 31, 1999, follows:

                                                            Net Sales
                                                            ---------  Accounts
                                                            1998 1999 Receivable
                                                            ---- ---- ----------
   Customer A.............................................. 23%  18%     --
   Customer B.............................................. 13%  13%      6%
   Customer C.............................................. --   12%     10%
   Customer D.............................................. --   10%     --

(8) EMPLOYEE BENEFIT PLAN

  In July 1997, the Company adopted a 401(k) employee retirement plan under which eligible employees may contribute up to 15% of their annual compensation on a pre-tax basis. The administrative costs of this plan are paid by the Company. Employees vest immediately in their contributions and earnings thereon. The plan allows for, but does not require, Company matching contributions. As of December 31, 1999, the Company has not made any such contributions.

(9) SUBSEQUENT EVENTS

   (a) Line of Credit Increase

  In January 2000, the Company increased the amount of one of its lines of credit from $500,000 to $750,000.

   (b) Agreement to be Acquired by MarketFirst

  In April 2000, the Company entered into an agreement to be acquired by MarketFirst Software, Inc. (MarketFirst). Under the terms of this agreement, the Company's shareholders will receive the following:

  . $2.5 million to be received at the close of the transaction, and additional cash consideration to be paid over two years based on the achievement of certain operating objectives; and

  . up to an estimated 1,568,628 shares of common stock of MarketFirst consisting of 784,314 shares to be received at the close of the transaction, with the remaining 784,314 shares to be placed in escrow to be released ratably, subject to the achievement of certain operating objectives, on an annual basis over the next three years. The actual number of shares to be received could be greater than 1,568,628 shares and is dependent, in part, on MarketFirst's initial filing range to be provided to the Securities and Exchange Commission in connection with its initial public offering.

                           MARKETFIRST SOFTWARE, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

  In April 2000, MarketFirst entered in an agreement to acquire Times Direct Marketing, Inc., also known as FusionDM, a direct marketing consulting agency.

  Under the terms of the acquisition agreement, we will pay the following:

  . $2.5 million to be paid at the close of the acquisition, and additional cash consideration to be paid over two years based on the achievement of certain operating objectives of FusionDM; and

  . up to an estimated 1,568,628 shares of our common stock consisting of 784,314 shares to be issued at the close of the acquisition, with the remaining 784,314 shares to be placed in escrow to be released ratably, subject to the achievement of certain operating objectives of FusionDM, on an annual basis over the next three years. The actual number of shares to be issued could be greater than 1,568,628 shares and is dependent, in part, on MarketFirst's initial filing range to be provided to the Securities and Exchange Commission in connection with its initial public offering.

  The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods, or the results of operations, or financial position that actually would have been realized had MarketFirst and FusionDM been a combined company during the specified periods. The unaudited pro forma combined condensed financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements and related notes thereto of MarketFirst and FusionDM, included elsewhere in this filing. The following unaudited pro forma combined condensed financial statements give effect to the acquisition of FusionDM by MarketFirst using the purchase method of accounting. The unaudited pro forma combined condensed financial statements are based on the respective historical audited financial statements and related notes of MarketFirst and FusionDM.

  The pro forma adjustments are preliminary and based on management's estimates of the value of the tangible and intangible assets acquired. The actual adjustments may differ materially from those presented in these pro forma financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to the long-term tangible and intangible assets, or in some circumstances, resulting in a change to the statement of operations. The effect of these changes on the statement of operations will depend on the nature and amounts of the assets and liabilities adjusted.

  The unaudited pro forma combined condensed balance sheet assumes that the acquisition took place on December 31, 1999, and combines MarketFirst's audited December 31, 1999 balance sheet with FusionDM's audited December 31, 1999 balance sheet. The unaudited pro forma combined condensed statement of operations assumes the acquisition took place on January 1, 1999, and combines MarketFirst's audited statement of operations for the year ended December 31, 1999 with FusionDM's audited statement of operations for the year ended December 31, 1999.

  Finally, only a portion of the total consideration will be conveyed at the acquisition date. The remaining consideration is subject to performance contingencies over three years. Accordingly, the common shares issued as contingent consideration will be recorded as an additional cost of the acquisition at the date the shares become distributable during the three-year period, at the then fair value of those shares. The effect of this contingent consideration is unknown, but could materially impact the values assigned to long-term intangible assets and significantly increase the amount of annual amortization (see Note 3 to the unaudited pro forma combined condensed financial statements).

                           MARKETFIRST SOFTWARE, INC.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               December 31, 1999

                                 Historical                  Pro Forma
                           ------------------------  ------------------------------
                           MarketFirst    FusionDM   Adjustments         Combined
                           ------------  ----------  ------------      ------------
          Assets
 Current assets:
  Cash and cash
   equivalents...........  $  7,427,000  $  122,000  $(2,500,000)(1a)  $  5,049,000
  Short-term
   investments...........     5,889,000         --            --          5,889,000
  Accounts receivable,
   net...................       694,000   2,450,000           --          3,144,000
  Other..................       241,000     311,000           --            552,000
                           ------------  ----------  ------------      ------------
   Total current assets..    14,251,000   2,883,000    (2,500,000)       14,634,000
 Property and equipment,
  net....................       781,000     801,000           --          1,582,000
 Other assets............         1,000     263,000           --            264,000
 Goodwill and other
  intangible assets,
  net....................           --          --     12,785,000(1a)    12,785,000
                           ------------  ----------  ------------      ------------
     Total assets........  $ 15,033,000  $3,947,000  $ 10,285,000      $ 29,265,000
                           ============  ==========  ============      ============

 Liabilities, Redeemable
   Convertible Preferred
        stock, and
   Stockholders' Deficit
 Current liabilities:
  Accounts payable.......  $    305,000  $1,064,000  $        --       $  1,369,000
  Accrued liabilities and
   other.................       431,000   2,247,000       100,000(1a)     2,778,000
  Deferred revenue and
   billings in excess
   of costs..............       296,000     609,000           --            905,000
                           ------------  ----------  ------------      ------------
   Total current
    liabilities..........     1,032,000   3,920,000       100,000         5,052,000
 Long term obligations...           --      212,000           --            212,000
 Redeemable convertible
  preferred stock and
  warrants...............    30,879,000         --            --         30,879,000
 Stockholders' deficit:
  Common stock...........         5,000      26,000       (26,000)            5,000
  Additional paid-in
   capital...............     3,262,000      34,000    10,000,000 (1a)   13,262,000
                                                          (34,000)
  Deferred stock-based
   compensation..........    (1,950,000)        --            --         (1,950,000)
  Notes receivable from
   stockholders..........      (207,000)        --            --           (207,000)
  Accumulated deficit....   (17,988,000)   (245,000)      245,000(1a)   (17,988,000)
                           ------------  ----------  ------------      ------------
   Total stockholders'
    deficit..............   (16,878,000)   (185,000)   10,185,000        (6,878,000)
                           ------------  ----------  ------------      ------------
 Total liabilities,
  redeemable convertible
  preferred stock and
  stockholders' deficit..  $ 15,033,000  $3,947,000  $ 10,285,000      $ 29,265,000
                           ============  ==========  ============      ============


   See accompanying notes to unaudited pro forma combined condensed financial statements.

                           MARKETFIRST SOFTWARE, INC.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                          Year Ended December 31, 1999

                               Historical                 Pro Forma
                         ------------------------  -----------------------------
                         MarketFirst    FusionDM   Adjustments        Combined
                         ------------  ----------  -----------      ------------
Revenues:
 Software hosting....... $    339,000  $      --   $       --       $    339,000
 Software licenses......      369,000         --           --            369,000
 Professional services..      556,000   5,470,000          --          6,026,000
                         ------------  ----------  -----------      ------------
  Total revenues........    1,264,000   5,470,000          --          6,734,000
Cost of revenues:
 Software hosting.......      150,000         --           --            150,000
 Software licenses......       29,000         --           --             29,000
 Professional services..      286,000   2,826,000          --          3,112,000
                         ------------  ----------  -----------      ------------
  Total cost of
   revenues.............      465,000   2,826,000          --          3,291,000
                         ------------  ----------  -----------      ------------
  Gross profit..........      799,000   2,644,000          --          3,443,000
Operating expenses:.....
 Research and
  development...........    3,470,000         --           --          3,470,000
 Sales and marketing....    5,600,000     194,000          --          5,794,000
 General and
  administrative........    1,210,000   2,592,000          --          3,802,000
 Stock-based
  compensation..........      820,000         --           --            820,000
 Amortization of
  goodwill and other
  intangible assets.....          --          --     3,439,000 (2b)    3,439,000
                         ------------  ----------  -----------      ------------
  Total operating
   expenses.............   11,100,000   2,786,000    3,439,000        17,325,000
                         ------------  ----------  -----------      ------------
  Operating loss........  (10,301,000)   (142,000)  (3,439,000)      (13,882,000)
Interest and other,
 net....................      303,000     198,000          --            501,000
                         ------------  ----------  -----------      ------------
  Net income (loss).....   (9,998,000)     56,000   (3,439,000)      (13,381,000)
Accretion and dividend
 on redeemable
 convertible preferred
 stock..................      (24,000)        --           --            (24,000)
                         ------------  ----------  -----------      ------------
  Net loss attributable
   to common
   stockholders.........  (10,022,000)     56,000   (3,439,000)      (13,405,000)
                         ============  ==========  ===========      ============
  Basic and diluted net
   loss per share
   attributable to
   common stockholders.. $      (2.96)                              $      (3.22)
                         ============                               ============
  Shares used to compute
   basic and diluted net
   loss per share
   attributable to
   common stockholders..    3,381,000                  784,000 (2c)    4,165,000

   See accompanying notes to unaudited pro forma combined condensed financial statements.

                           MARKETFIRST SOFTWARE, INC.

      NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                          Year Ended December 31, 1999

(1) UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

  The pro forma combined condensed balance sheet as of December 31, 1999 gives effect to the acquisition as if it had occurred on December 31, 1999.

  The following adjustment has been reflected in the unaudited pro forma combined condensed balance sheet:

  (a) To record consideration to be issued by MarketFirst at the close of the acquisition and applicable purchase accounting entries for the acquisition of FusionDM. This adjustment does not reflect the additional consideration that may be paid subject to the achievement of certain operating objectives.

  Under purchase accounting, the total purchase price will be allocated to FusionDM's assets and liabilities based on their relative fair values. Amounts allocated to assembled workforce will be amortized on a straight-line basis over an estimated useful life of three years. Amounts allocated to customer lists will be amortized over two years. Amounts allocated to tradenames, FusionDM's proprietary marketing process and goodwill will be amortized over an estimated useful life of four years. Allocations are subject to valuations as of the date of the consummation of the acquisition. The amounts and components of the estimated purchase price, along with the preliminary allocation of the estimated purchase price to assets purchased, are as follows:

   Cash............................................................ $ 2,500,000
   Common stock....................................................  10,000,000
   Estimated transaction costs.....................................     100,000
                                                                    -----------
    Total purchase price........................................... $12,600,000
                                                                    ===========
   Cash and cash equivalents....................................... $   122,000
   Accounts receivable.............................................   2,450,000
   Prepaid expenses and other current assets.......................     311,000
   Deposits and other assets.......................................     263,000
   Property and equipment..........................................     801,000
   Accounts payable................................................  (1,064,000)
   Accrued liabilities and other...................................  (2,247,000)
   Deferred revenue................................................    (609,000)
   Long-term obligations...........................................    (212,000)
                                                                    -----------
    Fair value of net tangible assets of FusionDM..................    (185,000)
   Assembled workforce.............................................   1,641,000
   Customer lists..................................................     420,000
   Tradenames......................................................     662,000
   Marketing process...............................................   3,079,000
   Goodwill........................................................   6,983,000
                                                                    -----------
    Net assets acquired............................................ $12,600,000
                                                                    ===========

                           MARKETFIRST SOFTWARE, INC.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                   CONDENSED FINANCIAL STATEMENTS (Continued)


  The actual allocation of the purchase price will depend upon the composition of FusionDM's net assets on the closing date and MarketFirst's evaluation of the fair value of the net assets as of the date indicated. Consequently, the actual allocation of the purchase price could differ from that presented above.

(2) UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS

  The pro forma combined condensed statement of operations gives effect to the acquisition as if it had occurred on January 1, 1999.

  The following adjustments have been reflected in the unaudited pro forma combined condensed statement of operations:

  (b) Adjustment to record the amortization of goodwill and intangible assets resulting from the preliminary allocation of the FusionDM purchase price calculated as follows:

                                                        Estimated
                                                          Useful       Annual
                                              Value    Life (Years) Amortization
                                            ---------- ------------ ------------
   Assembled workforce..................... $1,641,000       3       $  547,000
   Customer lists..........................    420,000       2          210,000
   Tradenames..............................    662,000       4          166,000
   Marketing process.......................  3,079,000       4          770,000
   Goodwill................................  6,983,000       4        1,746,000
                                                                     ----------
                                                                     $3,439,000
                                                                     ==========

  (c) To reflect the shares of common stock to be issued as consideration for the acquisition of FusionDM.

(3) EFFECT OF CONTINGENT CONSIDERATION

  Assuming all of the contingent share consideration becomes issuable, the following table presents the potential increases to long-term intangible assets, and the resulting increases to the annual amortization presented in 2(c) above based upon varying common stock fair values. The common stock fair values presented do not purport to represent the potential range of fair values possible at each contingent consideration measurement date during the three-year contingent consideration measurement period:

                                                                    Increase to
     Assumed Fair Value per                   Increase to Long-term    Annual
     Share of Common Stock                      Intangible Assets   Amortization
     ----------------------                   --------------------- ------------
       $10.00................................      $10,340,000       $1,961,000
       $15.00................................       14,262,000        2,941,000
       $20.00................................       18,183,000        3,922,000
       $25.00................................       22,105,000        4,902,000
       $50.00................................       41,713,000        9,804,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
      , 2000
                              [MARKETFIRST LOGO]

                               Shares of Common Stock

                             ---------------------

                                  PROSPECTUS

                             ---------------------

                         Donaldson, Lufkin & Jenrette

                             Dain Rauscher Wessels

                                   SG Cowen

                                DLJdirect Inc.

-------------------------------------------------------------------------------

We have not authorized any dealer, sales person or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of MarketFirst have not changed since the date hereof.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Until              , 2000 (25 days after the date of this prospectus), all
dealers that effect transactions in these shares of common stock may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Securities and Exchange Commission, NASD and Nasdaq National Market fees. All of the expenses below will be paid by MarketFirst.

                                                                        Amount
                                                                         to be
                                                                         Paid
                                                                        -------
   Registration fee.................................................... $15,180
   NASD filing fee..................................................... $ 6,250
   Nasdaq National Market listing fee..................................
   Blue sky fees and expenses..........................................
   Director and Officer Liability Insurance............................
   Printing and engraving expenses.....................................
   Legal fees and expenses.............................................
   Accounting fees and expenses........................................
   Transfer Agent and Registrar fees...................................
   Miscellaneous.......................................................
                                                                        -------
   Total............................................................... $
                                                                        =======

Item 14. Indemnification of Officers and Directors

  Section 145 of the Delaware General Corporation Law permits indemnification of officers and directors of MarketFirst under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

  Article VII, Section 6 of the Amended and Restated Bylaws of MarketFirst provides that MarketFirst shall indemnify its directors to the fullest extent allowed by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director of MarketFirst (or was serving at MarketFirst's request as a director or officer of another corporation) shall be paid by MarketFirst in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by MarketFirst as authorized by the relevant section of the Delaware General Corporation Law.

  As permitted by Section 102(b)(7) of the Delaware General Corporation Law,
Article VIII of MarketFirst's Restated Certificate of Incorporation provides that a director of MarketFirst shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to MarketFirst or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

  MarketFirst intends to enter into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements will attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements will provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to MarketFirst (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by MarketFirst or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements with provide for MarketFirst to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to MarketFirst copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

  MarketFirst plans to purchase directors' and officers' liability insurance.

Item 15. Recent Sales of Unregistered Securities

  (a) In the past three years, we have issued and sold the securities described below:

     (1) In June 1997, we issued and sold 40,000 shares of unregistered Series A preferred stock at a price per share of $0.25 to one investor for aggregate cash consideration of $10,000. These shares were sold pursuant to a Series A preferred stock purchase agreement between the investor and us. We relied upon Section 4(2) of the Securities Act of 1933, in connection with the sale of these securities.

     (2) In September 1997, we issued and sold 480,000 shares of unregistered common stock at a price per share of $0.125 per share to two consultants for aggregate cash consideration of $60,000. These shares were sold pursuant to restricted purchase agreements between these consultants and us. We relied upon Section 4(2) of the Securities Act of 1933, in connection with the sale of these securities.

     (3) In October 1997, we issued and sold 80,000 shares of unregistered common stock to one of our stockholders in consideration for the stockholder obtaining a release of certain claims against him and us. We relied upon Section 4(2) of the Securities Act of 1933, in connection with the sale of these securities.

     (4) In October 1997, we issued and sold 2,200,000 shares of unregistered Series B preferred stock at a price per share of $0.50 to nine investors for aggregate cash consideration of approximately $1,100,000. These shares were sold pursuant to a Series B preferred stock purchase agreement between such investors and us. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities.

     (5) In March, April and May 1998, we issued and sold 8,897,058 shares of unregistered Series C preferred stock at a price per share of $0.68 to 13 investors for aggregate cash consideration of approximately $6,050,000. These shares were sold pursuant to a Series C preferred stock purchase agreement between such investors and us. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities.

     (6) In January, February and March 1999, we issued and sold 10,985,300 shares of unregistered Series C preferred stock at a price per share of $0.68 to 15 investors for aggregate cash consideration of $7,470,004. These shares were sold pursuant to a Series C preferred stock purchase agreement between such investors and us. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities.

     (7) In September and October 1999, we issued and sold 15,407,936 shares of unregistered Series D preferred stock at a price per share of $1.065 to 31 investors for aggregate cash consideration of approximately $16,410,000. These shares were sold pursuant to a Series D preferred stock purchase agreement between such investors and us. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities.

     (8) In September 1999, in connection with the sale of the Series D preferred stock discussed above, we issued an unregistered warrant to purchase an aggregate of 301,719 shares of unregistered Series D preferred stock, with an exercise price per share of $1.065, to Donaldson, Lufkin & Jenrette Securities Corporation. We relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, in connection with the sale of these securities.

     (9) In March 2000, in connection with the purchase of our e-marketing services pursuant to the terms of a Warrant Purchase Agreement, we issued unregistered warrants to purchase an aggregate of 70,000 shares of unregistered common stock to General Electric Company. The exercise price per share shall be equal to eighty-five percent (85%) of our offering price in our initial public offering. We relied upon Section 4(2) of the Securities Act of 1933, in connection with the sale of these securities.

     (10) As of March 31, 2000, we have issued options to purchase an aggregate of 5,606,976 shares of common stock to certain of our employees, directors and consultants under our 1996 Equity Incentive Plan, with exercise prices ranging from $0.025 to $1.15 per share. None of the optionees paid any cash consideration for such options. As of March 31, 2000, we have issued and sold an aggregate of 2,242,775 shares of unregistered common stock pursuant to exercises of stock options for aggregate cash consideration of approximately $351,900 of which approximately $207,000 is subject to outstanding promissory notes payable to us. As to each of our directors, officers, employees, former employees and consultants who were issued such securities, we relied upon Rule 701 of the Securities Act of 1933. Each such person purchased our securities pursuant to a written contract between such person and us. In addition, we met the conditions imposed under Rule 701(b).

  The recipients of securities in each transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates issued in the transactions described above. All recipients had adequate access, though their relationships with us or by information furnished by us to them, to information about us.

  (b) There were no underwritten offerings employed in connection with any of the transactions set forth in Item 15(a).

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits.

 Exhibit
 Number                                Description
 ------- ----------------------------------------------------------------------
  1.1*   Form of Underwriting Agreement


  2.1 Agreement of Merger and Plan of Reorganization dated April 14, 2000, by and among the Company, FusionDM, Inc., Times Direct Marketing,
          Inc., Christopher E. Peterson and Thierry Zamora

  3.1 Amended and Restated Certificate of Incorporation of the Company as filed with the Delaware Secretary of State in September 1999

  3.2    Certificate of Amendment to Amended and Restated Certificate of
          Incorporation of the Company, as filed with the Delaware Secretary of State in April 2000

  3.3 Amended and Restated Certificate of Incorporation of the Company, to be filed with the Delaware Secretary of State upon consummation of this offering

  3.4    Amended and Restated Bylaws of the Company


  4.1*   Specimen certificate representing shares of common stock of the
          Company


  4.2    Fifth Amended and Restated Investor Rights Agreement dated as of
          September 10, 1999, by and among the Company and certain investors

  4.3    Warrant to Purchase Series D Preferred Stock dated as of September 15,
          1999 issued to Donaldson, Lufkin & Jenrette Securities Corporation

  5.1*   Form of Opinion of Hewitt & McGuire, LLP


 10.1 Form of Indemnification Agreement to be entered into between the Company and each of its directors and executive officers

 10.2 Amended and Restated Employment Agreement dated as of January 1, 2000, by and between Peter R. Tierney and the Company


 10.3    1996 Equity Incentive Plan


 10.4    2000 Stock Incentive Plan


 10.5    2000 Employee Stock Purchase Plan


 10.6    Amended and Restated Secured Full Recourse Promissory Note made by
          Peter R. Tierney in favor of the Company


 10.7 Software License Agreement dated as of January 24, 2000, by and between the Company and SAP AG Inc.


 10.8    Office Lease Agreement dated January 24, 2000, by and between EOP-
          Shoreline Technology Park, L.L.C., and the Company


 21.1*   List of Subsidiaries


 23.1    Consent of KPMG LLP (MarketFirst)


 23.2    Consent of KPMG LLP (Times Direct Marketing)


 23.3*   Consent of Hewitt & McGuire, LLP (contained in Exhibit 5.1)


 24.1    Power of Attorney (contained on signature page on page II-6)


 27.1    Financial Data Schedule

--------
 * To be filed by amendment.

Item 17. Undertakings

  The Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 18th day of April, 2000.

                                          MARKETFIRST SOFTWARE, INC.

                                                 /s/ Peter R. Tierney
                                           By: ________________________________
                                                     Peter R. Tierney
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, the undersigned hereby constitute and appoint Peter R. Tierney and Robert W. Sator, and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature                            Title                         Date
---------                            -----                         ----

     /s/ Peter R. Tierney            Chairman of the Board,        April 18, 2000
____________________________________  President, and Chief
          Peter R. Tierney            Executive Officer
                                      (principal executve
                                      officer)

       /s/ Anurag Khemka             Chief Technology Officer and  April 18, 2000
____________________________________  Director
           Anurag Khemka

      /s/ Robert W. Sator            Vice President, Finance and   April 18, 2000
____________________________________  Administration (principal
          Robert W. Sator             financial and accounting
                                      officer)

   /s/ Stephen R. Chapin, Jr.        Director                      April 18, 2000
____________________________________
       Stephen R. Chapin, Jr.

Signature                            Title                         Date
---------                            -----                         ----

      /s/ Alexander Rosen            Director                      April 18, 2000
____________________________________
          Alexander Rosen

    /s/ Douglas A. Lindgren          Director                      April 18, 2000
____________________________________
        Douglas A. Lindgren

     /s/ Randall C. Bolten           Director                      April 18, 2000
____________________________________
         Randall C. Bolten

     /s/ James D. Power III          Director                      April 18, 2000
____________________________________
         James D. Power III

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 ------- ----------------------------------------------------------------------
  1.1*   Form of Underwriting Agreement


  2.1 Agreement of Merger and Plan of Reorganization dated April 14, 2000, by and among the Company, FusionDM, Inc., Times Direct Marketing,
          Inc., Christopher E. Peterson and Thierry Zamora

  3.1 Amended and Restated Certificate of Incorporation of the Company as filed with the Delaware Secretary of State in September 1999

  3.2    Certificate of Amendment to Amended and Restated Certificate of
          Incorporation of the Company, as filed with the Delaware Secretary of State in April 2000

  3.3 Amended and Restated Certificate of Incorporation of the Company, to be filed with the Delaware Secretary of State upon consummation of this offering

  3.4    Amended and Restated Bylaws of the Company


  4.1*   Specimen certificate representing shares of common stock of the
          Company


  4.2    Fifth Amended and Restated Investor Rights Agreement dated as of
          September 10, 1999, by and among the Company and certain investors

  4.3    Warrant to Purchase Series D Preferred Stock dated as of September 15,
          1999 issued to Donaldson, Lufkin & Jenrette Securities Corporation

  5.1*   Form of Opinion of Hewitt & McGuire, LLP


 10.1 Form of Indemnification Agreement to be entered into between the Company and each of its directors and executive officers

 10.2 Amended and Restated Employment Agreement dated January 1, 2000 by and between Peter R. Tierney and the Company


 10.3    1996 Equity Incentive Plan


 10.4    2000 Stock Incentive Plan


 10.5    2000 Employee Stock Purchase Plan


 10.6    Amended and Restated Secured Full Recourse Promissory Note made by
          Peter R. Tierney in favor of the Company


 10.7 Software License Agreement dated as of January 24, 2000, by and between the Company and SAP AG Inc.


 10.8    Office Lease Agreement dated January 24, 2000, by and between EOP-
          Shoreline Technology Park, L.L.C., and the Company


 21.1*   List of Subsidiaries


 23.1    Consent of KPMG LLP (MarketFirst)


 23.2    Consent of KPMG LLP (Times Direct Marketing)


 23.3*   Consent of Hewitt & McGuire, LLP (contained in Exhibit 5.1)


 24.1    Power of Attorney (contained on signature page on page II-6)


 27.1    Financial Data Schedule

--------
 *  To be filed by amendment.